UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to §240.14a-12

Paladin Realty Income Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

7,720,859 shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purposes of calculating the filing fee, the maximum aggregate value of the transaction was calculated as the sum of (A) $51,200,000 (which is the amount of cash consideration) and (B) $150,000 (which is the cap on a price adjustment for the certain distributions actually received by Paladin OP from the California Property during the Pre-Closing Period). The filing fee, calculated in accordance with Exchange Act Rule 0-11(c), was determined by multiplying the aggregate value of the transaction by 0.0001288.

(4)	Proposed maximum aggregate value of transaction:

$51,350,000.00

(5)	Total fee paid:

$6,613.88

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROXY STATEMENT AND NOTICE

OF

ANNUAL STOCKHOLDERS MEETING

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transaction, passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated November 1, 2013 and is first being mailed to Paladin stockholders on or about that date.

10880 Wilshire Boulevard, Suite 1400 Los Angeles, California 90024 November 1, 2013

To our Stockholders:

We invite you to attend our Annual Meeting of Stockholders, or the Annual Meeting, which will be held on December 19, 2013, at our headquarters at 10880 Wilshire Boulevard, Suite 1400, Los Angeles, California 90024. The Annual Meeting will start at 10:00 a.m. local time.

The notice for the Annual Meeting, to which the accompanying proxy statement relates, includes (1) a proposal to approve the merger of Paladin Realty Income Properties, L.P. with and into a wholly owned subsidiary of Resource Real Estate Opportunity OP, LP, which we refer to as the transaction, and the other matters contemplated by the Agreement and Plan of Merger dated July 18, 2013, by and among Paladin Realty Income Properties, Inc., Paladin Realty Income Properties, L.P., Resource Opportunity Real Estate REIT, Inc., and RRE Charlemagne Holdings, LLC, as amended, which we refer to as the agreement, as well as our dissolution, (2) a proposal to approve any adjournments of the Annual Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Annual Meeting to approve the transaction and the other matters contemplated by the agreement, as well as our dissolution, and (3) a proposal for the election of five persons to serve on our board of directors until the 2014 Annual Meeting and until their successors are duly elected and qualify if the transaction is not consummated. We also plan to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. Our board of directors has fixed the close of business on October 29, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

We are pleased to be able to present the transaction for your approval, as it provides our stockholders with liquidity and what we believe to be an attractive valuation for our assets. The transaction concludes a robust process begun by our board of directors more than a year ago. That process evaluated options to maximize stockholder value given that we were not as successful as we anticipated in raising sufficient offering proceeds to achieve the economies of scale necessary to cover all property and company-level expenses and also pay the 6% annual distribution we have paid to stockholders monthly since inception.

Although technically structured as a “merger” of the operating partnership of Paladin Realty Income Properties, Inc., or we or Paladin, with a wholly owned subsidiary of Resource Real Estate Opportunity OP, LP, or Resource OP, the transaction is essentially an all-cash sale of Paladin’s interests in real estate assets to Resource whereby Paladin will distribute to its stockholders Paladin’s share of the cash received from the sale. As a result, Paladin’s stockholders will not own any shares of Resource after the transaction closes.

Resource OP will pay $51.2 million in cash for all of Paladin’s interests in real estate assets. Following the consummation of the transaction, Paladin’s 99.8% portion of this $51.2 million and the remaining cash in the bank (approximately $9.08 million held by Paladin and Paladin OP as of September 30, 2013, plus an additional $3.0 million in cash proceeds from the recent sale of Beechwood Gardens Apartments), minus funds necessary for the payment by Paladin OP of fees and expenses related to the transaction, any other stockholder distributions, company expenses and reserves, or the total stockholder consideration, will be distributed to stockholders.

Our board of directors has unanimously approved the transaction, the agreement and the other matters contemplated by the agreement, as well as our dissolution, and has declared the transaction, the agreement, the other matters contemplated by the agreement, as well as our dissolution, advisable and in the best interests of Paladin and its stockholders. Our board of directors unanimously recommends that you vote “FOR” the approval of the transaction and the other matters contemplated by the agreement, as well as our dissolution.

What does the transaction mean to our stockholders?  If the transaction is completed, Paladin’s only remaining asset will essentially be cash. Paladin will then make a liquidating distribution of the cash (less reserves) to the stockholders in an amount we expect will be between $7.20 and $7.40 per share, assuming the transaction closes by December 31, 2013, as more fully described in the accompanying proxy statement. This liquidating distribution is in addition to the annual 6% distribution, paid monthly, since inception, received by stockholders. Stockholders will not receive any ownership interest in Resource. Paladin will dissolve following the payment of the liquidating distribution.

What are the next steps?  Please read the accompanying proxy statement, which has been filed with the Securities and Exchange Commission, or the SEC. The transaction and our subsequent dissolution must be approved by a majority of the outstanding shares of our common stock. Your vote is very important regardless of the number of shares you own. The Paladin Board of Directors unanimously recommends that you vote “FOR” the approval of the transaction and our subsequent dissolution, a proposal for the potential adjournment of the Annual Meeting and the election of directors, all as stated more fully in the accompanying proxy statement.

How are votes cast?  Voting instructions are included with the accompanying proxy statement. Additionally, a copy of the Proxy Statement and instructions can be found on Paladin’s website at www.Paladinreit.com. We encourage you to read the proxy statement carefully, including the exhibits. Stockholders may also call our proxy solicitor, Morrow & Co., LLC, at 1-800-245-1502 if you need assistance voting your shares.

What happens if we do not receive the necessary votes?  If our stockholders do not approve the transaction and our subsequent dissolution, no transaction or dissolution will occur and Paladin will continue to operate its real estate portfolio and manage the overall activities of Paladin. However, Paladin’s corporate charter requires it to list its shares on a national securities exchange or begin an orderly liquidation of its assets no later than February 23, 2015. It is unlikely that Paladin will be large enough to list its shares on an exchange, and therefore, should Paladin not enter into another transaction to sell its interests in real estate assets before February 23, 2015, an orderly liquidation of its assets would likely commence by that date and would likely take six to twelve months to complete.

What happens to monthly distributions if the transaction is not approved?  Monthly distributions to stockholders may be reduced and could cease completely if the transaction is not approved, as cash would need to be reserved for property operating expenses, property capital expenditures and company-level expenses to the extent projected property incomes and other sources of capital are insufficient to fund such needs.

Why is our board recommending the transaction?  While we were successful in building a solid, well performing real estate investment portfolio with the offering proceeds we had raised, we were not as successful as we anticipated in raising sufficient offering proceeds for us to achieve economies of scale. As a result, portfolio income alone continues to be insufficient to cover all property and company level expenses, i.e., the general and administrative expenses of operating a public company, and also pay the current 6% annual distribution we have paid monthly to stockholders since inception. Our board was concerned that continuing to operate Paladin under these circumstances was not in the best interest of stockholders.

In June 2012, Paladin announced that it would evaluate its options to maximize stockholder value, including engaging an advisor to explore strategic alternatives. Our board reviewed a number of options, including liquidation of all of our assets now or in the future, as our corporate charter requires us to list or begin an orderly liquidation by February 23, 2015, or a sale, merger or other combination with another company. We conducted a competitive auction process and received a number of bids. We then had a second round of bidding. After careful consideration of several factors, including purchase price, type of consideration, i.e., cash or stock, liquidity, likelihood of closing, allocation of risk, etc., we and Paladin’s board determined the transaction to be the alternative that maximized value for our stockholders.

How can the shares be worth less than my original investment when the apartment market is so strong?  There are significant upfront fees and expenses related to the organization and offering of non-traded REITs (including Paladin), in addition to the ongoing expenses necessary to operate a public company. We had anticipated being able to raise enough proceeds during the offering period to build a larger portfolio with sufficient cash flow to mitigate the adverse effect of these expenses. Although the properties in our portfolio have performed well and are worth substantially more than their investment cost, we were unable to raise sufficient proceeds to achieve the scale that we anticipated; therefore, the cash flow we receive from the portfolio has been and continues to be insufficient to cover all of our expenses, including a 30 basis point annual asset management fee to Paladin Advisors, and pay the current monthly distribution to stockholders on an ongoing basis. This has the effect of eroding the value of the portfolio over time as offering proceeds and cash flow are directed toward expenses and distributions rather than additional earning assets.

Wasn’t the joint venture structure of our investments intended to protect us from a decrease in value?  We believe the joint venture structure did afford substantial protection to our stockholders. The joint venture structure provided protection to us in the case of a decrease in property cash flow and, in certain cases, a decrease in residual property value. The joint venture structure allowed Paladin to weather the recent financial crisis with minimum reduction in cash distributions from our property portfolio. However, the joint venture structure did not protect us from the erosion in value caused by not achieving the scale we anticipated. The portfolio is worth substantially more today than when the investments were made; however, as stated in the immediately preceding question, the increase in value was not sufficient to completely offset the organization and offering costs of a non-traded REIT and the expenses and fees of operating a public company.

How much additional compensation is Paladin Advisors receiving in the transaction?  In many liquidity events in the non-traded REIT industry, the advisor to the REIT is paid significant compensation in order to complete the transaction. Paladin Advisors is only receiving consideration for its 0.2% ownership interest in Paladin OP, on the same terms and conditions as the consideration to be received by Paladin, for its interests in Paladin OP.

If the transaction is completed, when can I expect to receive the cash for my shares of Paladin common stock?  Assuming the transaction closes, you will shortly thereafter receive a liquidating distribution equal to your pro rata portion of the total stockholder consideration.

Is the transaction expected to be taxable to me?  Yes. The receipt of the total stockholder consideration for each share of Paladin common stock will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes, you will recognize gain or loss as a result of the transaction measured by the difference, if any, between the cash received for each share and your adjusted tax basis in that share. Because monthly distributions received by you to date have been treated as a return of capital for tax purposes, your tax basis will be reduced accordingly. In addition, under certain circumstances, we may be required to withhold a portion of the total stockholder consideration under applicable tax laws. See “The Transaction — Material United States Federal Income Tax Consequences” on page 33 for additional information. Tax matters can be complicated, and the tax consequences of the transaction to you will depend upon your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the transaction to you.

For more information, please see the accompanying Proxy Statement.

Your vote is very important regardless of the number of shares of common stock you own. Whether or not you plan to attend the Annual Meeting, we ask that you authorize your proxy by completing and returning the enclosed proxy card as promptly as possible. The failure to vote in person or by proxy (including as a result of broker non-votes and abstentions) will have the same effect as voting against the transaction and the other matters contemplated by the agreement, and our subsequent dissolution.

Whether or not you plan to attend our Annual Meeting, you can make certain that your shares are represented at the meeting by promptly authorizing a proxy (1) via the internet; (2) by telephone or (3) by mail, using the enclosed proxy card.

Thank you for your investment in Paladin. We encourage stockholders to contact their investment advisor or registered representative if they have any questions or need additional information.

Sincerely,

James R. Worms
President and Chief Executive Officer
Paladin Realty Income Properties, Inc.

10880 Wilshire Boulevard, Suite 1400 Los Angeles, California 90024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 19, 2013

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders of Paladin Realty Income Properties, Inc., or we or Paladin, which will be held on December 19, 2013, at our headquarters at 10880 Wilshire Boulevard, Suite 1400, Los Angeles, California 90024. The Annual Meeting will start at 10:00 a.m. local time. The Annual Meeting is being held for the purpose of acting on the following matters:

1.	To consider and vote on a proposal to approve the merger of Paladin Realty Income Properties, L.P. with and into a wholly owned subsidiary of Resource Real Estate Opportunity OP, LP, which we refer to as the transaction, and the other matters contemplated by the Agreement and Plan of Merger dated July 18, 2013, by and among Paladin Realty Income Properties, Inc., Paladin Realty Income Properties, L.P., Resource Real Estate Opportunity OP, LP, and RRE Charlemagne Holdings, LLC, as amended, or the agreement, as well as our dissolution.
2.	To consider and vote on a proposal to approve any adjournments of the Annual Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Annual Meeting to approve the transaction and the other matters contemplated by the agreement, as well as our dissolution.
3.	To consider and vote for the election of five persons to serve on our board of directors until the 2014 Annual Meeting and until their successors are duly elected and qualify if the transaction is not consummated.

If the transaction is completed, Paladin’s only remaining asset will essentially be cash. Paladin will then make a liquidating distribution of the cash (less reserves) to its stockholders in an amount we expect will be between $7.20 and $7.40 per share, assuming the transaction closes by December 31, 2013, as more fully described in the accompanying proxy statement. We also plan to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Our board of directors has unanimously approved the transaction, the agreement and the other matters contemplated by the agreement, as well as our dissolution, and has declared the transaction, the agreement and the other matters contemplated by the agreement, as well as our dissolution, advisable and in the best interests of Paladin and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the approval of the transaction and the other matters contemplated by the agreement, as well as our dissolution, “FOR” the adjournment of the Annual Meeting and “FOR” all of the nominees for director.

Our board of directors has fixed the close of business on October 29, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The transaction and the other matters contemplated by the agreement, as well as our dissolution, must be approved by the affirmative vote of holders of a majority of the outstanding shares of our common stock. The proxy statement accompanying this notice provides you with more specific information concerning the Annual Meeting, the transaction, the agreement and the other matters contemplated by the agreement, as well as our dissolution.

Your vote is very important regardless of the number of shares of common stock you own. Whether or not you plan to attend the Annual Meeting, we ask that you authorize your proxy by completing and returning the enclosed proxy card as promptly as possible. The failure to vote in person or by proxy (including as a result of broker non-votes and abstentions) will have the same effect as voting against the transaction and the other matters contemplated by the agreement and our subsequent dissolution.

Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by submitting your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy, by filing a written revocation of your proxy with our Secretary at our address set forth above or by your voting in person at the Annual Meeting.

We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares or authorizing your proxy, please call our proxy solicitor, Morrow & Co., LLC, toll-free at 1-800-245-1502. In addition, you may also obtain more information about Paladin from documents we have filed with the Securities and Exchange Commission, or the SEC, or on our website at www.Paladinreit.com. Information contained on our website is not part of, or incorporated in, the proxy statement.

By Order of the Board of Directors

Michael B. Lenard
Executive Vice President, Secretary and Counselor

i

SUMMARY

This summary highlights only selected information from this document relating to (1) the merger of Paladin Realty Income Properties, L.P. with and into a wholly owned subsidiary of Resource Real Estate Opportunity OP, LP, or the transaction, and certain other matters contemplated by the agreement, as well as our dissolution, (2) any adjournments of the Annual Meeting and (3) the election of directors. This summary does not contain all of the information about the transaction, the agreement, and the other matters contemplated by the agreement, our dissolution or the Annual Meeting that may be important to you. You should read this proxy statement carefully and in its entirety, including the exhibits and the other documents to which we have referred you, including the agreement attached to this proxy statement as Exhibit A. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Transaction (Page 20)

Paladin Realty Income Properties, Inc.
10800 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024
(866) 725-7348 (Stockholder Services)

Paladin Realty Income Properties, Inc., or we, us, our, or Paladin, is a publicly registered, non-traded Maryland corporation that qualified as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2006. Paladin, operating through its various subsidiaries and affiliates, owns interests in joint ventures that own income-producing properties, primarily multifamily communities.

As of June 30, 2013, we owned interests in 12 joint ventures that own 13 income-producing properties as set forth below. In addition, we have provided a $3.5 million interest-only first mortgage loan to the Stone Ridge property, through one of our subsidiaries.

	Location	Year Built	Number of Units/Rentable Square Feet
Multifamily Communities
Champion Farms Apartments	Louisville, Kentucky	2000	264 Units
Fieldstone Apartments	Woodlawn, Ohio	2001	266 Units
Pinehurst Apartment Homes	Kansas City, Missouri	1986 and 1988; renovated in 2006	146 Units
Pheasant Run Apartments	Lee’s Summit, Missouri	1985; renovated in 2003 and 2004	160 Units
The Retreat Apartments	Shawnee, Kansas	1984; renovated in 2004 and 2005	342 Units
Hilltop Apartments	Kansas City, Missouri	1986	124 Units
Conifer Crossing	Norcross, Georgia	1981	420 Units
Beechwood Gardens Apartments(1)	Philadelphia, Pennsylvania	1967; renovated in 2003 and 2004	160 Units
Stone Ridge Apartments	Columbia, South Carolina	1975	191 Units(2)
Evergreen at Coursey Place Apartments	Baton Rouge, Louisiana	2003	352 Units
Pines of York Apartments	Yorktown, Virginia	1976	248 Units
Office
Two and Five Governor Park (two properties)	San Diego, California	1985 and 1989	22,470 Sq. Ft.; 53,048 Sq. Ft.

(1)	On October 4, 2013, Paladin completed the sale of the Beechwood Gardens Apartments.
(2)	On March 6, 2013, a fire significantly damaged 12 units, or approximately 6% of the units, at Stone Ridge Apartments.

Paladin Realty Income Properties, L.P.
10800 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024
(866) 725-7348 (Stockholder Services)

Paladin Realty Income Properties, L.P., or Paladin OP, is a Delaware limited partnership through which we own, either directly or indirectly through subsidiaries, all of our assets. Paladin owns approximately 99.8% of the general partnership interests in Paladin OP.

Paladin Realty Advisors, LLC
10800 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024
(866) 725-7348 (Stockholder Services)

Paladin Realty Advisors, LLC, or Paladin Advisors, is a Delaware limited liability company that serves as the advisor to Paladin and Paladin OP. Paladin Advisors owns a 0.2% limited partnership interest in Paladin OP.

Resource Real Estate Opportunity OP, LP
1845 Walnut Street, 18th Floor
Philadelphia, Pennsylvania 19103
(215) 231-7050

Resource Real Estate Opportunity OP, LP, or Resource OP, is a Delaware limited partnership through which Resource Real Estate Opportunity REIT, Inc., or Resource, conducts substantially all of its business. Resource is the sole general partner of Resource OP. Resource is a publicly registered, non-traded Maryland corporation that qualified as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2010. Resource focuses on acquiring and owning real estate-related debt and equity that has been significantly discounted due to the effects of economic events and high levels of leverage, as well as stabilized properties that may benefit from extensive renovations that may increase their long-term values. Additional information about Resource can be found on its website at www.resourcerei.com. Information on Resource’s website is not part of this proxy statement.

RRE Charlemagne Holdings, LLC
1845 Walnut Street, 18th Floor
Philadelphia, Pennsylvania 19103
(215) 231-7050

RRE Charlemagne Holdings, LLC, or Merger Sub, is a Delaware limited liability company and a direct wholly owned subsidiary of Resource OP that was formed for the purpose of completing the transaction.

The Transaction (Page 22)

The boards of directors of Paladin and Resource have approved a transaction in which all of Paladin’s interests in real estate assets will be sold to Resource. Shortly thereafter, Paladin will wind up its activities, make a liquidating distribution to stockholders, and dissolve.

Pursuant to the agreement, on the closing date, Paladin OP will be merged with and into Merger Sub with Merger Sub surviving as a wholly owned subsidiary of Resource OP. We sometimes use the term surviving entity in this proxy statement to refer to Merger Sub. The merger of Paladin OP with and into Merger Sub will become effective at the time that the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or Delaware Secretary, or such later time that the parties to the agreement may specify in the certificate of merger (which will not exceed 30 days after the certificate of merger is duly filed with the Delaware Secretary). We use the term effective time of the transaction in this proxy statement to describe the time the transaction becomes effective.

Although technically referred to as a “merger” of Paladin OP with Merger Sub, the transaction is essentially an all-cash sale of Paladin’s interests in real estate assets to Resource whereby Paladin will distribute to its stockholders Paladin’s share of the cash received from the sale. As a result, Paladin’s stockholders will not own any shares of Resource after the transaction closes.

Transaction Consideration (Page 39)

Resource will pay $51.2 million in cash for all of Paladin’s interests in real estate assets. Following the consummation of the transaction, Paladin’s 99.8% portion of this $51.2 million and the remaining cash in the bank (approximately $9.08 million held by Paladin and Paladin OP as of September 30, 2013, plus an additional $3.0 million in cash proceeds from the recent sale of Beechwood Gardens Apartments), minus funds necessary for the payment of fees and expenses related to the transaction, any other stockholder distributions, company expenses and reserves, or the total stockholder consideration, will be distributed to stockholders.

As of the record date, there were 7,720,859 shares of Paladin common stock outstanding. The total stockholder consideration is expected to equal between approximately $7.20 and $7.40 per share, assuming the transaction is completed by December 31, 2013.

Following the distribution of the total stockholder consideration, Paladin will be liquidated and dissolved in accordance with the Maryland General Corporation Law.

Recommendation of Paladin’s Board of Directors (Page 27)

Paladin’s board of directors has unanimously:

•	determined that it is advisable and in the best interests of Paladin and the holders of Paladin common stock for Paladin OP to consummate the transaction and enter into the agreement and the other matters contemplated by the agreement, as well as our dissolution;
•	approved the transaction, the agreement and the other matters contemplated by the agreement, as well as our dissolution, and directed that the transaction and the other matters contemplated by the agreement, as well as our dissolution, be submitted to our stockholders for approval at an annual meeting of stockholders; and
•	recommended that you vote “FOR” the transaction proposal, including our dissolution.

Paladin’s board of directors also recommends that you vote “FOR” the adjournment proposal and “FOR” the five nominees for directors.

Opinion of Paladin’s Financial Advisor (Page 27)

On September 13, 2013, Houlihan Lokey Capital, Inc., or Houlihan Lokey, rendered an oral opinion to Paladin’s board of directors (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated September 13, 2013) as to, as of September 13, 2013, the fairness, from a financial point of view, to Paladin of the aggregate cash consideration to be received by Paladin in the transaction pursuant to the agreement for 99.8% of the equity interests in Paladin OP.

Houlihan Lokey’s opinion was directed to Paladin’s board of directors (in its capacity as such) and only addressed the fairness, from a financial point of view, to Paladin of the aggregate cash consideration to be received by Paladin in the transaction pursuant to the agreement for 99.8% of the equity interests in Paladin OP and did not address any other aspect or implication of the transaction. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Exhibit B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to Paladin’s board of directors, Paladin or any stockholder as to how to act or vote with respect to the transaction or related matters. See “The Transaction — Opinion of Paladin’s Financial Advisor.”

The Annual Meeting (Page 16)

The Proposals

The Annual Meeting of our stockholders will be held on December 19, 2013 at 10:00 a.m., local time, at our headquarters at 10880 Wilshire Boulevard, Suite 1400, Los Angeles, California 90024. At the Annual Meeting, the holders of Paladin common stock will be asked to consider and vote on:

•	a proposal to approve the sale of all of Paladin’s interests in real estate assets and the other matters contemplated by the agreement, as well as our dissolution, which we refer to collectively as the transaction proposal;
•	a proposal to approve any adjournments of the Annual Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Annual Meeting to approve the transaction proposal, which we refer to as the adjournment proposal; and
•	a proposal to elect as directors the five nominees named in this proxy statement, which we refer to as the director proposal.

The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the Annual Meeting and any adjournments of the Annual Meeting.

Record Date, Notice and Quorum

All holders of record of Paladin common stock as of the record date, which was the close of business on October 29, 2013, are entitled to receive notice of, attend and vote at the Annual Meeting or any postponements or adjournments of the Annual Meeting.

Each holder of Paladin common stock will be entitled to cast one vote on each matter presented at the Annual Meeting for each share of Paladin common stock that such holder owned as of the record date. On the record date, there were 7,720,859 shares of Paladin common stock outstanding and entitled to vote at the Annual Meeting.

The presence, in person or by proxy, of holders of a majority of the outstanding shares of Paladin common stock will constitute a quorum for purposes of the Annual Meeting. Shares held in “street name” whose nominees are not provided with voting instructions by the beneficial owner, or broker non-votes, will not be voted at the Annual Meeting but will be counted as part of the quorum.

Required Vote

Approval of the transaction proposal, including our dissolution, requires the affirmative vote of holders of a majority of the outstanding shares of Paladin common stock. The failure to vote in person or by proxy (including as a result of broker non-votes and abstentions) will have the same effect as voting against the transaction proposal.

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Paladin common stock present, in person or by proxy, at the Annual Meeting. The failure to vote on the adjournment proposal in person or by proxy, including as a result of broker non-votes and abstentions, will have no effect on the outcome of the adjournment proposal.

Each nominee must receive the affirmative vote of a majority of the shares entitled to vote which are represented, either in person or by proxy, at the Annual Meeting in order to be elected. A vote marked “Withhold Authority” for a nominee will have the same effect as a vote against that nominee. Broker non-votes will also have the effect of votes against the nominee.

As of the record date, our directors and named executive officers owned and are entitled to vote an aggregate of approximately 26,496 shares of Paladin common stock, entitling them to exercise approximately 0.3% of the voting power of Paladin common stock entitled to vote at the Annual Meeting.

Proxies; Revocation

Any holders of record of Paladin common stock entitled to vote may authorize a proxy by returning the enclosed proxy, or may attend and vote at the Annual Meeting in person. If shares of Paladin common stock that you own are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, bank or other nominee.

Any proxy may be revoked at any time before it is voted at the Annual Meeting by:

•	delivery of a properly executed, later-dated proxy card,
•	submitting your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy or voting instructions,
•	filing a written revocation of your proxy with our Secretary or
•	voting in person at the Annual Meeting.

Your attendance at the Annual Meeting will not, in itself, constitute revocation of your previously submitted proxy; you must vote in person at the Annual Meeting if you wish to revoke your previously submitted proxy. If you have instructed your bank, broker or other nominee to vote your shares of Paladin common stock, the options described above for changing your vote do not apply. Instead, you must follow the instructions provided by your bank, broker or other nominee to change your vote.

Material United States Federal Income Tax Consequences (Page 33)

The receipt of the total stockholder consideration for each share of Paladin common stock in connection with the transaction will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes, you will recognize gain or loss as a result of the transaction measured by the difference, if any, between the total stockholder consideration per share and your adjusted tax basis in that share. Because monthly distributions received by you to date have been treated as a return of capital for tax purposes, your tax basis will be reduced accordingly. In addition, under certain circumstances, we may be required to withhold a portion of your total stockholder consideration under applicable tax laws. Tax matters can be complicated, and the tax consequences of the transaction to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the transaction to you.

Interests of Paladin’s Directors and Executive Officers in the Transaction (Page 33)

The executive officers and directors of Paladin have certain interests in the transaction that may be different from, or in addition to, the interests of Paladin’s stockholders generally. These interests may create potential conflicts of interest. Paladin’s board of directors was aware of those interests and considered them, among other matters, in reaching its decision to approve the transaction, the agreement and the other matters contemplated by the agreement, as well as our dissolution.

Conditions to Completion of the Transaction (Page 48)

Mutual Closing Conditions

The obligation of each party to complete the transaction is subject to the satisfaction or waiver, at or prior to the effective time of the transaction, of the following conditions:

•	approval of the transaction and the other matters contemplated by the agreement by holders of a majority of the outstanding shares of Paladin common stock; and
•	the absence of any law or order by any governmental authority restricting, preventing or prohibiting the consummation of the transaction.

Additional Closing Conditions for the Benefit of Resource OP and Merger Sub

The obligation of Resource OP and Merger Sub to complete the transaction is subject to the satisfaction or waiver, at or prior to the effective time of the transaction, of certain customary conditions, including:

•	the accuracy as of the date of the agreement and as of the effective time of the transaction of all representations and warranties made by Paladin and Paladin OP in the agreement (subject to certain materiality standards);
•	each of Paladin and Paladin OP must have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it at or prior to the closing date;

•	delivery of a certificate signed by an officer of Paladin OP regarding the satisfaction of certain closing conditions;
•	obtaining lender consents regarding the assumption of the outstanding mortgage loans on Paladin’s real estate assets;
•	delivery of various affirmations, certificates, tax forms, affidavits and opinions by Paladin;
•	delivery of a certificate as to non-foreign person status of Paladin and Paladin Advisors; and
•	the absence of a Paladin material adverse effect or a property material adverse effect.

Additional Closing Conditions for the Benefit of Paladin and Paladin OP

The obligation of Paladin and Paladin OP to complete the transaction is subject to the satisfaction or waiver, at or prior to the effective time of the transaction, of certain customary conditions, including:

•	the accuracy as of the date of the agreement and as of the effective time of the transaction of all representations and warranties made by Resource OP and Merger Sub in the agreement (subject to certain materiality standards);
•	each of Resource OP and Merger Sub must have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it at or prior to the closing date;
•	delivery of a certificate signed by an officer of Resource OP regarding the satisfaction of certain closing conditions; and
•	delivery of a counterpart to the escrow agreement executed by Resource OP.

Financing (Page 33)

The agreement does not contain a financing condition to the completion of the transaction. Resource OP has represented in the agreement that it will have sufficient financing available to complete the transaction and the other matters contemplated by the agreement at the effective time of the transaction.

Termination of the Agreement (Page 50)

Termination by Mutual Agreement

The agreement may be terminated at any time before the effective time of the transaction by the mutual written agreement of Paladin OP and Resource OP.

Termination by Either Paladin OP or Resource OP

The agreement may also be terminated prior to the effective time of the transaction by either Paladin OP or Resource OP if:

•	the transaction has not been consummated by December 31, 2013 (provided that this termination right will not be available to a party if that party is in default of its obligations under the agreement);
•	any governmental authority has issued a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the transaction; or
•	Paladin’s stockholders fail to approve the transaction and the other matters contemplated by the agreement at a duly convened meeting of Paladin’s stockholders.

Termination by Resource OP

The agreement may also be terminated prior to the effective time of the transaction by Resource OP if:

•	any of the representations and warranties of Paladin or Paladin OP were inaccurate as of, or subsequent to (as if made on such subsequent date), the date of the agreement, or if Paladin or Paladin OP breaches any of its covenants under the agreement, in each case such that Resource OP’s condition with respect thereto to complete the transaction is incapable of being satisfied and such inaccuracy or breach is not cured within fifteen days after Resource OP sends a notice of termination to Paladin OP (provided that this termination right will not be available if Resource OP or Merger Sub had actual knowledge of any such inaccuracy or breach prior to the date of the agreement or effective time, and nonetheless executed the agreement or completed the transaction, respectively);
•	Paladin’s board of directors withdraws, modifies or amends its recommendation in any manner adverse to Resource OP or Merger Sub;
•	Paladin’s board of directors approves, endorses or recommends (a) an acquisition proposal from a third party, (b) a tender offer or exchange offer for any outstanding shares of the Paladin common stock that constitutes an acquisition proposal, other than by Resource OP or Merger Sub, is commenced prior to obtaining the approval of Paladin’s stockholders and Paladin’s board of directors fails to recommend against acceptance of such tender offer or exchange offer (including by taking no position), or (c) Paladin, Paladin OP or Paladin’s board of directors publicly announces its intention to do either (a) or (b); or
•	Paladin’s board of directors exempts or is required to exempt any other person from the provisions from its governing documents relating to restrictions on transfer or ownership.

Termination by Paladin OP

The agreement may also be terminated prior to the effective time of the transaction by Paladin OP if:

•	any of the representations and warranties of Resource OP or Merger Sub were inaccurate as of, or subsequent to (as if made on such subsequent date), the date of the agreement, or if Paladin or Paladin OP breaches any of its covenants under the agreement, in each case such that Resource OP’s condition with respect thereto to complete the transaction is incapable of being satisfied and such inaccuracy or breach, to the extent curable, is not cured within fifteen days after Paladin OP sends a notice of termination to Resource OP; or
•	Paladin’s board of directors approves, and authorizes Paladin or Paladin OP to enter into, a definitive agreement to implement a superior proposal, but only so long as (a) Paladin’s stockholders have not yet approved the transaction proposal; (b) Paladin OP is not and has not been in breach of any of its obligations relating to the non-solicitation of transactions; (c) Paladin’s board of directors has determined in good faith, after consulting with Paladin’s financial advisor and outside legal counsel, that such agreement constitutes a superior proposal; and (d) Paladin OP has notified Resource OP in writing that, after complying with the provisions relating to the non-solicitation of transactions, it intends to enter into such agreement, attaching the most current version of such agreement (including any amendments, supplements or modifications).

Termination Fee and Expenses Payable (Page 51)

If the agreement is terminated (a) by mutual written consent of Resource OP and Paladin OP, (b) by either Resource OP or Paladin OP because the transaction has not been completed by December 31, 2013, or (c) because of any governmental authority issuing a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the transaction, in each case, the paying agent will return the $3,000,000 earnest money deposit previously paid, together with any accrued interest and dividends thereon, to Resource OP.

If the agreement is terminated by Resource OP as a result of Paladin OP’s inaccuracy or breach of any of its representations, warranties or covenants under the agreement, then the paying agent will return the earnest money deposit, together with any accrued interest and dividends to Resource OP and Paladin OP will reimburse Resource OP’s and Merger Sub’s accountable expenses up to an aggregate of $500,000.

If Resource OP defaults in its obligations to pay the transaction consideration when required, or otherwise defaults in its obligations under the agreement and the agreement is terminated by Paladin OP, then the earnest money deposit, including any accrued interest and dividends thereon, will be paid to Paladin OP as liquidated damages, and will be Paladin OP’s sole remedy.

If the agreement is terminated by Paladin OP because Paladin’s board of directors approves, and authorizes Paladin or Paladin OP to enter into, a definitive agreement to implement a superior proposal, subject to certain exceptions as described above in “The Agreement — Termination of the Agreement — Termination by Paladin OP,” then the paying agent will return the earnest money deposit, together with any accrued interest and dividends to Resource OP and Paladin will pay a break fee to Resource OP of $2,000,000 and will reimburse Resource OP’s accountable expenses up to an aggregate of $500,000.

If the agreement is terminated by either Resource OP or Paladin OP as a result of the failure by the Paladin stockholders to approve the transaction and the other matters contemplated by the agreement at a duly convened meeting of Paladin’s stockholders, then the paying agent will return the earnest money deposit, together with any accrued interest and dividends to Resource OP and Paladin will reimburse Resource OP’s and Merger Sub’s accountable expenses up to an aggregate of $400,000.

Other than as described above, the agreement provides that each party will pay its own fees and expenses (including fees and expenses payable to its representatives) in connection with the agreement or the transactions contemplated by the agreement, whether or not the transaction is completed.

Regulatory Matters (Page 52)

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the completion of the transaction, other than the filing of the certificate of merger with respect to the transaction with, and the acceptance of such certificate of merger for record by, the Delaware Secretary.

No Dissenters’ Rights of Appraisal (Page 53)

Under Maryland corporation law, our stockholders who object to the transaction proposal do not have any appraisal rights or dissenters’ rights in connection with the transaction proposal. However, our stockholders can vote against the transaction and the other matters contemplated by the agreement, as well as our dissolution.

Deregistration of Our Shares (Page 38)

If the transaction is completed and we are dissolved and liquidated, our common stock will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Additional Information (Page 72)

You can find more information about Paladin in the periodic updates and other information on file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE TRANSACTION

The following questions and answers briefly address some questions you might have regarding the Annual Meeting and the transaction. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the agreement, a copy of which is attached to this proxy statement as Exhibit A.

What am I voting on?

You will be considering and voting on the following:

•	the approval of the transaction and the other matters contemplated by the agreement, as well as our dissolution;
•	any adjournments of the Annual Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Annual Meeting to approve the transaction and the other matters contemplated by the agreement, as well as our dissolution;
•	the election as directors of the five nominees named in this proxy statement; and
•	the transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

No cumulative voting is authorized.

What is the proposed transaction?

The boards of directors of Paladin and Resource have approved a transaction in which all of Paladin’s interests in real estate assets will be sold to Resource. Shortly thereafter, Paladin will make a liquidating distribution to its stockholders, wind up its activities, and dissolve.

Although technically structured as a “merger” of Paladin OP with and into Merger Sub, with Merger Sub continuing as the surviving entity, the transaction is essentially an all-cash sale of Paladin’s interests in real estate assets to Resource whereby Paladin will distribute to its stockholders Paladin’s share of the cash received from the sale. As a result, Paladin’s stockholders will not own any shares of Resource after the transaction closes. For additional information about the transaction, please review the agreement attached to this proxy statement as Exhibit A and incorporated in this proxy statement by reference. We encourage you to read the agreement carefully and in its entirety, as it is the principal document governing the transaction.

What does the transaction mean to our stockholders?

If the transaction is consummated, Paladin’s only remaining asset will essentially be cash. We will then make a liquidating distribution of the cash (less reserves) to our stockholders in an amount we expect will be between $7.20 and $7.40 per share, assuming the transaction closes by December 31, 2013, and wind up our activities. In addition, stockholders have received a 6% annual distribution, paid monthly, since inception. Stockholders will not receive any ownership interest in Resource. Paladin will dissolve pursuant to Maryland General Corporation Law following the payment of the liquidating distribution.

What are the next steps?

The transaction and our subsequent dissolution must be approved by a majority of the outstanding shares of our common stock. Your vote is very important regardless of the number of shares you own. Paladin’s board of directors unanimously recommends that you vote “FOR” the approval of the transaction and our subsequent dissolution, a proposal for the potential adjournment of the Annual Meeting and the election of directors, all as stated more fully in this proxy statement.

What happens if we do not receive the necessary votes?

If the stockholders do not approve the transaction and our subsequent dissolution, no transaction or dissolution will occur and we will continue to operate our real estate portfolio and manage the overall activities of Paladin. However, our corporate charter requires us to list our shares on a national securities exchange or begin an orderly liquidation of our assets no later than February 23, 2015. It is unlikely that Paladin will be large enough to list its shares on an exchange, and therefore, should we not enter into another transaction to liquidate our assets before February 23, 2015, an orderly liquidation of our assets would commence by that date and would likely take six to twelve months to complete.

What happens to monthly distributions if the transaction is not approved?

Monthly distributions to stockholders would likely be reduced and may cease completely if the transaction is not approved, as some or all of our remaining cash would need to be reserved for property operating expenses, property capital expenses and company-level expenses to the extent projected property income and other sources of capital are insufficient to fund such needs.

Why is our board recommending the transaction?

While we were successful in building a solid, well performing real estate investment portfolio with the offering proceeds we had raised, we were not as successful as we anticipated in raising sufficient offering proceeds for us to achieve economies of scale. As a result, portfolio income alone continues to be insufficient to cover all property and company level expenses, i.e., the general and administrative expenses of operating a public company, and also pay the current 6% annual distribution we have paid monthly to stockholders since inception. Our board was concerned that continuing to operate Paladin under these circumstances was not in the best interest of stockholders.

In June 2012, Paladin announced that it would evaluate its options to maximize stockholder value, including engaging an advisor to explore strategic alternatives. Our board reviewed a number of options, including liquidation of all of our assets now or in the future, as our corporate charter requires us to list or begin an orderly liquidation by February 23, 2015, or a sale, merger or other combination with another company. We conducted a competitive auction process and received a number of bids. We then had a second round of bidding. After careful consideration of several factors, including purchase price, type of consideration, i.e., cash or stock, liquidity, likelihood of closing, allocation of risk, etc., we and Paladin’s board determined the transaction to be the alternative that maximized value for our stockholders.

How can the shares be worth less than my original investment when the apartment market is so strong?

There are significant upfront fees and expenses related to the organization and offering of non-traded REITs (including Paladin), in addition to the ongoing expenses necessary to operate a public company. We had anticipated being able to raise enough proceeds during the offering period to build a larger portfolio with sufficient cash flow to mitigate the adverse effect of these expenses. Although the properties in our portfolio have performed well and are worth substantially more than their investment cost, we were unable to raise sufficient proceeds to achieve the scale that we anticipated; therefore, the cash flow we receive from the portfolio has been and continues to be insufficient to cover all of our expenses, including a 30 basis point annual asset management fee to Paladin Advisors, and pay the current monthly distribution to stockholders on an ongoing basis. This has the effect of eroding the value of the portfolio over time as offering proceeds and cash flow are directed toward expenses and distributions rather than additional earning assets.

Wasn’t the joint venture structure of our investments intended to protect us from a decrease in value?

We believe the joint venture structure did afford substantial protection to our stockholders. The joint venture structure provided protection to us in the case of a decrease in property cash flow and, in certain cases, a decrease in residual property value. The joint venture structure allowed Paladin to weather the recent financial crisis with minimal reduction in cash distributions from our property portfolio. However, the joint venture structure did not protect us from the erosion in value caused by not achieving the scale we anticipated. The portfolio is worth substantially more today than when the investments were made; however, as stated in the immediately preceding question, the increase in value was not sufficient to completely offset the organization and offering costs of a non-traded REIT and the expenses and fees of operating a public company.

We own our properties in joint ventures with local operating partners. The joint venture structure allowed Paladin to weather the recent financial crisis with minimal reduction in cash distributions from our property portfolio. The majority of our investments were structured as preferred equity vis-à-vis our local partners. As preferred equity, we were entitled to the first claim on cash flow and, in many cases, to a priority return of our equity. If we were to own the property outright, meaning that we owned 100% of the asset, we would be exposed to any change in its performance, whether positive or negative. If performance improved, we would receive 100% of the benefit. If performance deteriorated (for example, occupancy decreases, rents decline), we would bear 100% of the downside. However, due to our joint venture structure, in most cases, cash flow from the property could decrease significantly before our preferred return would be in jeopardy. In exchange for this priority position, we gave up some of the back-end appreciation of the property to our local partners. However, as stated earlier, this structure served us well during the financial crisis and the value of Paladin’s interest in the portfolio is substantially greater than our cost basis.

Will you continue to pay distributions until closing?

Paladin anticipates that it will continue to pay distributions until completion of the transaction, assuming the transaction closes by December 31, 2013. These distributions are in addition to the total stockholder consideration we expect to distribute upon completion of the transaction.

If the transaction is completed, when can I expect to receive the cash for my shares of Paladin common stock?

Assuming the transaction closes by December 31, 2013, you will shortly thereafter receive a liquidating distribution equal to your pro rata portion of the total stockholder consideration.

Is the merger expected to be taxable to me?

Yes. The receipt of the total stockholder consideration for each share of Paladin common stock will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the cash received for each share and your adjusted tax basis in that share. Because monthly distributions received by you to date have been treated as a return of capital for tax purposes, your tax basis will be reduced accordingly. In addition, under certain circumstances, we may be required to withhold a portion of the total stockholder consideration under applicable tax laws. See “The Transaction — Material United States Federal Income Tax Consequences” on page 33 for additional information. Tax matters can be complicated, and the tax consequences of the transaction to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

When and where is the Annual Meeting?

The Annual Meeting will take place on December 19, 2013 at 10:00 a.m., local time, at our headquarters at 10880 Wilshire Boulevard, Suite 1400, Los Angeles, California 90024.

Who is entitled to vote?

You may vote on each matter properly brought before the Annual Meeting if you owned our common stock, par value $.01 per share, as of the close of business on October 29, 2013, the record date. Each share of common stock is entitled to one vote, including whole shares purchased through our distribution reinvestment plan. As of October 29, 2013, we had 7,720,859 shares of common stock outstanding and entitled to vote.

How do I vote if I do not plan to attend the Annual Meeting?

Whether or not you plan to attend the Annual Meeting, you can arrange for your shares to be voted at the Annual Meeting by proxy.

You have three options for authorizing a proxy:

•	via the internet at www.proxyvoting.com/prip;
•	by telephone, by calling (800) 213-6370; or
•	by mail, by completing, signing and returning the enclosed proxy card in the preaddressed envelope provided to you.

For those stockholders with internet access, we encourage you to vote via the internet, since it is quick, convenient and provides a cost savings to us. When you authorize a proxy via the internet or by telephone prior to the Annual Meeting, your instructions are recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see the enclosed proxy card.

Can I vote in person at the Annual Meeting?

You may vote your shares at the Annual Meeting if you attend in person and the shares are registered in your name. If your shares are held in the name of your broker or another nominee, you may not vote the shares at the Annual Meeting unless you obtain a signed proxy from the record holder. Even if you plan to attend the Annual Meeting, we encourage you to authorize a proxy for your shares (1) via the internet; (2) by telephone; or (3) by mail, using the enclosed proxy card.

What will happen if I abstain from voting or fail to vote?

With respect to the transaction proposal, if you abstain from voting, fail to cast your vote in person or by proxy or if you hold your shares in “street name” and fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against the transaction proposal.

With respect to the adjournment proposal, if you abstain from voting, your shares of Paladin common stock will be present at the Annual Meeting but the abstention will have no effect on the outcome of the adjournment proposal. If you fail to cast your vote in person or by proxy or if you hold your shares in “street name” and fail to give voting instructions to the record holder of your shares, it will have no effect on the outcome of the adjournment proposal.

With respect to the director nominees, if you mark “Withhold Authority” for a nominee, it will have the same effect as a vote against a nominee. Broker non-votes will also have the effect of votes against a nominee.

How do I cast my vote if my shares of Paladin’s common stock are held in “street name”?

If you hold your shares of Paladin common stock in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will not vote your shares unless you provide instructions on how to vote. You must provide the record holder of your shares with instructions on how to vote your shares, in accordance with the voting directions provided by your broker, bank or other nominee. Brokers who hold shares of Paladin common stock in “street name” for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. We refer to this as a broker non-vote, which are shares held by a broker that are present in person or represented at the meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. All proposals for the Annual Meeting are non-routine and non-discretionary. As a result, your failure to give voting instructions to your broker with respect to any shares of Paladin common stock held in “street name” will result in those shares not being voted at the Annual Meeting, but such uninstructed shares will be deemed present for quorum purposes. Your broker, bank or other nominee will vote your shares held in “street name” only if you provide instructions on how to vote. Please follow the directions on the voting instruction form sent to you by your broker or other nominee with this document. Please note that if you desire to attend and vote in person at the Annual Meeting, you must provide a “legal proxy” from your bank, broker or other nominee.

Can I change my vote?

You have the right to change your vote at any time before the polls close at the Annual Meeting by:

•	providing a written notice to Michael B. Lenard, Executive Vice President, Secretary and Counselor, revoking your proxy;
•	voting in person at the Annual Meeting;
•	authorizing your proxy via the internet or by telephone; or

•	properly signing another proxy card with a later date and returning it to us prior to the Annual Meeting.

Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting.

What if I return my proxy card but do not provide voting instructions?

If you properly authorize a proxy via the enclosed proxy card, your shares of Paladin common stock will be voted as you direct. If you authorize a proxy but do not direct how your votes should be cast, your shares of Paladin common stock will be voted “FOR” the transaction proposal, including our dissolution, “FOR” the adjournment proposal and “FOR” all five of the director nominees. The proxy holders will vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or the Annual Meeting.

How can I attend the Annual Meeting?

The Annual Meeting is open to all holders of our common stock as of the record date. To attend the Annual Meeting, you will need to bring evidence of your stock ownership as of the record date. Your admission card is included with this proxy statement, and you will need to bring it with you to the Annual Meeting, together with valid picture identification. If your shares are held in the name of your broker, you also will need to bring evidence of your stock ownership as of the record date, such as your most recent brokerage account statement, in addition to valid picture identification.

May stockholders ask questions at the Annual Meeting?

Yes. Representatives of Paladin will answer stockholders’ questions of general interest at the end of the Annual Meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the Annual Meeting?

Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting in person or authorize a proxy to represent you at the meeting. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of October 29, 2013 must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum. Broker non-votes will not be voted at the Annual Meeting but will be counted as part of the quorum.

How many votes are needed to approve the transaction and the other matters contemplated by the agreement, as well as our dissolution?

Approval of the transaction proposal requires the affirmative vote of a majority of the outstanding shares of Paladin common stock. The failure to vote in person or by proxy (including as a result of broker non-votes and abstentions) will have the same effect as voting against the transaction proposal.

How many votes are needed to approve the adjournment proposal?

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of Paladin common stock present, in person or by proxy, at the Annual Meeting. The failure to vote on the adjournment proposal in person or by proxy (including as a result of broker non-votes and abstentions) will have no effect on the outcome of the adjournment proposal.

How many votes are needed to elect directors?

Each nominee must receive the affirmative vote of a majority of the shares entitled to vote which are represented, either in person or by proxy, at the Annual Meeting in order to be elected. A vote marked “Withhold Authority” for a nominee will have the same effect as a vote against that nominee. Broker non-votes will also have the effect of votes against the nominee.

Can my shares be voted on matters other than those described in this proxy statement?

Yes. We have not received proper notice of, and are not aware of, any business to be transacted at the Annual Meeting other than as indicated in this proxy statement. However, if any other item or proposal properly comes before the Annual Meeting, then the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

What rights do I have if I oppose the transaction and dissolution?

If you are a holder of record of Paladin common stock on the record date, you may vote against the transaction proposal. You are not, however, entitled to dissenters’ or appraisal rights under Maryland law.

What will happen to shares of Paladin common stock that I currently own after completion of the transaction and the dissolution?

Following the completion of the transaction, payment of the total stockholder consideration and our dissolution, your shares of Paladin common stock will be canceled. Paladin will also cease filing current and periodic reports with the SEC.

What will happen to the outstanding equity interests of Paladin OP?

The equity interests of Paladin OP outstanding immediately prior to the effective time of the transaction will be converted into the right to receive the transaction consideration, without interest and less applicable withholding taxes. Merger Sub will then own all of the outstanding equity interests in Paladin OP following the transaction.

Who will solicit and pay the cost of soliciting proxies?

Paladin will bear the cost of soliciting proxies for the Annual Meeting. Paladin’s board of directors is soliciting your proxy on our behalf. Our directors, officers and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We have retained Morrow & Co., LLC to assist us in the solicitation of proxies, and will pay a fee of up to $75,000, plus reimbursement of out-of-pocket expenses, to Morrow & Co., LLC for its services. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of Paladin common stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Where can I find more information about Paladin?

Paladin files certain information with the SEC. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the SEC’s website at www.sec.gov and on our website at www.Paladinreit.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Additional Information” on page 72 for additional information.

Who can help answer my other questions?

If you have more questions about the Annual Meeting or the transaction, you should contact our proxy solicitor:

Morrow & Co., LLC
470 West Avenue, 3rd Floor
Stamford, CT 06902

Stockholders call toll free: (800) 245-1502
Banks and brokers call collect: (203) 658-9400

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Statements included in this proxy statement that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. These statements are only predictions. We caution you that such forward-looking statements are not guarantees. Actual events, or our actual investments and results of operations, as applicable, could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the possibility that various conditions precedent to the consummation of the transaction will not be satisfied or waived;
•	the occurrence of any effect, event, development, change or other circumstances that could result in the termination of the agreement;
•	the inability to complete the proposed transaction due to the failure to obtain stockholder approval for the transaction or the failure to satisfy other conditions to completion of the transaction;
•	risks related to disruption of management’s attention from Paladin’s ongoing business operations due to the transaction;
•	the outcome of any legal proceedings that have been, or may be, instituted against us and others relating to the transaction, the agreement or the other matters contemplated by the agreement, as well as our dissolution;
•	risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all;
•	unanticipated difficulties and/or expenditures relating to the transaction or the failure of the transaction to close for any other reason;
•	limitations on our ability to operate the business imposed by the agreement;
•	changes in economic conditions generally and the real estate and securities markets specifically;
•	legislative or regulatory changes (including changes to the laws governing the taxation of REITs);
•	our continued qualification as a REIT;
•	potential changes in the financial markets; and
•	changes to U.S. GAAP.

Any of the assumptions underlying forward-looking statements could be inaccurate. Our stockholders are cautioned not to place undue reliance on any forward-looking statements included in this proxy statement. All forward-looking statements are made as of the date of this proxy statement and the risk that actual results will differ materially from the expectations expressed in this proxy statement will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this proxy statement, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this proxy statement, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this proxy statement will be achieved.

THE ANNUAL MEETING

Date, Time and Purpose of the Annual Meeting

This proxy statement is being furnished to Paladin’s stockholders in connection with the solicitation of proxies from the holders of Paladin common stock by Paladin’s board of directors to be exercised at our Annual Meeting to be held on December 19, 2013 at 10:00 a.m., local time. The Annual Meeting will take place at our headquarters at 10880 Wilshire Boulevard, Suite 1400, Los Angeles, California 90024. The purpose of the Annual Meeting is for you to consider and vote upon the transaction proposal, the adjournment proposal and the director proposal. Our stockholders must approve the transaction proposal for the transaction to occur. A copy of the agreement is attached as Exhibit A to this proxy statement and incorporated herein by reference. We encourage you to read the agreement carefully and in its entirety, as it is the principal document governing the transaction.

Record Date, Notice and Quorum

All holders of record of Paladin common stock as of the record date, which was the close of business on October 29, 2013, are entitled to receive notice of, attend and vote at the Annual Meeting or any postponements or adjournments of the Annual Meeting. On the record date, there were 7,720,859 shares of Paladin common stock outstanding and entitled to vote.

The presence of stockholders entitled to cast a majority of the votes of Paladin common stock at the Annual Meeting, in person or by proxy, will constitute a quorum for purposes of the Annual Meeting. A quorum is necessary to hold the Annual Meeting. Abstentions will be counted in determining the presence of a quorum. A broker non-vote results as to a particular matter when a broker properly executes and returns a proxy without specific voting instructions from the beneficial owner. Brokers are precluded from exercising their voting discretion with respect to the approval of “non-routine” matters. All proposals for the Annual Meeting are non-routine and non-discretionary. As a result, your failure to give voting instructions to your broker with respect to any shares of Paladin common stock held in “street name” will result in those shares not being voted at the Annual Meeting, but such uninstructed shares will be deemed present for quorum purposes.

Attendance

Only holders of record of Paladin common stock or their duly authorized proxies have the right to attend the Annual Meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Paladin common stock are held through a broker, bank or other nominee, please bring to the Annual Meeting a copy of your brokerage statement or similar documentation evidencing your beneficial ownership of such shares and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Required Votes and Proxies

Approval of the transaction proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Paladin common stock. The failure to vote in person or by proxy (including as a result of broker non-votes and abstentions) will have the same effect as voting against the transaction proposal.

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of Paladin common stock present, in person or by proxy, at the Annual Meeting. The failure to vote on the adjournment proposal in person or by proxy (including as a result of broker non-votes and abstentions) will have no effect on the outcome of the adjournment proposal.

Each nominee must receive the affirmative vote of a majority of the shares entitled to vote which are represented, either in person or by proxy, at the Annual Meeting in order to be elected. A vote marked

“Withhold Authority” for a nominee will have the same effect as a vote against that nominee. Broker non-votes will also have the effect of votes against the nominee.

In order for your shares of Paladin common stock to be represented and voted at the Annual Meeting, if you are a stockholder of record, you must either have your shares voted by returning the enclosed proxy card or voting in person at the Annual Meeting.

Record holders may vote or cause their shares of Paladin common stock to be voted by proxy using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail;
•	via the internet;
•	via the telephone; or
•	appear and vote in person at the Annual Meeting.

Regardless of whether you plan to attend the Annual Meeting, we request that you authorize a proxy for your shares of Paladin common stock as described above as promptly as possible. If you own shares of Paladin common stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions to your broker, bank or other nominee in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you. Your broker, bank or other nominee will not be able to vote your shares of Paladin common stock unless you have properly instructed your broker, bank or other nominee on how to vote. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your shares of Paladin common stock.

If your shares of Paladin common stock are held in “street name” and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy, executed in your favor, from the holder of record of your shares to be able to vote at the Annual Meeting.

Each Paladin stockholder is entitled to cast one vote on each matter presented at the Annual Meeting for each share of Paladin common stock owned by such stockholder on the record date.

If you authorize a proxy, your shares of Paladin common stock will be voted at the Annual Meeting as you indicate on your proxy. If no instructions are indicated when you authorize your proxy, your shares of Paladin common stock will be voted “FOR” the transaction proposal, “FOR” the adjournment proposal and “FOR” all of the nominees for director.

As of the record date, Paladin’s directors and executive officers owned and are entitled to vote an aggregate of approximately 26,496 shares of Paladin common stock, entitling them to exercise approximately 0.3% of the voting power of Paladin common stock entitled to vote at the Annual Meeting. Our directors and executive officers have informed us that they intend to vote their shares of Paladin common stock in favor of the transaction proposal and the adjournment proposal as well as for all of the nominees for director.

Revocation of Proxies

You may revoke your proxy at any time, but only before the proxy is voted at the Annual Meeting, in any of four ways:

•	by delivering, prior to the date of the Annual Meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Secretary at Paladin Realty Income Properties, Inc., 10880 Wilshire Boulevard, Suite 1400, Los Angeles, California 90024; or
•	by submitting your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy; or
•	by delivery of a properly executed, later-dated proxy card; or
•	by attending the Annual Meeting and voting in person by ballot.

Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy; you must vote in person at the Annual Meeting. If you own shares of Paladin common stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the broker, bank or other nominee that is the registered owner of your shares of Paladin common stock.

Solicitation Costs

Paladin will bear the cost of soliciting proxies for the Annual Meeting. Paladin’s board of directors is soliciting your proxy on our behalf. Our directors, officers and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We have retained Morrow & Co., LLC to assist us in the solicitation of proxies, and will pay a fee of up to $75,000, plus reimbursement of out-of-pocket expenses, to Morrow & Co., LLC for its services. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of Paladin common stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Adjournments

Although it is not currently expected, the Annual Meeting may be adjourned for the purpose of soliciting additional proxies if there are not sufficient votes present at the Annual Meeting, in person or by proxy, to constitute a quorum or if we believe it is reasonably likely that the transaction proposal will not be approved at the Annual Meeting. Any adjournments may be made to a date not more than 120 days after the original record date without notice, other than by an announcement at the Annual Meeting, by the affirmative vote of a majority of the votes cast on the adjournment proposal, whether or not a quorum exists, or by the chairperson of the Annual Meeting for any reason. Any adjournment of the Annual Meeting for the purpose of soliciting additional proxies will allow Paladin stockholders who have already sent in their proxies to revoke them at any time prior to their exercise.

Postponements

At any time prior to convening the Annual Meeting, Paladin’s board of directors may postpone the Annual Meeting for any reason without the approval of Paladin’s stockholders. If postponed, we will provide notice of the new meeting date in accordance with Maryland law. Although it is not currently expected, Paladin’s board of directors may postpone the Annual Meeting for the purpose of soliciting additional proxies if it concludes that by the date of the Annual Meeting it is reasonably likely that we will not have received sufficient proxies to constitute a quorum or sufficient votes to approve the transaction proposal. Similar to adjournments, any postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow Paladin stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Questions and Additional Information

If you have questions about the Annual Meeting, the transaction or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor at:

Morrow & Co., LLC
470 West Avenue, 3rd Floor
Stamford, CT 06902

Stockholders call toll free: (800) 245-1502
Banks and brokers call collect: (203) 658-9400

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

THE PROPOSALS

PROPOSAL 1: APPROVAL OF THE TRANSACTION PROPOSAL

We are asking our stockholders to vote on a proposal to approve the merger of Paladin OP with and into Merger Sub and the other transactions contemplated by the agreement, as well as our dissolution.

For a summary and additional information regarding the transaction proposal, see the information about the agreement and the transaction throughout this proxy statement, including the information set forth in the sections entitled “The Transaction” beginning on page 22 of this proxy statement and “The Agreement” beginning on page 39 of this proxy statement. A copy of the agreement is attached to this proxy statement as Exhibit A and is incorporated in this proxy statement by reference.

Paladin’s board of directors recommends that you vote “FOR” the proposal to approve the transaction proposal, including our dissolution. See “The Transaction — Reasons for the Transaction” and “The Transaction — Recommendation of Paladin’s Board of Directors” for more information.

Approval of the transaction proposal requires the affirmative vote of holders of a majority of the outstanding shares Paladin common stock. The failure to vote in person or by proxy, including as a result of broker non-votes and abstentions, will have the same effect as voting against the transaction proposal.

PROPOSAL 2: APPROVAL OF THE ADJOURNMENT PROPOSAL

We are asking our stockholders to vote on a proposal to approve any adjournments of the Annual Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Annual Meeting to approve the transaction proposal. If our stockholders approve the adjournment proposal, Paladin could adjourn the Annual Meeting and any adjourned session of the Annual Meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders who have previously voted.

If, at the Annual Meeting, the number of shares of Paladin common stock present in person or by proxy and voting in favor of the transaction proposal is not sufficient to approve the transaction proposal, we may move to adjourn the Annual Meeting in order to enable Paladin’s board of directors to solicit additional proxies for the approval of the transaction proposal. In that event, Paladin will ask its stockholders to vote only upon the adjournment proposal, and not the transaction proposal.

Paladin’s board of directors recommends that you vote “FOR” the proposal to approve any adjournments of the Annual Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Annual Meeting to approve the transaction and the other matters contemplated by the agreement, as well as our dissolution.

Approval of the adjournment proposal requires the affirmative vote of a majority of votes cast by the holders of Paladin common stock represented in person or by proxy at the Annual Meeting. The failure to vote on the adjournment proposal in person or by proxy, including as a result of broker non-votes and abstentions, will have no effect on the outcome of the adjournment proposal.

PROPOSAL 3: ELECTION OF DIRECTORS

We are asking our stockholders to vote for the election of the director nominees set forth in this proxy statement to serve as directors of Paladin until the 2014 Annual Meeting of Stockholders or their successors are duly elected and qualified.

Paladin’s board of directors recommends that you vote “FOR” each of the five director nominees.

Each nominee must receive the affirmative vote of a majority of the shares entitled to vote which are represented either in person or by proxy at the Annual Meeting. A vote marked “Withhold Authority” for a nominee will have the same effective as a vote against the nominee. Broker non-votes will also have the effect of votes against the nominee.

THE PARTIES TO THE TRANSACTION

Paladin Realty Income Properties, Inc.
10800 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024
(866) 725-7348 (Stockholder Services)

Paladin Realty Income Properties, Inc., or we, us, our, or Paladin, is a publicly registered, non-traded Maryland corporation that qualified as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2006. Paladin, operating through its various subsidiaries and affiliates, owns interests in joint ventures that own income-producing properties, primarily multifamily communities.

As of June 30, 2013, we owned interests in 12 joint ventures that own 13 income-producing properties as set forth below. In addition, we have provided a $3.5 million interest-only first mortgage loan to the Stone Ridge property, through one of our subsidiaries.

	Location	Year Built	Number of Units/Rentable Square Feet
Multifamily Communities
Champion Farms Apartments	Louisville, Kentucky	2000	264 Units
Fieldstone Apartments	Woodlawn, Ohio	2001	266 Units
Pinehurst Apartment Homes	Kansas City, Missouri	1986 and 1988; renovated in 2006	146 Units
Pheasant Run Apartments	Lee’s Summit, Missouri	1985; renovated in 2003 and 2004	160 Units
The Retreat Apartments	Shawnee, Kansas	1984; renovated in 2004 and 2005	342 Units
Hilltop Apartments	Kansas City, Missouri	1986	124 Units
Conifer Crossing	Norcross, Georgia	1981	420 Units
Beechwood Gardens Apartments(1)	Philadelphia, Pennsylvania	1967; renovated in 2003 and 2004	160 Units
Stone Ridge Apartments	Columbia, South Carolina	1975	191 Units(2)
Evergreen at Coursey Place Apartments	Baton Rouge, Louisiana	2003	352 Units
Pines of York Apartments	Yorktown, Virginia	1976	248 Units
Office
Two and Five Governor Park (two properties)	San Diego, California	1985 and 1989	22,470 Sq. Ft.; 53,048 Sq. Ft.

(1)	On October 4, 2013, Paladin completed the sale of the Beechwood Gardens Apartments.
(2)	On March 6, 2013, a fire significantly damaged 12 units, or approximately 6% of the units, at Stone Ridge Apartments.

Paladin Realty Income Properties, L.P.
10800 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024
(866) 725-7348 (Stockholder Services)

Paladin Realty Income Properties, L.P., or Paladin OP, is a Delaware limited partnership through which we own, either directly or indirectly through subsidiaries, all of our assets. Paladin owns approximately 99.8% of the general partnership interests in Paladin OP. Paladin Advisors owns 0.2% of the limited partnership interests in Paladin OP.

Paladin Realty Advisors, LLC
10800 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024
(866) 725-7348 (Stockholder Services)

Paladin Realty Advisors, LLC, or Paladin Advisors, is a Delaware limited liability company that serves as the advisor to Paladin and Paladin OP, and owns 0.2% of the limited partnership interests in Paladin OP.

Resource Real Estate Opportunity OP, LP
1845 Walnut Street, 18th Floor
Philadelphia, Pennsylvania 19103
(215) 231-7050

Resource OP is a Delaware limited partnership through which Resource conducts substantially all of its business. Resource is the sole general partner of Resource OP. Resource is a publicly registered, non-traded Maryland corporation that qualified as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2010. Resource focuses on acquiring and owning real estate-related debt and equity that has been significantly discounted due to the effects of economic events and high levels of leverage, as well as stabilized properties that may benefit from extensive renovations that may increase their long-term values. Additional information about Resource can be found on its website at www.resourcerei.com. Information on Resource’s website is not part of this proxy statement.

RRE Charlemagne Holdings, LLC
1845 Walnut Street, 18th Floor
Philadelphia, Pennsylvania 19103
(215) 231-7050

RRE Charlemagne Holdings, LLC, or Merger Sub, is a Delaware limited liability company and a direct wholly owned subsidiary of Resource OP that was formed for the purpose of completing the transaction.

THE TRANSACTION

General Description of the Transaction

Under the terms of the agreement, Paladin OP and its subsidiaries will be acquired by Resource OP and Merger Sub. At the effective time of the transaction, Paladin OP will merge with and into Merger Sub with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Resource OP.

Although technically referred to as a “merger” of Paladin OP with Merger Sub, the transaction is essentially an all-cash sale of Paladin’s interests in real estate assets to Resource whereby Paladin will distribute to its stockholders Paladin’s share of the cash received from the sale. As a result, Paladin’s stockholders will not own any shares of Resource after the transaction closes.

Following the consummation of the transaction, Paladin will distribute the total stockholder consideration, subject to certain conditions, which is expected to equal between approximately $7.20 and $7.40 per share, assuming the transaction is completed by December 31, 2013.

Following the distribution of the total stockholder consideration, Paladin will be liquidated and dissolved in accordance with the Maryland General Corporation Law.

As a result of the transaction, Paladin stockholders will not receive any interest in Resource, Resource OP or any of their assets.

Background of the Transaction

In June 2012, Paladin’s board of directors announced that Paladin would terminate its offering of common stock as of July 16, 2012 and evaluate its options to maximize stockholder value, including engaging an advisor to evaluate strategic alternatives. The potential alternatives included, among other things, a liquidation of Paladin’s assets prior to February 23, 2015, the date upon which our charter required either a listing of our shares on a national securities exchange or an orderly liquidation of our assets, or a merger, sale or other combination with another company or REIT. In addition, Paladin would continue to actively manage our current portfolio, consider measures to reduce our expenses, and determine our future distribution policy.

With the board’s consent, senior management held a series of meetings with potential financial advisors during July and August 2012.

For a meeting on August 1, 2012, Paladin’s board invited three financial advisory firms to discuss their respective qualifications and experience in acting as financial advisors in the REIT space. Paladin’s board discussed, among other things, potential strategic alternatives available to Paladin. Following this meeting, Paladin’s board and senior management evaluated the qualifications of each of the financial advisor candidates. Later that month, Paladin’s board approved the retention of Houlihan Lokey as Paladin’s financial advisor. In making that determination, Paladin’s board considered, among other things, Houlihan Lokey’s reputation and experience in transactions involving equity REITs.

Beginning in September 2012, senior management of Paladin provided Houlihan Lokey with documents, materials and other information regarding Paladin, Paladin OP, Paladin Advisors, the properties and the joint ventures owned by Paladin.

On November 7, 2012, Paladin’s board met to consider, with the assistance of Houlihan Lokey, various potential strategic alternatives, including (i) continuing to operate Paladin pursuant to its existing plan and selling its assets in an orderly liquidation following the February 23, 2015 sunset date set forth in Paladin’s charter, (ii) selling Paladin’s assets now on an asset by asset basis and (iii) a sale of Paladin and/or all of its assets in an M&A transaction now. In evaluating whether to undertake a formal sale process, Paladin’s board acknowledged that an M&A transaction presented a number of significant challenges. First, it would require approval of stockholders and if the consideration to be received in the transaction was stock of another company, stockholders who did not approve the transaction would be entitled to cash in exchange for their shares rather than the transaction currency. Second, Paladin considered that it would likely be required to obtain consents from lenders under many of the loans on its properties, adding closing risk to any transaction that might emerge from the process. Additionally, prepayment restrictions and penalties on certain property level mortgage indebtedness substantially limited, or made economically inefficient, Paladin’s or the buyer’s ability to refinance these loans as part of any such transaction. After weighing these and other factors, Paladin’s board determined that Paladin should undertake a strategic transaction process focused on a potential sale of Paladin, but left open the possibility of alternative transactions, possibly including selling its properties over time or holding its properties and engaging in an orderly liquidation after February 2015, if those alternatives could result in the creation of greater value for Paladin’s stockholders.

Paladin’s board, in consultation with Houlihan Lokey, determined that interest should be solicited from a broad list of potential bidders in order to enhance both the likelihood of success and value for Paladin’s stockholders. After the November 7, 2012 meeting, senior management, with the assistance of Houlihan Lokey, devoted substantial time to developing a list of potential process participants, including a broad cross-section of private equity firms, public REITs and other public companies and real estate operating companies. In addition, an online data room was set up to facilitate review of due diligence materials both for Houlihan Lokey’s use as well as potential bidders.

Between November 2012 and January 2013, Paladin, with the assistance of Houlihan Lokey, prepared a confidential information memorandum for use in connection with the solicitation of interest process.

On December 12, 2012, senior management received an unsolicited proposal for cash and stock from a publicly registered, non-traded REIT, or REIT A. Given that the preparation for a process was well underway, senior management, after consultation with the Paladin board, determined to move forward with the process as is and invite REIT A, the unsolicited bidder, to participate in the process.

In January 2013, Houlihan Lokey, in accordance with Paladin’s board’s directives, contacted 77 potential bidders based on the list of potential participants that had been developed by Paladin’s board and senior management with the assistance of Houlihan Lokey. Of those 77 potential bidders, 55 received a confidentiality agreement or teaser containing additional information. Twenty seven potential bidders, including REIT A and Resource, negotiated and executed confidentiality agreements and received access to the data room with the Paladin due diligence materials.

Each confidentiality agreement entered into as described above contained a provision, referred to as a standstill, preventing, for periods ranging from one year to two years, the potential bidder from taking action to seek control of Paladin, including by making a proposal to acquire Paladin, unless specifically invited in writing by Paladin. Each confidentiality agreement also contained a provision making clear that Paladin reserved the right, in its sole discretion, to conduct any process it deemed appropriate with respect to any proposed transaction involving Paladin. The provisions together were designed to provide Paladin’s board with control over the process of soliciting acquisition proposals for Paladin and to maximize the value of such proposals in such process. In addition, each confidentiality agreement contained a provision stating that a potential bidder was not permitted to ask for a waiver of the standstill, referred to as a no-ask, no-waiver provision. The no-ask, no waiver provision was intended to prevent a situation in which a potential bidder might avoid complying with the processes determined by Paladin’s board by seeking a waiver and forcing a premature public disclosure of Paladin’s strategic transaction process. The no-ask, no-waiver provision was also intended to maximize the possibility that the process would be successful by incentivizing parties with interest in a potential acquisition of, or investment in, Paladin to participate actively in the process. The no-ask, no-waiver provision allowed Paladin to solicit competing proposals from all parties subject to such standstill provisions and allowed all such parties to make competing proposals, subject to certain conditions, without violation of the standstill.

In late January 2013, Paladin’s board established a first round bid deadline of February 20, 2013, which was relayed to the potential bidders. On March 6, 2013, Paladin’s board met to discuss the progress of the sale process. As of the date of the meeting, Paladin had received non-binding indications of interest from eleven bidders, including REIT A and Resource.

Paladin’s board discussed the relative merits of the eleven non-binding indications of interest, including the consideration proposed to be offered in each, and instructed senior management, with the assistance of Houlihan Lokey, to continue pursuing potential transactions with four of the bidders, including Resource, but not REIT A. Two of the potential bidders were offering primarily common stock as consideration for their bids and the other two were offering cash, including Resource. Paladin entered into confidentiality agreements with the two potential bidders that were offering stock as part of their proposal consideration in order to receive information to conduct due diligence on such bidders to better evaluate their proposals.

Paladin established a second round bid deadline of April 24, 2013 for the four chosen second round bidders, including Resource. In connection with the request for second round bids, a draft agreement for the remaining cash bidder was circulated and draft term sheets for the stock bidders were provided by Arent Fox. Also, in connection with the request for bids in the second round of bidding, additional documents were added to the data room and additional due diligence was conducted by the second round bidders, including discussions regarding various aspects of the process.

On March 29, 2013, another unsolicited request was received from REIT A, which, at the direction of Paladin’s board, had not been invited to submit a second round bid. Again, Paladin’s board reviewed REIT A’s proposal and, on April 11, 2013, determined it was in the best interest of Paladin’s stockholders to continue moving forward with the three potential bidders already identified on March 6, 2013. REIT A revised its offer again on April 15, 2013 and Paladin’s board again reviewed the revised proposal and, on April 16, 2013, determined not to pursue REIT A’s offer but to pursue the three potential bidders already identified on March 6, 2013.

On April 24, 2013, second round bids were received from two of the four potential bidders, including Resource, along with revisions to the term sheet and the agreement previously submitted to each. The other two remaining bidders determined not to submit second round bids. Resource’s agreement mark-up, which had been delivered through its counsel, Blank Rome LLP, presented a number of significant issues, including: (i) the scope of Paladin’s representations and warranties, and that they represented the types of representations and warranties contained in an asset acquisition transaction rather than a merger transaction; (ii) the definition of “material adverse effect,” both with respect to Paladin as well as to each property owned by Paladin; (iii) significant limitations on Paladin’s ability to operate in the ordinary course without consent from Resource to certain matters between signing and closing, including significant restrictions on entering into leases, and making capital expenditures; (iv) a due diligence period following the signing of the agreement, which would require public disclosure of the agreement without a firm commitment from Resource to consummate the transaction; (v) the circumstances pursuant to which the agreement could be terminated; and (vi) the types of closing deliveries to be provided by Paladin.

On May 1, 2013, Paladin’s board held its regularly scheduled board meeting and received a brief update on the status of the second round bids received and an analysis by senior management regarding the potential upside and downside of each. On May 2, 2013, Arent Fox provided Blank Rome with a revised version of the agreement responding to the issues raised in the draft provided on April 24, 2013 relating to all of the issues raised in the preceding paragraph.

Based on the terms and conditions of the second round bid of Resource and to encourage Resource to continue to conduct due diligence and further refine its bid, at Resource’s request, Paladin’s board authorized senior management to enter into an exclusivity agreement dated May 7, 2013 with Resource for a period of ten days to work on negotiating the terms of an agreement. In deciding to enter into the exclusivity agreement with Resource, Paladin’s board considered that Resource had conducted significant due diligence in the process, was the only bidder that had submitted a mark-up to Paladin’s draft agreement and the remaining bidder’s proposal was for a lower price than Resource’s bid.

On May 8, 2013, Paladin’s board, along with senior management, Houlihan Lokey and Arent Fox, met to review the two second round bids received.

On May 9, 2013, Blank Rome provided Arent Fox with a revised version of the agreement addressing (i) the transaction consideration, (ii) additional representations and warranties, (iii) activities during the due diligence period, (iv) circumstances pursuant to which the agreement could be terminated during the due diligence period, (v) indemnification issues, (vi) tax issues, (vii) delivery of financial statements and (viii) closing deliveries.

On May 16, 2013, Resource and Paladin agreed to an extension of the exclusivity agreement until May 24, 2013 and Resource continued to conduct its due diligence and negotiations of the agreement.

On May 20, 2013, Arent Fox provided Blank Rome with a revised version of the agreement addressing (i) the transaction consideration, (ii) limitations on the representations and warranties, including material contracts and their non-survival after the transaction is consummated, (iii) the circumstances pursuant to which the agreement could be terminated during the due diligence period, (iv) indemnification issues, (v) tax issues, (vi) delivery of financial statements, (vii) activities during the due diligence period and (viii) closing deliveries.

On May 24, 2013, Resource and Paladin agreed to a second extension of the exclusivity agreement until May 31, 2013 to allow continued due diligence and negotiations. In addition, Blank Rome provided a revised version of the agreement to Arent Fox addressing (i) the transaction consideration, (ii) limitations on the representations and warranties, (iii) the circumstances pursuant to which the agreement could be terminated during the due diligence period, (iv) indemnification issues, (v) delivery of financial statements, (vi) tax issues, (vii) activities during the due diligence period and the period between the agreement date and closing and (viii) closing deliveries.

On May 29, 2013, Arent Fox provided Blank Rome with a revised version of the agreement addressing (i) the transaction consideration, (ii) limitations on the representations and warranties, (iii) the circumstances pursuant to which the agreement could be terminated during the due diligence period, (iv) delivery of financial statements, and (v) activities during the due diligence period and the period between the agreement date and closing.

On May 31, 2013, Resource and Paladin agreed to a third extension of the exclusivity agreement until June 7, 2013 to allow continued due diligence and negotiations of the remaining issues in the agreement.

On June 4, 2013, Paladin’s board, including Arent Fox and Houlihan Lokey, met to discuss the progress of the negotiations with Resource, including the revised agreement. In addition, Paladin’s board requested that Houlihan Lokey commence work necessary for Houlihan Lokey to be in a position to render an opinion to Paladin’s board as to the fairness from a financial point of view of the consideration payable to Paladin in the transaction.

On June 7, 2013, Resource and Paladin agreed to a fourth extension of the exclusivity agreement until June 21, 2013 to allow continued due diligence and negotiations of the remaining issues on the agreement.

On June 12, 2013, Arent Fox provided Blank Rome with a revised version of the agreement addressing, among other things, (i) the circumstances pursuant to which the agreement could be terminated both during and after the due diligence period and (ii) expenses of the parties.

On June 18, 2013, Blank Rome provided Arent Fox with a revised version of the agreement addressing, among other things, (i) the circumstances pursuant to which the agreement could be terminated both during and after the due diligence period and (ii) the delivery of financial statements.

On June 21, 2013, Resource and Paladin agreed to a fifth extension of the exclusivity agreement until July 5, 2013 to allow continued due diligence and negotiations of the remaining issues on the agreement.

On June 24, 2013, Arent Fox provided Blank Rome with a revised version of the agreement addressing, among other things, (i) the circumstances pursuant to which the agreement could be terminated both during and after the due diligence period and (ii) the delivery of financial statements.

On June 28, 2013, Blank Rome provided Arent Fox with a revised version of the agreement addressing, among other things, the circumstances pursuant to which the agreement could be terminated after the due diligence period.

On July 11, 2013, Resource and Paladin agreed to a sixth extension of the exclusivity agreement, retroactive to July 5, 2013, until July 19, 2013 to allow continued due diligence and negotiations of the few remaining issues on the agreement.

On July 13, 2013, Arent Fox provided Blank Rome with a revised version of the agreement addressing (i) the transaction consideration and (ii) activities during the due diligence period and the period between the agreement date and closing.

On July 15, Blank Rome provided Arent Fox with a revised version of the agreement addressing activities during the due diligence period and the period between the agreement date and closing.

On July 16, 2013, Arent Fox provided Blank Rome with a revised and final version of the agreement which resolved all outstanding issues between the parties.

On July 17, 2013, Paladin’s board met, joined by Arent Fox and Houlihan Lokey, to discuss the substantially final agreement. Houlihan Lokey provided Paladin’s board with an overview of the process undertaken to reach a near-final agreement with Resource. Arent Fox provided a summary of the key provisions of the agreement, including the proposed resolution of various provisions that had been negotiated between the parties over the prior weeks. Paladin’s board engaged in full discussion, and considered each of the positive and negative factors and risks associated with the proposed transaction that are discussed in detail in the section entitled “The Transaction — Reasons for the Transaction” on page 26 and “The Transaction — Recommendation of Paladin’s Board of Directors” on page 27. Also at this meeting, Houlihan Lokey reviewed its financial analysis with Paladin’s board and rendered an oral opinion to Paladin’s board (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated July 17, 2013) as to, as of July 17, 2013, the fairness, from a financial point of view, to Paladin of the aggregate cash consideration to be received by Paladin in the transaction pursuant to the agreement for 99.8% of the equity interests in Paladin OP. After further deliberations, Paladin’s board resolved, by unanimous vote, that the agreement and the matters contemplated thereby, including the transaction, were advisable and in the best interests of Paladin. Paladin’s board recommended that the holders of Paladin’s common stock vote to approve the transaction and the other matters contemplated by the agreement on the terms and conditions set forth in the agreement. Paladin’s board further authorized officers of Paladin to submit the transaction and the other matters contemplated by the agreement for consideration at a meeting of Paladin’s stockholders.

On July 18, 2013, the parties executed the agreement and the due diligence period began. On July 24, 2013, Paladin filed a Current Report on Form 8-K with a stockholder letter announcing the execution of the agreement and Resource issued a press release announcing the same.

On August 16, 2013, the parties executed an amendment to the agreement to extend the due diligence period until September 13, 2013. No other changes to the agreement were made.

On September 13, 2013, Paladin’s board met to consider a proposed reduction in transaction consideration from $52.7 million to $51.2 million, subject to adjustments, which resulted from negotiations between the parties during the due diligence period. At this meeting, Houlihan Lokey reviewed its updated financial analysis with Paladin’s board and rendered an oral opinion to Paladin’s board (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated September 13, 2013) to the effect that, as of September 13, 2013, the aggregate cash consideration to be received by Paladin in the transaction pursuant to the agreement, as amended, for 99.8% of the equity interests in Paladin OP was fair, from a financial point of view, to Paladin. After further deliberations, Paladin’s board approved the reduction of the transaction consideration. On that same day, the parties executed a second amendment to the agreement to reduce the transaction consideration. No other changes to the agreement were made. The due diligence period expired on September 13, 2013.

Reasons for the Transaction

In evaluating the transaction, the agreement and the other matters contemplated by the agreement, as well as our dissolution, Paladin’s board, with the assistance of our senior management and outside legal and financial advisors, considered a number of factors, including the following material factors which Paladin’s board viewed as supporting its decision to approve the transaction, the agreement and the other matters contemplated by the agreement, as well as our dissolution and to recommend approval of the transaction proposal, including our dissolution, to our stockholders.

Paladin’s board, with the assistance of our senior management and outside legal and financial advisors, reviewed a number of options, including liquidation of all of our assets or a merger, sale or other combination with another company. We conducted a competitive auction process and received a number of bids. We then had a second round of bidding. After careful consideration of several factors, including purchase price, type of consideration (i.e., cash or stock), liquidity, likelihood of closing, allocation of risk, etc., we determined Resource’s bid to be the alternative that maximized value for our stockholders.

Paladin’s Business, Financial Condition and Prospects

As of the closing of our second follow-on offering, we had raised gross offering proceeds of approximately $82.6 million, including the distribution reinvestment plan. As of June 30, 2013, we owned interests in 12 joint venture investments that own 13 properties, including 11 multifamily properties and two office properties. Our portfolio represents gross real estate assets in excess of $209 million. Our property portfolio is performing well, having weathered the financial crisis, and is currently benefitting from the strong national market for rental apartments. Our net operating income for the year ended December 31, 2012 was $17.1 million as compared to $12.9 million for 2011 and our net operating income for the six months ended June 30, 2013 was $7.9 million. Our properties are financed with fixed-rate debt with less than 15% of our loans maturing prior February 2015. We are continuing to aggressively manage the portfolio to maximize value to our stockholders.

Failure to Achieve Economies of Scale

While we were successful in building a solid, well performing real estate investment portfolio with the offering proceeds we had raised, we were not as successful as we anticipated in raising sufficient offering proceeds for us to achieve economies of scale. As a result, portfolio income alone continues to be insufficient to cover all property and company level expenses, i.e., the general and administrative expenses of operating a public company, and also pay the current 6% annual distribution we have paid monthly to stockholders since inception.

Charter Sunset Provision

Paladin’s charter requires that we list our shares on a national securities exchange by February 23, 2015, or, if our shares are not listed prior to that date, begin an orderly liquidation of our assets and dissolve and distribute any cash to Paladin’s stockholders, or as a liquidity event. Paladin had continued to offer our shares because we believed that we could achieve a significantly larger size and scale and generate increased revenue from additional investments over an extended time period; however, Paladin’s board determined that Paladin was unlikely to achieve that goal, particularly given the relatively short time period remaining prior to any liquidity event.

Paladin Advisors Not Receiving Additional Compensation in the Transaction

In many liquidity events in the non-traded REIT industry, the advisor to the REIT is paid significant compensation in order to complete the transaction. Paladin Advisors is only receiving consideration for its 0.2% ownership interest in Paladin OP, on the same terms and conditions as the consideration to be received by Paladin for its interests in Paladin OP.

Recommendation of Paladin’s Board

Paladin’s board, by unanimous vote, has approved the transaction, the agreement and the other matters contemplated by the agreement, as well as our dissolution and has declared the transaction, the agreement and the other matters contemplated by the agreement, and our dissolution advisable and in the best interests of Paladin and our stockholders. Paladin’s board recommends that you vote “FOR” the transaction proposal, including our dissolution, “FOR” the adjournment proposal and “FOR” all five director nominees.

Opinion of Paladin’s Financial Advisor

On September 13, 2013, Houlihan Lokey rendered an oral opinion to Paladin’s board of directors (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated September 13, 2013) as to, as of September 13, 2013, the fairness, from a financial point of view, to Paladin of the aggregate cash consideration to be received by Paladin in the transaction pursuant to the agreement for 99.8% of the equity interests in Paladin OP.

Houlihan Lokey’s opinion was directed to Paladin’s board (in its capacity as such) and only addressed the fairness, from a financial point of view, to Paladin of the aggregate cash consideration to be received by Paladin in the transaction pursuant to the agreement for 99.8% of the equity interests in Paladin OP and did not address any other aspect or implication of the transaction. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Exhibit B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to Paladin’s board, Paladin or any stockholder as to how to act or vote with respect to the transaction or related matters.

In arriving at its opinion, Houlihan Lokey, among other things:

1.	reviewed the Agreement and Plan of Merger, dated July 18, 2013, the Amendment to the Agreement and Plan of Merger, dated August 16, 2013, and an execution version of the Second Amendment to the Agreement and Plan of Merger;
2.	reviewed certain publicly available business and financial information of Paladin relating to Paladin OP that Houlihan Lokey deemed to be relevant;
3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Paladin OP made available to Houlihan Lokey by Paladin, including (a) financial projections prepared by Paladin’s management relating to Paladin OP’s portfolio properties for the calendar years 2013 through 2016 and (b) information regarding the joint ventures through which Paladin OP invests in its portfolio properties, including “waterfall” calculations regarding the distribution of income from such joint ventures discussed with Paladin’s management that such management directed Houlihan Lokey to utilize;
4.	spoke with certain members of Paladin’s management and certain representatives and advisors of Paladin regarding the business, operations, financial condition and prospects of Paladin OP, the transaction and related matters;
5.	considered implied capitalization rates compiled by a third-party source for real estate transactions in certain geographic areas that Houlihan Lokey deemed to be relevant;
6.	considered the results of the third-party solicitation process conducted by Paladin, with Houlihan Lokey’s assistance, with respect to a possible sale of Paladin and/or Paladin OP; and
7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, Paladin’s management advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Paladin OP’s portfolio properties. Houlihan Lokey expressed no opinion with respect to the such projections, the waterfall calculations referred to above or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Paladin OP or any of its portfolio properties since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would have been material to its analyses or opinion, and that there was no information or any facts that would have made any of the information reviewed by Houlihan Lokey incomplete or misleading. Paladin’s management also advised Houlihan Lokey, and Houlihan Lokey assumed for purposes of performing discounted cash flow analyses of Paladin OP’s portfolio properties (other than Beechwood Gardens

Apartments), that, absent the transaction or a similar transaction, Paladin would commence a liquidation of its investments, including all of the portfolio properties not previously sold, in 2015 in accordance with Paladin’s stated investment objectives. Accordingly, with the consent of Paladin’s board, Houlihan Lokey did not utilize the financial projections relating to Paladin OP’s portfolio properties for calendar year 2016 provided to Houlihan Lokey by Paladin for purposes of Houlihan Lokey’s analyses or opinion.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the transaction would be satisfied without waiver thereof, and (d) the transaction would be consummated in a timely manner in accordance with the terms described in the agreement and such other related documents and instruments, without any further amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the transaction would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or further amendments, modifications or waivers made that would have an effect on the transaction, Paladin, Paladin OP or its portfolio properties that would be material to Houlihan Lokey’s analyses or opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at Paladin’s direction, that any purchase price adjustments pursuant to the agreement would not be material to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the Second Amendment, when executed, would not differ in any respect from the execution version of the Second Amendment to the Agreement and Plan of Merger identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Paladin OP (including, without limitation, any of its portfolio properties), Paladin or any other party, nor did Houlihan Lokey rely upon any such appraisal made available to it. Houlihan Lokey expressed no opinion as to the value of any of Paladin OP’s portfolio properties, or the price at which any such property might be transferable, at any time. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Paladin OP or any of its portfolio properties was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Paladin OP or any of its portfolio properties was or may have been a party or was or may have been subject. Houlihan Lokey was advised by Paladin’s management, and relied upon and assumed, without independent verification, that Paladin has operated in conformity with the requirements for qualification as a REIT for federal income tax purposes since its formation as a REIT, and also relied upon and assumed, without independent verification, that the transaction would not adversely affect the REIT status of Paladin.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of the opinion. Houlihan Lokey did not express any opinion as to any distribution or other use or disposition of the consideration to be received by Paladin in the transaction, or any other payments, by Paladin (including, without limitation, any stockholder dividend or any payments to Paladin Advisors or other parties) at or following consummation of the transaction.

Houlihan Lokey’s opinion was furnished for the use of Paladin’s board, in its capacity as such in connection with its evaluation of the transaction and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to Paladin’s board, Paladin, Paladin OP, any security holder or any other party as to how to act or vote with respect to any matter relating to the transaction (including, without limitation, with respect to entry into the Second Amendment) or otherwise.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of Paladin, its security holders or any other party to proceed with or effect the transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the transaction or otherwise (other than the aggregate cash consideration to be received by Paladin in the transaction to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the transaction to the holders of any class of securities, creditors or other constituencies of Paladin or Paladin OP, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the transaction as compared to any alternative business strategies or transactions that might have been available with respect to Paladin OP or all or a portion of its portfolio properties or for Paladin or any other party, (v) the fairness of any portion or aspect of the transaction to any one class or group of Paladin’s, Paladin OP’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Paladin’s, Paladin OP’s or such other party’s security holders or other constituents (including, without limitation, the fairness of the consideration to be received by Paladin relative to the consideration to be received in the transaction by Paladin Advisors or the allocation of any distribution of the consideration to be received in the transaction by Paladin following consummation of the transaction amongst or within such classes or groups of security holders or other constituents), (vi) whether or not Paladin, its security holders, Paladin Advisors, Resource or any other party is receiving or paying reasonably equivalent value in the transaction, (vii) the solvency, creditworthiness or fair value of Paladin, Paladin OP, Paladin Advisors, Resource or any other participant in the transaction, or any of their respective assets (including any of Paladin OP’s portfolio properties), under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the transaction, any class of such persons or any other party, relative to the aggregate cash consideration to be received by Paladin in the transaction or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of Paladin’s board, on the assessments by Paladin and its advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to Paladin, Paladin OP, its portfolio properties, the transaction or otherwise.

In preparing its opinion to Paladin’s board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses described below is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such opinions is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Paladin and Paladin OP. An evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the financial projections for Paladin OP’s portfolio properties provided by Paladin’s management and the implied reference range values indicated by Houlihan Lokey’s financial analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, such analyses do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Paladin and Paladin OP. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by Paladin’s board in evaluating the transaction. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the transaction consideration or of the views of Paladin’s board or management with respect to the transaction or the transaction consideration. The type and amount of consideration payable in the transaction were determined through negotiation between Paladin and Resource, and the decision to enter into the agreement (including the agreement amendments) was solely that of Paladin’s board.

The following is a summary of the material analyses reviewed by Houlihan Lokey with Paladin’s board in connection with the rendering of Houlihan Lokey’s opinion to Paladin’s board on September 13, 2013. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create an incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•	adjusted net operating income — net operating income, plus management fee, less capital reserves.
•	cash available for ordinary distribution — adjusted net operating income, less interest expense and principal repayment.

Estimated financial data of Paladin OP and Paladin OP’s portfolio properties were based on estimates provided by Paladin’s management. The implied reference range values indicated by Houlihan Lokey’s financial analyses described below include the outstanding $3.5 million principal amount of the Promissory Note, dated as of April 5, 2012, issued by DT Stone Ridge, LLC in favor of PRIP Stone Ridge, LLC, a wholly-owned subsidiary of Paladin OP. For purposes of Houlihan Lokey’s analyses and opinion, the aggregate cash consideration to be received by Paladin in the transaction pursuant to the agreement for 99.8% of the equity interests in Paladin OP was assumed to be 99.8% of the $51,200,000 transaction consideration, or $51,097,600.

Portfolio Valuation Analysis — Net Operating Income Capitalization Approach.  Houlihan Lokey performed a financial analysis of Paladin OP by applying the following selected capitalization rate ranges (derived taking into account, among other things, implied capitalization rates compiled by a third-party source for real estate transactions in certain geographic areas that Houlihan Lokey deemed to be relevant) to the estimated calendar year 2013 adjusted net operating income for Paladin OP’s portfolio properties (other than Beechwood Gardens Apartments):

	Selected Capitalization Rate Range
Property	Low	High
Champion Farms Apartments	6.0%	7.0%
Conifer Crossing	6.5%	7.5%
Coursey Place Apartments	6.5%	7.5%
Fieldstone Apartments	6.5%	7.5%
Hilltop Apartments	7.0%	8.0%
Pheasant Run Apartments	6.5%	7.5%
Pinehurst Apartment Homes	6.5%	7.5%
Pines of York Apartments	7.0%	8.0%
Retreat Apartments	6.5%	7.5%
Stone Ridge Apartments	7.5%	8.5%
Two and Five Governor Park	7.0%	8.0%

Based on the waterfall calculations referred to above, this analysis indicated an implied total reference range for 99.8% of the equity interests in Paladin OP of approximately $32.7 million to $47.0 million, as compared to the aggregate cash consideration to be received by Paladin in the transaction of $51,097,600.

Portfolio Valuation Analysis — Discounted Cash Flow Approach.  Houlihan Lokey performed a financial analysis of Paladin OP by calculating the estimated net present value of the projected cash available for ordinary distribution to Paladin OP through December 31, 2015 from Paladin OP’s portfolio properties (other than Beechwood Gardens Apartments) based on financial projections provided by Paladin’s management. Houlihan Lokey calculated terminal values for Paladin OP’s portfolio properties (other than Beechwood Gardens Apartments) assuming a sale of the properties at the end of calendar year 2015 by applying the selected capitalization rate ranges described above under “Portfolio Valuation Analysis — Net Operating Income Capitalization Approach” to the calendar year 2015 estimated adjusted net operating income for the properties. The present values of cash available for ordinary distribution and terminal values were then calculated using discount rates ranging from 11.0% to 13.0%. Based on the waterfall calculations referred to above, this analysis indicated an implied total reference range for 99.8% of the equity interests in Paladin OP of approximately $41.7 million to $53.3 million, as compared to the aggregate cash consideration to be received by Paladin in the transaction of $51,097,600.

Other Matters

Houlihan Lokey was engaged by Paladin to act as its financial advisor in connection with the transaction and provide financial advisory services, including an opinion to Paladin’s board, in its capacity as such, regarding the fairness, from a financial point of view, to Paladin of the aggregate cash consideration to be received by Paladin in the transaction pursuant to the agreement for 99.8% of the equity interests in Paladin OP. Paladin engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide advisory services in connection with sales and acquisitions, financings, and financial restructurings. Houlihan Lokey is entitled to a fee of approximately $2,300,000 for its services, a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter, a portion of which became payable upon the delivery of Houlihan Lokey’s opinion on July 17, 2013 to Paladin’s board, regardless of the conclusion reached therein, and approximately $1,900,000 of which is contingent upon the consummation of the transaction. Paladin has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain potential liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Paladin, Resource or any other party that may be involved in the transaction and their respective affiliates or any currency or commodity that may be involved in the transaction.

Houlihan Lokey and certain of its affiliates have in the past provided investment banking, financial advisory and other financial services to an affiliate of Resource, for which Houlihan Lokey and its affiliates have received compensation, including having provided certain valuation advisory services to such affiliate and certain financial advisory services to such affiliate in connection with the debt restructuring of an entity to which such affiliate was a lender. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to Paladin, Paladin OP, Paladin Advisors, Resource, other participants in the transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Paladin Advisors, affiliates of Resource, other participants in the transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with Paladin, Paladin Advisors, Resource, other participants in the transaction or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Paladin, Paladin OP, Paladin Advisors, Resource, other participants in the transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Financing

The agreement does not contain a financing condition to the consummation of the transaction. Resource OP has represented in the agreement that it will have sufficient financing available to complete the transaction and the other matters contemplated by the agreement at the effective time of the transaction.

Interests of Paladin’s Directors and Executive Officers in the Transaction

James Worms, Paladin’s President and Chief Executive Officer and a director, may be deemed to beneficially own 754 shares of our common stock through his ownership interest in Paladin Realty Partners, LLC, the sole member of Paladin Advisors. No other executive officer owns, directly or indirectly, any of our shares. Our directors own the shares set forth under “Stock Ownership” on page 67.

Indemnification and Insurance

After the effective time of the transaction, the surviving entity will provide substantially similar rights to indemnification existing in favor of, and all limitations of personal liability of, each director, officer, manager or partner of Paladin OP and each subsidiary, which we refer to each as an indemnified person, provide for in the partnership agreement of Paladin OP or certificate of limited partnership or the organizational documents of any of the subsidiaries with respect to matters occurring prior to the effective time of the transaction.

For a period of six years after the effective time of the transaction, pursuant to the terms of the agreement and subject to certain limitations, Paladin will obtain and fully pay the premium for a “tail” directors and officers liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable as the existing policies with respect to any actual or alleged errors or omissions, misstatements, breach of duty or any matter claimed that occurred at or prior to the transaction effective time. The deductible for such total coverage is $700,000 per claim.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the transaction to holders of Paladin common stock whose shares will be surrendered in exchange for the right to receive the total stockholder consideration as described below. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service, or the IRS, concerning our tax treatment or the tax treatment of the transaction, and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This summary assumes that shares of our common stock are held as capital assets within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the transaction to holders of OP units or performance awards (if any). In addition, this summary does not address the tax treatment of special classes of holders of our common stock, including, for example:

•	banks and other financial institutions;
•	insurance companies;
•	regulated investment companies;

•	real estate investment trusts;
•	tax-exempt entities or persons holding our stock in a tax-deferred or tax advantaged account;
•	mutual funds;
•	subchapter S corporations;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	persons whose functional currency is not the United States dollar;
•	persons holding our common stock as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale;
•	U.S. expatriates;
•	persons subject to the alternative minimum tax;
•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code;
•	holders that hold 5% or more of any class of our stock; and
•	non-U.S. holders, as defined below, except to the extent discussed below.

This summary also does not discuss any state, local, foreign or other tax considerations.

If any entity that is treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal income tax purposes and that entity is holding our common stock, you should consult your tax advisor. Moreover, each holder should consult its own tax advisor regarding the United States federal income tax consequences to it of the transaction in light of its own particular situation, as well as any consequences of the transaction to such holder arising under the laws of any other taxing jurisdiction.

For purposes of this section, a “U.S. holder” means a beneficial owner of our common stock that is for United States federal income tax purposes one of the following:

•	a citizen or resident of the United States;
•	a corporation, or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, the District of Columbia, or any state or political subdivision thereof;
•	a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (b) has a valid election in place under the Treasury Regulations to be treated as a United States person; or
•	an estate the income of which is subject to United States federal income taxation regardless of its source.

As used in this section, a “non-U.S. holder” means a beneficial owner of our common stock that is an individual, corporation, estate or trust that is not a U.S. holder as described in the bullets above.

Consequences of the Transaction to Paladin

For United States federal income tax purposes, we will treat the transaction as if we had sold all of our assets to Merger Sub in exchange for the transaction consideration and then made a liquidating distribution of the transaction consideration to our stockholders in exchange for our shares of stock. Because as a REIT we are entitled to receive a deduction for liquidating distributions and we anticipate that our liquidating distribution will exceed our taxable income recognized as a result of the deemed sale, we anticipate that we will not be subject to United States federal income tax on any gain recognized in connection with the transaction and the other matters contemplated by the agreement.

Consequences of the Transaction to U.S. Holders of Our Common Stock

General.  The receipt of cash by U.S. holders in exchange for their common stock pursuant to the transaction will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, a U.S. holder of our common stock will recognize gain or loss for United States federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for our common stock; and
•	the U.S. holder’s adjusted tax basis in our common stock.

Gain or loss will be calculated separately for each block of shares of common stock, with a block consisting of shares acquired at the same cost in a single transaction. Assuming that the common stock constitutes a capital asset in the hands of the U.S. holder, this gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the transaction the common stock has been held for more than one year. An individual U.S. holder will be subject to tax on net capital gain at a maximum federal income tax rate of 20%. Additionally, a 3.8% Medicare unearned contribution tax will apply to any gain recognized by individuals, trusts and estates whose income exceeds certain threshold levels. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Special Rule for U.S. Holders Who Have Held Common Stock Less than Six Months.  A U.S. holder who has held our common stock for less than six months at the time of the transaction, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of our common stock in the transaction, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such common stock.

Consequences of the Transaction to Non-U.S. Holders of Our Common Stock

Generally, a non-U.S. holder’s gain or loss from the transaction will be determined in the same manner as that of a U.S. holder. However, the United States federal income tax consequences of the transaction to a non-U.S. holder will depend on various factors, including whether the receipt of the transaction consideration is treated under provisions added to the Code by the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, as sales of our common stock or instead as distributions from us. The IRS announced in Notice 2007-55 that it intends to (1) take the position that under current law a non-U.S. holder’s receipt of a liquidating distribution from a REIT (including the receipt of cash in exchange for Paladin common stock in the transaction, which will be treated as a deemed liquidation for federal income tax purposes) is generally subject to tax under FIRPTA as a distribution to the extent attributable to gain from the sale of “United States real property interests,” and (2) issue regulations that will be effective for transactions occurring on or after June 13, 2007, clarifying this treatment. However, legislation effectively overriding Notice 2007-55 has been proposed, and it is not possible to say if or when any such legislation will be enacted. As a result, the following paragraphs provide alternative discussions of the tax consequences that would arise to the extent the tax treatment set forth in Notice 2007-55 does or does not apply. Notwithstanding the discussion in the following paragraphs, we intend to take the position that the cash received in exchange for Paladin common stock will be subject to tax in accordance with Notice 2007-55 as described in more detail below. In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. holders than the taxation of sales or exchanges of REIT stock by non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the application of these provisions.

Distribution of Gain from the Disposition of U.S. Real Property Interests.  To the extent the tax treatment set forth in Notice 2007-55 applies, and to the extent cash received by non-U.S. holders in the transaction is treated as being attributable to gain from the deemed sale of our United States real property interests (which we expect to be a substantial portion of such cash), then such amount would be taxed under FIRPTA, unless a special exception applies (the “5% Exception,” discussed below). If the distribution were taxed under FIRPTA, the gain recognized by a non-U.S. holder generally would be subject to United States federal income tax on a net basis to the extent the distribution is attributable to gain from the sale of our United States real property interests, and a corporate non-U.S. holder could also be subject to the branch profits tax on such FIRPTA gain. In addition, 35% (or 20% to the extent provided in Treasury Regulations) of any such amounts paid to a non-U.S. holder would be withheld and remitted to the IRS. The 5% Exception would apply to a non-U.S. holder of our stock so long as (1) our common stock is regularly traded on an established securities market located in the United States, and (2) the non-U.S. holder has not owned more than 5% of our common stock at any time during the one-year period ending on the date of the transaction. The applicable Treasury Regulations define an “established securities market” as (i) a national securities exchange which is registered under section 6 of the Securities Exchange Act of 1934 (15 U.S.C. 78f), (ii) a foreign national securities exchange which is officially recognized, sanctioned, or supervised by governmental authority, and (iii) any over-the-counter market. Based on this definition, we believe that Paladin’s common stock is not regularly traded on an established securities market in the United States as of the date of this proxy statement. Even if the 5% Exception were to apply to a non-U.S. holder, the FIRPTA tax would not apply, but the amount of withholding to which such non-U.S. holder would be subject is not entirely clear. If the transaction consideration were to be treated as a liquidating distribution, then we would be required to withhold at a rate of 10%. If the transaction consideration were to be treated as an ordinary dividend, then we would be required to withhold at a rate of 30%. Because we do not believe our non-U.S. holders can qualify for the 5% exception we intend to withhold at a rate of 35% with respect to all non-U.S. holders.

Taxable Sale of Common Stock.  Subject to the discussion of backup withholding and of distribution of gain from the disposition of United States real property interests above, if the transaction is treated as a taxable sale of our common stock, a non-U.S. holder should not be subject to federal income taxation on any gain or loss from the transaction unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the transaction and certain other requirements are met; or (iii) such shares of common stock constitute a “United States real property interest” under FIRPTA.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will generally be subject to United States federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain described in clause (i) of the previous paragraph.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the transaction and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the transaction, which may be offset by United States source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

If a non-U.S. holder’s stock constitutes a “United States real property interest” under FIRPTA, such holder will be subject to United States federal income tax on the gain recognized in the transaction on a net basis in the same manner as a U.S. holder. A non-U.S. holder’s stock generally will not constitute a U.S. real property interest if (i) we are a “domestically controlled qualified investment entity” at the transaction effective time, or (ii) both (a) our common stock is regularly traded on an established securities market at the date of the transaction and (b) the non-U.S. holder holds 5% or less of the total fair market value of our common stock at all times during the shorter of (x) the five-year period ending with the effective date of the transaction and (y) the non-U.S. holder’s holding period for the common stock. As discussed above, we believe that Paladin’s common stock is not regularly traded on an established securities market as of the date of this proxy statement. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the transaction effective time if non-U.S.

holders held directly or indirectly less than 50% in value of our common stock at all times during the five-year period ending with the transaction effective time. While we believe that we currently are a domestically controlled REIT, no assurances can be given that the actual ownership of our common stock has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the transaction effective time.

In addition, our common stock will not constitute a United States real property interest if (i) as of the effective date of the transaction, we did not hold any United States real property interests, and (ii) all of the United States real property interests held by us during the five-year period ending with the effective date of the transaction were disposed of in transactions in which the full amount of the gain (if any) was recognized. The application of this rule in a transaction such as the transaction is not entirely clear. You should consult your tax advisor regarding the possible FIRPTA tax consequences to you of the transaction.

Income Tax Treaties.  If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the United States federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

U.S. Withholding Tax.  As described above, it is unclear whether the receipt of the transaction consideration by a non-U.S. holder will be treated as a sale or exchange of our common stock or as a distribution from us that is attributable to gain from the deemed sale of our United States real property interests in the transaction. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% from the portion of the transaction consideration that is, or is treated as, attributable to gain from the sale of United States real property interests and paid to a non-U.S. holder, unless reduced by an applicable income tax treaty and the non-U.S. holder provides us with an applicable Form W-8. If a non-U.S. holder holds its stock through a nominee, that nominee may take a contrary position and conclude that withholding applies to the transaction consideration payable to such non-U.S. holder.

A non-U.S. holder may be entitled to a refund or credit against the holder’s United States federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisor regarding withholding tax considerations.

Information Reporting and Backup Withholding

Backup withholding, currently at a rate of 28%, and information reporting may apply to the cash received pursuant to the exchange of our common stock in the transaction. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form;
•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or
•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE TRANSACTION AND IS NOT TAX ADVICE. THEREFORE, OUR STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTION, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Deregistration of Paladin Common Stock

Once the transaction is completed, and Paladin has distributed the total stockholder consideration to its stockholders as a liquidating distribution, wound up its activities and dissolved, Paladin’s common stock will be deregistered under the Exchange Act.

THE AGREEMENT

This section of the proxy statement describes the material provisions of the agreement, which is attached as Exhibit A to this proxy statement and is incorporated in this proxy statement by reference. This summary may not contain all of the information about the agreement that may be important to you. Paladin urges you to read the full text of the agreement carefully because it is the legal document that governs the transaction. The agreement is not intended to provide you with any factual information about Paladin or its subsidiaries. In particular, the assertions embodied in the representations and warranties contained in the agreement (and summarized below) are qualified by information Paladin filed with the SEC prior to the date of the agreement, as well as by a confidential disclosure schedule that Paladin delivered to Resource OP in connection with the signing of the agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the agreement. The representations and warranties and other provisions of the agreement and the description of such provisions in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that Paladin files with the SEC and the other information in this document. See “Additional Information” on page 72 for additional information.

Paladin acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, Paladin is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this proxy statement not misleading.

Form, Effective Time and Closing of the Transaction

The agreement provides for the merger of Paladin OP with and into Merger Sub, upon the terms and subject to the conditions set forth in the agreement. Merger Sub will be the surviving entity in the merger and, following completion of the transaction, will continue to exist as a wholly owned subsidiary of Resource OP governed by the laws of the State of Delaware. The transaction will become effective at the later of the time that a certificate of merger is duly filed with the Delaware Secretary or at a later date and time as shall be agreed to by Paladin and Resource and specified in the certificate of merger (not to exceed 30 days from the date the certificate of merger is duly filed with the Delaware Secretary).

The agreement provides that the closing of the transaction will take place at the date and time mutually agreed by Paladin and Resource (but in no event later than the second business day following the date on which the last of the conditions to closing of the transaction (described under “The Agreement — Conditions to Completion of the Transaction” on page 48) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the closing of the transaction, but subject to the satisfaction or waiver of those conditions).

Organizational Documents of the Surviving Entity

Upon the completion of the transaction, the certificate of formation and limited liability company agreement of Merger Sub in effect immediately prior to the effective time of the transaction will be the certificate of formation and limited liability company agreement of the surviving entity.

Transaction Consideration

Transaction Consideration

At the effective time of the transaction, Paladin and Paladin Advisors will receive, in the aggregate, $51.2 million, subject to adjustment, for their interests in Paladin OP, representing all of the outstanding interests in Paladin OP, which we refer to as the transaction consideration. Of that amount, 99.8% will be paid to Paladin and the remaining 0.2% will be paid to Paladin Advisors. Paladin’s portion of the transaction consideration, along with all remaining cash held by Paladin after reserves and all fees and expenses of the transaction are paid, subject to certain conditions, will be distributed to Paladin’s stockholders, which we refer to as the total stockholder consideration. The total stockholder consideration is expected to equal between approximately $7.20 and $7.40 per share, assuming the transaction is completed by December 31, 2013. Paladin will thereafter be liquidated and dissolved in accordance with the Maryland General Corporation Law.

Payment of Transaction Consideration

The conversion of the Paladin OP Units into the right to receive the transaction consideration will occur automatically at the effective time of the transaction. In accordance with the agreement, Resource has appointed TD Bank as the paying agent to handle the payment and delivery of the transaction consideration. Prior to the effective time of the transaction, Resource OP will deposit with the paying agent cash in an amount sufficient to pay the transaction consideration.

Withholding

All payments under the agreement are subject to applicable withholding requirements.

Representations and Warranties

The agreement contains a number of representations and warranties made by Paladin and Paladin OP, on the one hand, and Resource OP and Merger Sub, on the other hand. The representations and warranties were made by the parties as of the date of the agreement and do not survive the effective time of the transaction. The representations and warranties are subject to certain qualifications and limitations contained in the agreement or agreed to by the parties in connection with negotiating the terms of the agreement, including information contained in (i) forms, reports and documents filed by Paladin with the SEC pursuant to the securities laws on or after January 1, 2010, and prior to the date of the agreement and (ii) Paladin’s confidential disclosure schedule provided by Paladin to Resource OP in connection with the signing of the agreement. Paladin’s confidential disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the agreement.

Representations and Warranties of Paladin and Paladin OP

Paladin and Paladin OP made representations and warranties in the agreement relating to, among other things:

•	corporate organization, valid existence, good standing and qualification to conduct business;
•	organizational documents;
•	capital structure;
•	entity authority, execution, delivery and validity of the agreement;
•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;
•	financial statements (including that such financial statements were prepared in accordance with GAAP applied on a consistent basis and fairly and accurately present the consolidated financial condition and results of operations of Paladin, Paladin OP and their subsidiaries);
•	financial records;
•	indebtedness;
•	SEC filings;
•	no undisclosed liabilities;
•	compliance with permits and law;
•	absence of certain changes or events since January 1, 2013;
•	employees;
•	material contracts;
•	litigation;

•	environment, health and safety matters;
•	real property and leases;
•	taxes;
•	insurance;
•	title to assets;
•	CCRs;
•	capital projects;
•	bank accounts;
•	books and records;
•	powers of attorney;
•	tax matters, including qualification as a REIT;
•	receipt of an opinion of Paladin’s financial advisor;
•	disclosure documents to be filed with the SEC in connection with the transaction;
•	brokers’, finders’ and investment bankers’ fees;
•	affiliated transactions;
•	mortgage loans; and
•	misleading statements.

Representations and Warranties of Resource OP and Merger Sub

Resource OP and Merger Sub made representations and warranties in the agreement relating to, among other things:

•	corporate organization, valid existence, good standing and qualification to conduct business;
•	organizational documents;
•	ownership of Merger Sub and no prior activities thereof;
•	entity authority, execution, delivery and validity of the agreement;
•	absence of any conflict with or violation of organizational documents or applicable laws;
•	sufficiency of funds;
•	brokers’, finders’ and investment bankers’ fees; and
•	misleading statements.

Definition of “Material Adverse Effect” and “Property Material Adverse Effect”

Many of the representations and warranties of the parties are qualified by either a “material adverse effect” or a “property material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect or property material adverse effect, as applicable). For the purposes of the agreement, “material adverse effect,” with respect to either Paladin or Resource means any event, circumstance, change or effect that is material and adverse to the assets, business, results of operations prospects or condition (financial or otherwise) of either Paladin, Paladin OP and their subsidiaries or Resource OP and Merger Sub, each taken as a whole. However, any event, circumstance, change or effect will not be considered a material adverse effect to the extent arising out of or resulting from the following:

•	changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates;

•	changes in law or tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Paladin, Paladin OP and their subsidiaries or Resource OP and Merger Sub, respectively, conduct their business;
•	changes in GAAP;
•	acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway;
•	earthquakes, hurricanes or other natural disasters;
•	the announcement or performance of the agreement or the transactions contemplated by the agreement or the consummation of the transactions contemplated by the agreement;
•	any action taken by Paladin, Paladin OP and their subsidiaries at the written request or with the express written consent of any of Resource OP or the Merger Sub or any action taken by Resource OP and its subsidiaries at the written request or with the express written consent of any of Resource OP and Merger Sub; or
•	any action brought or threatened by or on behalf of any stockholder of Paladin arising out of or in connection with the transactions contemplated by the agreement,

which, in the case of each of the first through fifth bullet points above, do not adversely affect either Paladin, Paladin OP and their subsidiaries or Resource OP and Merger Sub, respectively, in a disproportionate manner compared to other persons or participants in the industries in which Paladin, Paladin OP and their subsidiaries or Resource OP and Merger Sub, respectively, conduct their business and that operate in the geographic regions affected by such effect, event, development or change.

For the purposes of the agreement, “property material adverse effect,” means, with respect to any one of the properties, an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is materially adverse to the business, results of operations or physical or financial condition of such property or of the subsidiary that owns such property, including, without limitation:

•	the failure by Paladin to deliver the loan assumptions in accordance with the agreement;
•	the failure by Paladin to deliver the required certificates of its joint venture partners in accordance with the agreement;
•	a material casualty; and
•	a material condemnation.

For purposes of the third and fourth bullets, “material” means the lesser of (1) more than 50% of the unrecovered contribution amount of Paladin in the applicable joint venture and (2) $1,000,000.

Covenants and Agreements

Conduct of Business of Paladin Pending the Transaction

Paladin and Paladin OP have agreed to certain restrictions on it and its subsidiaries until the earlier of the effective time of the transaction or the valid termination of the agreement. In general, except with Resource’s prior written consent (not to be unreasonably withheld or delayed) or as otherwise expressly required or permitted by the agreement or required by law, Paladin and Paladin OP have agreed that they will, and they will cause each of their subsidiaries to, conduct their business in all material respects in the ordinary course of business consistent with past practice, and, subject to the limitations in the agreement, use their commercially reasonable efforts to conduct their operations in compliance, in all material respects, with applicable laws consistent with past practice and to preserve their assets and properties in good repair and condition. Specifically, Paladin and Paladin OP agreed that Paladin OP will not and will not permit its subsidiaries to:

•	authorize for issuance, issue or sell, pledge, dispose of or subject to any lien or agree or commit to any of the foregoing in respect of, any Paladin OP Units or other equity interests of Paladin OP or any subsidiary;

•	effect any recapitalization, reclassification or repurchase or redeem any equity interest;
•	reclassify, combine, split or subdivide any Paladin OP Units or any other equity interest of Paladin OP or any subsidiary;
•	declare, set aside, make or pay any dividend or other distribution, payable in cash, Paladin OP Units, property or otherwise, with respect to any Paladin OP Units or any other equity interests of Paladin OP or any subsidiary, subject to certain exceptions;
•	amend or otherwise change any provision of the organizational documents of Paladin, Paladin OP or their subsidiaries;
•	acquire, or agree to acquire, by sale or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity interest in, or by any other manner, in a single transaction or in a series of related transactions, any person, business, entity or division thereof or otherwise acquire or agree to acquire any properties or assets that are material, individually or in the aggregate, to Paladin OP, except transactions that would not adversely impact the transactions contemplated by the agreement;
•	incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a subsidiary) for indebtedness, subject to certain exceptions;
•	except as provided in the agreement, modify, amend or terminate any material contract or enter into any new material contract that, if entered into prior to the date of the agreement, would have been required to be listed in the agreement as a material contract;
•	modify, amend or terminate any of the leases at Governor Park, except in accordance with the terms thereof;
•	modify, amend or terminate any loan document, joint venture agreement or management contract, subject to certain exceptions;
•	except as otherwise permitted under the agreement, modify, amend or extend the note on the Stone Ridge property;
•	grant any consent or other approval with respect to or under any joint venture agreement, except in the ordinary course of business consistent with past practice;
•	take any action that would be reasonably likely to cause a material increase or decrease in the balance of any preferred return of a joint venture other than in the ordinary course of business;
•	fail to use its reasonable best efforts to comply with its obligations under the material contracts, including the existing loan documents and joint venture agreements;
•	repurchase, repay or pre-pay any indebtedness, subject to certain exceptions;
•	authorize, or enter into any commitment for, any material capital expenditure, subject to certain exceptions;
•	sell, lease, license, assign or transfer any material portion of its assets, whether tangible or intangible, including any of the properties;
•	mortgage, encumber or subject to any lien any material portion of its assets, whether tangible or intangible, including any of the properties, except as permitted by the agreement;
•	fail to use its best commercial efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering Paladin OP, the properties, subsidiaries and their respective properties, assets and businesses or substantially equivalent policies;
•	make any loan or enter into any other material transaction with, any of its directors, officers, managers, members, partners or employees outside the ordinary course of business;

•	settle or compromise any action in which Paladin OP or a subsidiary is a defendant (whether or not commenced prior to the date of the agreement) or settle, pay or compromise any claims not required to be paid, in any such case if doing so will materially adversely affect the business of Paladin OP or the subsidiaries or the ability of Paladin, Paladin OP or their subsidiaries to consummate the transactions contemplated by the agreement;
•	change any of its methods of accounting or accounting practices in any material respect or make any material tax election;
•	take any action that would be reasonably likely to cause, individually or in the aggregate, a property material adverse effect or a Paladin material adverse effect;
•	take any action or omit to take any action that would reasonably be likely to cause the representations or warranties in the agreement not to be true at closing, such that the condition to the transaction on behalf of Resource would not be satisfied at the closing; or
•	announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

Loan Assumptions

Resource OP or Merger Sub will assume all of the outstanding loans on the properties in connection with the transaction. Any fees and expenses required to be paid in connection with the assumption of the loans by Resource OP or Merger Sub, Paladin has agreed to pay for the first $1,000,000 of such fees and expenses plus 80% of any amounts in excess thereof. Resource OP or Merger Sub will be responsible for 20% of the assumption fees and expenses in excess of $1,000,000.

Preparation of Proxy Statement; Paladin Stockholders Annual Meeting

Paladin agreed to prepare and cause to be filed with the SEC the preliminary version of this proxy statement as promptly as reasonably practicable following the termination of the due diligence period. Paladin agreed to hold the Annual Meeting as promptly as practicable and, subject to certain exceptions, to include Paladin’s Board’s recommendation of the transaction, the agreement and the matters contemplated thereby in the proxy statement. Paladin agreed to use its reasonable best efforts to solicit proxies in favor of the approval of the transaction and the other matters contemplated by the agreement, as well as our dissolution.

Access to Information; Confidentiality; Notice

The agreement requires Paladin, Paladin OP and their subsidiaries during the due diligence period and until the closing date to, upon Resource OP’s reasonable advance notice to Paladin, Paladin OP and their subsidiaries, (1) provide Resource OP and its representatives with reasonable access, during normal business hours, to their officers, employees, agents, properties, offices, contracts, books and records and all other financial, operating and other data information relating to Paladin OP and its subsidiaries as Resource OP may reasonably request; (2) permit Resource to make copies or inspections as reasonably requested; and (3) make available all information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Paladin, Paladin OP and their subsidiaries as Resource may reasonably request.

Resource OP, at its own expense, also has the right to conduct appraisal and environmental and engineering inspections of the properties; provided, however, that Resource OP may not perform invasive testing on any property or building except as agreed to by Paladin OP in writing, which consent will not be unreasonably withheld or delayed. Following such activities, Resource OP must repair all damages not otherwise covered by insurance that are directly caused by such testing.

Resource OP may not contact or have any discussions with Paladin’s subsidiaries without the prior consent of Paladin OP, which consent will not be unreasonably withheld or delayed.

Paladin and Resource OP have agreed to hold, and to cause their representatives, financing sources and affiliates to hold, any non-public information in confidence to the extent required by the terms of their existing confidentiality agreement.

Paladin has agreed to give prompt written notice to Resource OP upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or to any of its subsidiaries which could reasonably be expected to have, individually or in the aggregate, a Paladin material adverse effect.

Non-Solicitation

For purposes of the agreement, “acquisition proposal” means any proposal or offer for any (i) reorganization, dissolution, liquidation or recapitalization of Paladin, Paladin OP or their subsidiaries, (ii) sale, consolidation, share exchange, business combination, tender offer, exchange offer or other similar acquisition of any of Paladin, Paladin OP or their subsidiaries, which is structured to permit a third party to acquire or purchase more than twenty percent (20%) of the assets or shares of capital stock, partnership interests or other equity interests of Paladin, Paladin OP and their subsidiaries, taken as a whole, (iii) the sale, lease, exchange, transfer, license, acquisition or disposition of more than twenty percent (20%) of the assets of Paladin, Paladin OP and their subsidiaries, taken as a whole, (iv) direct or indirect acquisition or purchase of more than twenty percent (20%) of the shares of capital stock, partnership interests or other equity interests of Paladin, Paladin OP and their subsidiaries, taken as a whole, or (v) any combination of any of the foregoing.

From and after the date of the agreement and until the earlier of the effective time of the transaction and the termination of the agreement, Paladin, Paladin OP and their subsidiaries and their representatives are prohibited from soliciting or knowingly facilitating any inquiry that is or could reasonably become an acquisition proposal. Paladin is also prohibited from continuing or participating in any discussions or negotiations regarding, or furnishing to any third party any non-public information in connection with, any acquisition proposal or an inquiry in connection with an acquisition proposal. Paladin is prohibited from withdrawing, modifying or amending Paladin’s board’s recommendation. Paladin is prohibited from approving, endorsing, recommending or entering into any agreement in principle, arrangement, understanding, contract or agreement relating to an acquisition proposal. Notwithstanding the foregoing, (i) Paladin may contact a third party that made an acquisition proposal solely for the purpose of clarifying the terms and conditions of such acquisition proposal to determine whether the acquisition proposal is reasonably likely to result in a superior proposal (as defined below) and (ii) if Paladin’s board determines in good faith that such acquisition proposal is reasonably likely to result in a superior proposal, Paladin’s board may then furnish non-public information to the person who made the acquisition proposal, participate in negotiations regarding such proposal and following receipt of a written acquisition proposal that constitutes a superior proposal recommend that Paladin’s stockholders approve such superior proposal and thereby change Paladin’s board’s recommendation.

For purposes of the agreement, “superior proposal” is defined as a bona fide written acquisition proposal (except that, for purposes of this definition, the references in the definition of “acquisition proposal” to “20%” are replaced by “more than 50%”) made by a third party after the date of the agreement that did not result from a breach of the no-solicitation covenants set forth in the agreement on terms that Paladin’s board determines in its good faith judgment, after consultation with outside legal counsel and its financial advisor and after taking into account all terms and conditions of the acquisition proposal, to be more favorable from a financial point of view to Paladin’s stockholders than the transaction and the agreement, the material conditions to the consummation of which are all reasonably capable of being satisfied in the judgment of Paladin’s board taking into account all legal, financial, regulatory and other aspects of the proposal and for which financing, to the extent required, is then committed or, in the judgment of the board, reasonably likely to be available.

In addition, at any time following the date of the agreement and prior to obtaining the approval of the transaction by the Paladin stockholders, Paladin may respond to an unsolicited bona fide written acquisition proposal made by a third party, provide the third party with access to Paladin’s properties, books and records, furnish confidential information to (subject to a permitted confidentiality agreement) and engage in discussions or negotiations with such third party if Paladin’s board (i) determines in good faith that the acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal and (ii) determines in good faith that the failure to take such action would be inconsistent with the directors’ duties under applicable law.

Paladin must provide notice to Resource not fewer than 36 hours prior to a determination by Paladin’s board that an acquisition proposal is reasonably likely to lead to a superior proposal. Such notification must be oral and in writing and Paladin will negotiate in good faith with Resource concerning any new proposal by

Resource prior to the expiration of such 36-hour period. Paladin will promptly notify Resource thereafter if Paladin’s board determines that an acquisition proposal is not, and is unlikely to become, a superior proposal.

Further Action; Reasonable Efforts

Each party to the agreement has agreed to use its reasonable efforts to take all appropriate actions and do all things necessary, proper or advisable under applicable laws to consummate and make the transaction effective and the other transactions contemplated by the agreement, including using reasonable efforts to obtain permits, consents, qualifications and orders of governmental authorities. Each of Paladin and Resource agreed to cooperate and use its reasonable best efforts to defend through litigation on the merits any action asserted by any party to avoid the entry of or to have vacated, lifted, reversed, terminated or overturned any order that restricts, delays, prevents or prohibits consummation of the transaction.

Paladin has agreed to use its commercially reasonable efforts to obtain any third-party consents that are necessary, proper or advisable to complete the transaction, disclosed in the confidential disclosure schedule or required to prevent a Paladin material adverse effect from occurring prior to the effective time of the transaction. In the event that Paladin fails to obtain any third party consent, Paladin will use its commercially reasonable efforts and take actions as are reasonably requested by Resource to minimize any adverse effect on Paladin and Resource resulting or which would reasonably be expected to result after the transaction effective time from the failure to obtain such consent.

Certain Tax Matters

Paladin OP and Resource OP will cooperate in the preparation, execution and filing of all returns and documents relating to real property transfers or any other taxes or fees that become payable in connection with the transaction and the other matters contemplated by the agreement and will cooperate in trying to minimize any transfer taxes incurred as a result of the transaction and the agreement. Any transfer taxes will be shared equally between Paladin and Resource.

Paladin will take or refrain from taking all actions necessary to ensure that Paladin will qualify for taxation as a REIT for U.S. federal income tax purposes for its current taxable year. Until the transaction effective time, Paladin will facilitate all reasonable requests of Resource with respect to maintaining its REIT status for the current taxable year and, if applicable, its 2014 taxable year.

Paladin will use its reasonable best efforts to prepare all income tax returns for Paladin OP and its subsidiaries for all periods ending on or prior to the closing date the due dates of which are after the closing date. All of such tax returns will be timely prepared in a manner consistent with past practice. Paladin will use its reasonable best efforts to submit each return to Resource for its review and comment at least fifteen (15) calendar days before the due date. Paladin will timely pay all taxes of Paladin OP and its subsidiaries attributable to periods prior to closing date, including all taxes shown on the tax returns.

Resource OP will prepare and timely file any income tax and any non-income tax returns of Paladin OP and its subsidiaries for tax periods beginning before the closing date and ending after the closing date for which the due date is after the closing date. All of such tax returns will be timely prepared in a manner consistent with past practice. Resource will submit each return to Paladin for its review and comment at least fifteen (15) calendar days before the due date. Any taxes shown as payable and attributable to periods prior to the closing date will be paid by Paladin and any refunds due will be paid by Resource OP to Paladin.

Paladin will obtain a tax opinion from counsel dated as of the closing date.

Public Announcements

The parties have agreed, subject to certain exceptions, to consult with, and provide each other the reasonable opportunity to review and comment upon any press release or other public statement before issuing any such press release or otherwise making any public statements or filings with respect to the agreement or any of the transactions contemplated by the agreement.

Notification of Certain Matters

Each of Resource OP and Paladin has agreed to provide prompt notice to the other of (a) any notice received from any governmental authority in connection with the agreement or the transactions contemplated by the agreement, (b) any notice from any person or entity alleging that its consent is or may be required in connection with any such transaction, (c) any material actions threatened or commenced against or otherwise affecting Paladin relating to the transactions contemplated by the agreement or (d) any effect, event, development or change prior to the closing date which causes or is reasonably likely to cause the conditions to closing not to be satisfied.

Existing Mortgage Indebtedness

Resource OP will execute such documents and take such action as each existing lender under existing mortgage indebtedness in order to cause Paladin and Paladin OP and any subsidiary, other than a joint venture subsidiary, to be released from liability, including any guaranties, pursuant to the existing mortgage indebtedness. In addition, in the event that Resource OP determines to prepay or defease any existing mortgage indebtedness, Resource will bear all costs and fees in connection with such prepayment or defeasement.

Exclusivity and Due Diligence Period

From the date the agreement was signed until thirty days thereafter, Resource OP and Paladin OP entered into a period of exclusivity regarding the negotiation of the transaction as well as a due diligence period in which Resource OP continued its due diligence on Paladin OP and its assets. In addition, during the due diligence period, Paladin agreed not to initiate, solicit, negotiate, accept or discuss any proposal or offer from any person other than Resource OP for Paladin OP’s assets. Paladin OP agreed to immediately notify Resource OP if Paladin OP received any indications of interest, requests for information or any offers, including an alternate proposal, and provide Resource OP with the terms of such indications of interest, requests for information or any offers, including any written communications relating thereto. Paladin OP also agreed to terminate any existing discussions or negotiations with any persons other than Resource OP.

During the due diligence period, Paladin OP would, with reasonable advance notice, allow Resource OP (i) access to Paladin OP’s properties, books and records and financial and operating data, (ii) to make copies and inspections of such properties, books and records and financial and operating data, and (iii) access to all information concerning Paladin OP’s properties, contracts, assets, liabilities and personnel as may be reasonably requested. Resource OP had the right to conduct appraisal and environmental and engineering inspections at the properties except no invasive testing was permitted without the written consent of Paladin OP, which consent could not be unreasonably withheld or delayed. Resource OP had to provide at least two business days prior written notice of an intent to inspect any property. Resource OP would be responsible for any repairs of damage not insured and caused by such testing. Resource OP could not, however, have contact with Paladin OP’s partners or their representatives without prior written consent of Paladin OP, which consent could not be unreasonably withheld or delayed. Any information provided pursuant to these provisions in the agreement is required to be kept confidential.

All costs of the inspections and tests performed by Resource OP are borne by Resource OP. Resource OP indemnified and held harmless Paladin OP and its affiliates for any claim for damage to the property and/or death or injury to any person. All information provided to Resource OP is required to be kept confidential.

All obligations of Resource OP pursuant to this provision of the agreement will survive the closing of transaction or the termination of the agreement. During the due diligence period, if Paladin OP had failed to provide the access requested or fail to cooperate with Resource OP in its access or inspections, Resource OP could have terminated the agreement, been entitled to the return of its earnest money deposit and Paladin OP would have been required to pay up to a maximum of $500,000 of Resource OP’s expenses.

Resource’s Audit

Resource is required by Rule 3-14 or 3-05 of Regulation S-X to prepare and file an audited consolidated statement of operations of Paladin OP and an unaudited interim period prior to the closing date. In connection with such financial statements, Paladin will prepare the required financial statements and reasonably cooperate with Resource’s auditor in the preparation thereof. Resource will be responsible for all costs related to the preparation and audit of such financial statements.

Stone Ridge Note

Prior to the closing date, Paladin was required to extend the payment due date of the Stone Ridge note to December 31, 2013 and not otherwise change, modify or refinance such note without the prior written consent of Resource OP. The Stone Ridge note was extended until December 31, 2013 on July 17, 2013, and further extended until March 31, 2014 on October 14, 2013. Any fees or expenses incurred by Paladin in connection with a request of Resource OP related to the Stone Ridge note will be payable by Resource.

Indemnification of Directors and Officers; Insurance

After the effective time of the transaction, the surviving entity will provide substantially similar rights to indemnification existing in favor of, and all limitations of personal liability of, each director, officer, manager or partner of Paladin OP and each subsidiary, or an indemnified person, provided for in the partnership agreement of Paladin OP or certificate of limited partnership or the organizational documents of any of the subsidiaries with respect to matters occurring prior to the effective time of the transaction.

For a period of six years after the effective time of the transaction, pursuant to the terms of the agreement and subject to certain limitations, Paladin will obtain and fully pay the premium for a “tail” directors and officers liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable as the existing policies with respect to any actual or alleged errors or omissions, misstatements, breach of duty or any matter claimed that occurred at or prior to the transaction effective time.

Conditions to Completion of the Transaction

Mutual Closing Conditions

The obligation of each party to complete the transaction is subject to the satisfaction or waiver, at or prior to the effective time of the transaction, of the following conditions:

•	approval of the transaction and the other matters contemplated by the agreement by the Paladin stockholders; and
•	the absence of any law or order by any governmental authority prohibiting the consummation of the transaction or making consummation of the transaction illegal.

Closing Conditions for the Benefit of Resource OP and Merger Sub

The obligation of Resource OP and Merger Sub to complete the transaction is subject to the satisfaction or waiver, at or prior to the effective time of the transaction, of the following additional conditions:

•	the accuracy in all material respects as of the date of the agreement and as of the closing (or, in the case of representations and warranties that by their terms are made as of a specific date) of certain representations and warranties made in the agreement by Paladin except that all qualifications, limitations and exceptions referring to Paladin material adverse effect, material, in all material respects or like words will be disregarded (except for the representation related to absence of certain changes which will be true and correct in all respects) and also provided that Resource cannot terminate the agreement for any inaccuracies or breaches of a representation or warranty if it had actual knowledge of such inaccuracy or breach either prior to the date of the agreement or during the due diligence period and failed to provide written notice to Paladin either prior to the date of the agreement or the end of the due diligence period;
•	the performance by Paladin, in all material respects, of all obligations and compliance by Paladin, in all material respects, with its agreements and covenants to be performed or complied with under the agreement on or prior to the effective time of the transaction;
•	delivery of a closing certificate to Resource signed by an officer of Paladin certifying to certain closing conditions having been satisfied;
•	Resource will have obtained from each existing lender (and any other party whose consent is required under the existing loan documents) executed and effective assumption documents in form and substance reasonably acceptable to Paladin and Resource with respect to the existing mortgage indebtedness; and

•	delivery by Paladin to Resource of the following:
(a)	a written certification from the joint venture partners of Paladin confirming the joint venture partner’s status as a partner, the joint venture agreements provided are true, correct and complete and the balance of the joint venture preferred return (as defined in the agreement) provided in the confidential disclosure schedules are correct; with respect to the Stone Ridge note confirmation of the outstanding amount, the date to which interest and principal have been paid, the terms of payment and maturity date and the copy of the note is true, correct and complete;
(b)	estoppel certificates from Paladin and Paladin Advisors confirming there is no liability or obligation of Paladin or any affiliate following the closing date arising out of or related to the Paladin Advisory Agreement;
(c)	such disclosures, reports and tax forms as are required by applicable law in connection with the consummation of the transactions contemplated in the agreement;
(d)	non-imputation and other affidavits and agreements for the benefit of the applicable title company so that each title company has issued to Resource, non-imputation endorsements to each Paladin title insurance policy;
(e)	each of the consents set forth on the confidential disclosure schedules;
(f)	an opinion of counsel to Paladin, dated as of the closing date;
(g)	certified copies of the organizational documents of Paladin OP and each subsidiary accompanied by a certificate of the general partner of Paladin OP and the manager of the applicable subsidiary, dated as of the closing, stating that no amendments have been made to such organizational document since the date thereof;
(h)	certified good standing certificates for Paladin OP and each of the subsidiaries in their respective jurisdictions of organization and in each other jurisdiction in which the operation of their business requires them to qualify to do business as a foreign corporation, except where such failure to be in good standing would not be reasonably expected to have a property material adverse effect; and
(i)	a tax opinion of Arent Fox LLP, tax counsel to Paladin, dated as of the closing date;
(j)	an affidavit of non-foreign status from Paladin OP that complies with the Code; and
(k)	in addition to the above deliverables, there will have been no effect, event, development or change that, individually or in the aggregate with all other effects, events, developments and changes, will have resulted or would be reasonably likely to result in a property material adverse effect or Paladin material adverse effect.

Closing Conditions for the Benefit of Paladin and Paladin OP

The obligation of Paladin and Paladin OP to complete the transaction is subject to the satisfaction or waiver, at or prior to the effective time of the transaction, of the following additional conditions:

•	the accuracy in all material respects as of the date of the agreement and as of the closing (or, in the case of representations and warranties that by their terms are made as of a specific date) of certain representations and warranties made in the agreement by Resource except that all qualifications, limitations and exceptions referring to Paladin material adverse effect, material, in all material respects or like words will be disregarded (except for the representation related to absence of certain changes which will be true and correct in all respects);
•	the performance by Resource, in all material respects, of all obligations and compliance with, in all material respects, its agreements and covenants to be performed or complied with under the agreement on or prior to the effective time of the transaction;

•	delivery of a closing certificate to Paladin signed by an officer of Resource certifying to certain closing conditions having been satisfied; and
•	delivery by Resource of a duly executed escrow agreement.

Termination of the Agreement

Termination by Mutual Agreement

The agreement may be terminated at any time before the effective time of the transaction by the mutual written agreement of Paladin OP and Resource OP.

Termination by Either Paladin OP or Resource OP

The agreement may also be terminated prior to the effective time of the transaction by either Paladin OP or Resource OP if:

•	the transaction has not been consummated by December 31, 2013 (provided that this termination right will not be available to a party if that party is in default of its obligations under the agreement);
•	any governmental authority has issued a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the transaction; or
•	the Paladin stockholders fail to approve the transaction and the other matters contemplated by the agreement at a duly convened meeting of Paladin’s stockholders.

Termination by Resource OP

The agreement may also be terminated prior to the effective time of the transaction by Resource OP if:

•	any of the representations and warranties of Paladin or Paladin OP was inaccurate as of, or subsequent to (as if made on such subsequent date), the date of the agreement, or if Paladin or Paladin OP breaches any of its covenants under the agreement, in each case such that Resource OP’s condition with respect thereto to complete the transaction is incapable of being satisfied and such inaccuracy or breach is not cured within fifteen days after Resource OP sends a notice of termination to Paladin OP (provided that this termination right will not be available if Resource OP or Merger Sub had actual knowledge of any such inaccuracy or breach prior to the date of the agreement or effective time, and nonetheless executed the agreement or completed the transaction, respectively); or
•	(i) Paladin’s board of directors withdraws, modifies or amends its recommendation in any manner adverse to Resource OP or Merger Sub, (ii) (A) Paladin’s board of directors approves, endorses or recommends an acquisition proposal, (B) a tender offer or exchange offer for any outstanding shares of the Paladin common stock that constitutes an acquisition proposal, other than by Resource OP or Merger Sub, is commenced prior to obtaining the approval of Paladin’s stockholders and Paladin’s board of directors fails to recommend against acceptance of such tender offer or exchange offer (including by taking no position), or (C) Paladin, Paladin OP or Paladin’s board of directors publicly announces its intention to do either (A) or (B), or (iii) Paladin’s board of directors exempts or is required to exempt any other person from the provisions from its governing documents relating to restrictions on transfer or ownership.

Termination by Paladin OP

The agreement may also be terminated prior to the effective time of the transaction by Paladin OP if:

•	any of the representations and warranties of Resource OP or Merger Sub was inaccurate as of, or subsequent to (as if made on such subsequent date), the date of the agreement, or if Paladin or Paladin OP breaches any of its covenants under the agreement, in each case such that Resource OP’s condition with respect thereto to complete the transaction is incapable of being satisfied and such inaccuracy or breach, to the extent curable, is not cured within fifteen days after Paladin OP sends a notice of termination to Resource OP; or

•	Paladin’s board of directors approves, and authorizes Paladin or Paladin OP to enter into, a definitive agreement to implement a superior proposal, but only so long as (a) Paladin’s stockholders have not yet approved the transaction; (b) Paladin OP is not and has not been in breach of any of its obligations relating to the non-solicitation of transactions; (c) Paladin’s board of directors has determined in good faith, after consulting with Paladin’s financial advisor and outside legal counsel, that such agreement constitutes a superior proposal; and (d) Paladin OP has notified Resource OP in writing that, after complying with the provisions relating to the non-solicitation of transactions, it intends to enter into such agreement, attaching the most current version of such agreement (including any amendments, supplements or modifications).

Termination Fee and Expenses Payable

If the agreement is terminated (i) by mutual written consent of Resource OP and Paladin OP, (ii) because the transaction has not been completed by December 31, 2013, or (iii) because of any governmental authority issuing a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the transaction, in each case, the paying agent will return the earnest money deposit, together with any accrued interest and dividends thereon, to Resource OP.

If the agreement is terminated by Resource OP as a result of a breach of Paladin OP’s inaccuracy or breach of any of its representations, warranties or covenants under the agreement, then the paying agent will deliver the earnest money deposit, together with any accrued interest and dividends to Resource OP and Paladin OP will reimburse Resource OP’s and Merger Sub’s accountable expenses up to an aggregate of $500,000.

If Resource OP defaults in its obligations to pay the transaction consideration when required, or otherwise defaults in its obligations under the agreement and the agreement is terminated by Paladin OP, then the earnest money deposit, including any accrued interest and dividends thereon, will be paid to Paladin OP as liquidated damages, and will be Paladin OP’s sole remedy.

If the agreement is terminated by Paladin OP because Paladin’s board of directors approves, and authorizes Paladin or Paladin OP to enter into, a definitive agreement to implement a superior proposal, subject to certain exceptions as described above “The Agreement — Termination of the Agreement — Termination by Paladin OP,” then the paying agent will return the earnest money deposit, together with any accrued interest and dividends to Resource OP and Paladin will pay to Resource OP $2 million plus an expense reimbursement amount of up to an aggregate of $500,000.

If the agreement is terminated by either Resource OP or Paladin OP as a result of the failure by the Paladin stockholders to approve the transaction and the other matters contemplated by the agreement at a duly convened meeting of Paladin’s stockholders, then the paying agent will return the earnest money deposit, together with any accrued interest and dividends, to Resource OP and Paladin will reimburse Resource OP’s and Merger Sub’s accountable expenses up to an aggregate of $400,000.

Miscellaneous Provisions

Payment of Expenses

Other than as described above in “The Agreement — Termination Fee and Expenses Payable,” the agreement provides that each party to the agreement will pay its own fees and expenses (including fees and expenses payable to its representatives) in connection with the agreement or the transactions contemplated by the agreement, whether or not the transaction is completed.

Specific Performance

The parties to the agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the agreement and to enforce specifically the terms and provisions of the agreement, in addition to any and all other remedies under the agreement, at law or in equity.

Amendment

The agreement may be amended, modified or supplemented only by an instrument in writing signed by the parties to the agreement at any time prior to the effective time.

Waiver

Prior to the effective time, Resource OP and Paladin OP may, to the extent permitted by law, extend the time for performance of any obligation of the other or waive any inaccuracy in the representations and warranties of the other or the other party’s compliance with any covenant, obligation or condition contained in the agreement. Any such agreement must be in writing signed by the extending or waiving party, and will preclude a claim against the breaching party for any damages relating to such inaccuracy or breach.

No Third-Party Beneficiaries

There are no third-party beneficiaries to the agreement other than, after the effective time of the transaction, the rights of the director, officers and certain other persons to be indemnified.

Regulatory Matters

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the completion of the transaction, other than the filing of the certificate of merger with respect to the transaction with, and acceptance of such certificate of merger for record by, the Delaware Secretary.

Governing Law

The agreement is governed by the laws of the State of Maryland (without giving effect to choice of law principles thereof). Each party agreed to waive its respective rights to a jury trial.

NO DISSENTERS’ RIGHTS OF APPRAISAL

Under Maryland corporation law, stockholders who object to the transaction proposal do not have any appraisal rights or dissenters’ rights in connection with the transaction proposal. However, Paladin stockholders may vote against the transaction and the other matters contemplated by the agreement, as well as our dissolution.

BOARD OF DIRECTORS INFORMATION

What is the makeup of the board of directors and how often are members elected?

Our board of directors currently has five members, all five of whom are up for re-election at the Annual Meeting. Each director stands for election each year. Although our shares are not listed on the New York Stock Exchange, or the NYSE, or any other national securities exchange, our board of directors has determined that the following members of our board of directors are independent under the NYSE rules: Harold H. Greene, Michael L. Meyer and Christopher H. Volk. In addition, we have determined that these directors are independent pursuant to the definition of independence in our charter, which is based on the definition included in the North American Securities Administrators Association, Inc.’s Statement of Policy Regarding Real Estate Investment Trusts, as revised and adopted on May 7, 2007, which we refer to as the NASAA Guidelines. Our charter is available on our website at www.Paladinreit.com.

What are the qualifications of the directors nominated to serve on the board of directors?

Our board of directors is comprised of individuals with diverse experience at policy-making levels in a variety of real estate businesses in areas that are relevant to our activities. Each director was nominated on the basis of the unique experience, qualifications, attributes and skills that he brings to the board, as well as how those factors blend with those of the others on the board as a whole. On an individual basis:

•	James R. Worms has served as a member of our board of directors for the last nine years and is our current President and Chief Executive Officer. He brings insight into all aspects of our business due to both his current role and his history with us. The knowledge of our business and his experience managing real estate investment and advisory transactions totaling billions of dollars are assets to our board of directors.
•	John A. Gerson has served as a member of our board of directors and as our Chief Financial Officer for the last nine years and has extensive knowledge of our financial position. With this knowledge and his experience as a former chief financial officer for a major management buyout firm with more than $60 billion in invested equity capital, Mr. Gerson provides our board of directors with essential information that enables a better understanding of the business and financial risks facing us.
•	Harold H. Greene has served as a member of our board of directors for the last nine years and is a 40-year veteran of the commercial and residential real estate lending industry. He brings both knowledge of the lending industry and experience with real estate portfolio management to our board of directors. In addition, he offers the experience gained by serving as a director and member of the audit, compensation and nominating and corporate governance committees for a builder of new luxury and single family homes.
•	Michael L. Meyer has served as a member of our board of directors for the last nine years. He brings to our board of directors knowledge of the real estate industry and community and over 30 years as a certified public accountant. He has extensive experience as a real estate investor and serves as chief executive officer for a company providing property acquisition, financing and management services and advice to real estate entities. In addition, his service as director for two non-listed REITs is integral to our board’s understanding of current trends in the industry.
•	Christopher H. Volk has served as a member of our board of directors for the last nine years. He offers our board of directors REIT leadership experience, previously having served as the president, chief executive officer and director of a company providing advisory services to a REIT and as an executive officer of two publicly listed REITs. This experience in the real estate industry assists us in evaluating our investments and investment strategies.

Are any current directors not standing for re-election?

No.

What if a nominee is unwilling or unable to serve?

We currently expect that all nominees will be willing and able to serve as directors. If any nominee is unwilling or unable, proxies voted in favor of the original nominee will be voted for a substitute nominee nominated by the board of directors.

How often did the board meet in fiscal year 2012?

In fiscal year 2012, the board of directors met eight times and acted by written consent six times. In fiscal year 2012, each director attended at least 75% of the meetings of the board and of the committees of which he was a member.

Does Paladin have a policy with regard to board members’ attendance at stockholder meetings?

Our directors may, but are not required to, attend our stockholders meetings. Messrs. Worms and Meyer attended our 2012 Annual Meeting of Stockholders either in person or by telephone.

What is the board’s leadership structure and who is responsible for risk management?

We had separated the positions of Chief Executive Officer and Chairman of the Board beginning in November 2008; however, since June 2011, Mr. Worms serves as Chief Executive Officer and Chairman. As our chief executive officer, Mr. Worms manages our business under the direction of the board of directors and implements our policies as determined by the board of directors. As our chairman, Mr. Worms is responsible for leading board meetings and meetings of stockholders, overseeing the creation of agendas for board meetings and providing information to the other directors in advance of and between meetings. Given Mr. Worms’ direct involvement in our operations, he is best positioned to lead strategic planning sessions, including allocating time during the meeting to discuss our investment objectives, both long-term as well as short-term. Given that three of our five directors are independent directors with significant experience in leadership of business organizations such as ours, the board of directors currently believes that the structure that combines the roles of Chairman and Chief Executive Officer is appropriate for us.

The board of directors is responsible for the oversight of our risk management. In each of its meetings, our board of directors receives reports from management regarding the main operational and financial risks we are facing and the steps that management is taking to address and mitigate such risks. In addition, the Audit Committee of our board of directors is charged with certain responsibilities relating to risk management, including a periodic review of risk assessment and risk management policies, periodic meetings with management to review major financial risk exposures and the steps taken to monitor and control such exposures and the establishment and oversight of a code of ethical conduct.

The board of directors’ oversight of risk has not specifically affected its leadership structure. In establishing the board’s current leadership structure, risk oversight was one factor among many considered by the board, and the board believes that its current leadership structure is conducive to and appropriate for its risk oversight function. If in the future the board believes that a change in its leadership structure is required to, or potentially could, improve the board’s risk oversight function, it may make any change it deems appropriate.

ELECTION OF DIRECTORS, DIRECTOR BIOGRAPHIES

Who are this year’s nominees?

The directors standing for re-election this year to hold office until the 2014 Annual Meeting of Stockholders and until their successors are elected and qualify are:

James R. Worms, age 68, has served as one of our directors since October 2003 and as Chairman since November 2008. Mr. Worms has also served as our President and Chief Executive Officer since June 17, 2011. He also served as our President and Chief Executive Officer from October 2003 to November 2008. Mr. Worms is also the President of Paladin Realty Advisors, LLC, which we refer to as Paladin Advisors, and the Chairman and Chief Executive Officer of Paladin Realty Partners, LLC, which we refer to as Paladin Realty. Paladin Realty is our sponsor and the managing member of Paladin Advisors.

Prior to joining the predecessor of Paladin Realty in 1995, Mr. Worms was a Managing Director of Salomon Brothers, where he co-managed the firm’s worldwide real estate investment banking activities. In this capacity, he was involved in real estate investment and advisory transactions totaling billions of dollars, including extensive experience in all types of commercial and residential real estate. Prior to joining Salomon Brothers, Mr. Worms was a principal at Eastdil Realty, Inc. where he directed Eastdil’s Western Region partnership investment operations. Before joining Eastdil, Mr. Worms worked as a Certified Public Accountant at Coopers & Lybrand. Mr. Worms served on the board of directors for MeriStar Hospitality Corporation, a publicly traded real estate investment trust focused on the lodging industry, from August 1998 until its acquisition by an affiliate of The Blackstone Group in May 2006. Mr. Worms has been a member of various industry organizations including the Pension Real Estate Association, the National Association of Real Estate Investment Trusts, the International Council of Shopping Centers and the Urban Land Institute.

Mr. Worms graduated from UCLA with a Bachelor’s degree in Economics and from The Anderson School of Management at UCLA with a Masters degree in Business Administration. Mr. Worms also received a law degree from Hastings College of Law.

John A. Gerson, age 65, has served as our Chief Financial Officer and an Executive Vice President and also as one of our directors since February 2004. He is also an Executive Vice President and Chief Financial Officer of Paladin Advisors and the Chief Financial Officer, a Senior Managing Director and a management committee member of Paladin Realty. In addition, Mr. Gerson serves as a director on the board of directors of InPAR S.A., a Brazilian public company, which is a portfolio company of an investment fund managed by an affiliate of Paladin Realty.

Prior to joining Paladin Realty in 1999, Mr. Gerson was Chief Financial Officer of Kohlberg Kravis Roberts & Co., or KKR, a major management buyout firm with more than $60 billion in invested equity capital, from 1985 to 1996. He was responsible for KKR’s banking and financing needs, the firm’s reporting systems, senior liaison contact with investors and management of the firm’s treasury and general partners’ investments. From 1982 to 1985, he was Vice President and Deputy Controller of Societé Generale’s U.S. operations, directing all financial accounting and reporting systems of their U.S. business unit. From 1980 to 1982, he was Chief Financial Officer of Wells Fargo Bank International, a $500 million multi-branch international banking subsidiary of Wells Fargo International Bank. Mr. Gerson started his career as Assistant Controller and Assistant Vice President of Irving Leasing Corporation, an equipment leasing and financing subsidiary of Irving Trust Company, after serving as an audit supervisor for Peat, Marwick, Mitchell & Co.

Mr. Gerson is a trustee of Pace University and a trustee of the Morristown Medical Center Foundation. He is also a member of the American Institute of Certified Public Accountants and the New York State and New Jersey Society of Certified Public Accountants. He graduated from Pace University with a Bachelor’s degree in Business Administration.

Harold H. Greene, age 74, has served as one of our directors since February 2004. Mr. Greene is a retired Managing Director of Commercial Real Estate for Bank of America, where he held responsibility for lending to commercial real estate developers in California, from 1998 to June 2001. Prior to joining Bank of America, Mr. Greene served from 1990 to 1998 as an Executive Vice President with Seafirst Bank, where he was responsible for real estate lending for the Northwest and for managing a real estate portfolio comprised of approximately $2 billion in assets. Mr. Greene previously served as a director of William Lyon Homes, a builder of new luxury and single family home communities in California, Nevada and Arizona, and Grubb & Ellis Company.

Mr. Greene graduated from UCLA with a Bachelor’s degree in Political Science. Mr. Greene has also studied at the Northwestern University Mortgage Banking School and the Southwest Graduate School of Banking at Southern Methodist University.

Michael L. Meyer, age 74, has served as one of our directors since February 2004. Mr. Meyer is a private real estate investor and since October 1999 has been the Chief Executive Officer of Michael L. Meyer Company, which is a principal of and/or manager of real estate entities and provides those entities with property acquisition financing and management services and advice. Since June 2006, Mr. Meyer has also been a principal in TwinRock Partners, LLC (formerly AMG Realty Investors, LLC), a commercial and real estate investment company. From 1974 to 1998, Mr. Meyer was Managing Partner — Orange County with E&Y Kenneth Leventhal Real Estate Group of Ernst & Young LLP and its predecessor. Mr. Meyer is a director of Opus Bank. Mr. Meyer is also a director of KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT.

Mr. Meyer was inducted into the California Building Industry Foundation Hall of Fame in June of 1999 for outstanding achievements in the real estate industry and community. Mr. Meyer was also the recipient of the University of California Irvine Graduate School of Management Real Estate Program Lifetime Achievement Award. Mr. Meyer is a graduate of the University of Iowa.

Christopher H. Volk, age 57, has served as one of our directors since February 2004. Mr. Volk is Co-Founder, Chief Executive Officer and President of STORE Capital Corporation, an institutionally-held net lease real estate investment trust formed to provide capital to real estate intensive companies for their operational real estate assets. Previously, Mr. Volk served until 2010 as President and Chief Executive Officer and a director of Spirit Finance Capital Management, LLC, a Scottsdale, Arizona-based company that provides advisory services for Spirit Finance Corporation, a real estate investment trust that specializes in providing financing for single tenant, operationally-essential real estate, which he co-founded in 2003. In August 2007, Spirit Finance Corporation was acquired through a merger with Redford Merger Co., which is owned by a consortium of investors including Macquarie Bank Limited, Kaupthing Bank, and other independent equity participants. From 2004 to August 2007, Spirit Finance Corporation was a listed company on the New York Stock Exchange. From 1986 until August 2001, Mr. Volk was President and Chief Operating Officer and a member of the board of directors of Franchise Finance Corporation of America, a NYSE-listed real estate investment trust that focused on providing real estate financing to multi-unit operators of chain restaurants, convenience stores and automotive services and parts outlets, and from August 2001 to December 2002 served as Chief Operating Officer of its successor, GE Franchise Finance.

Mr. Volk has been widely published in areas of finance, credit analysis and evaluation and has frequently served as a guest lecturer and conference speaker. Mr. Volk graduated from Washington and Lee University with a Bachelor’s degree and from Georgia State University with a Master’s degree in Business Administration.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION
OF EACH OF THESE DIRECTOR NOMINEES

EXECUTIVE OFFICER BIOGRAPHY

Michael B. Lenard, age 58, has served as our Executive Vice President, Secretary and Counselor since October 2003. Mr. Lenard also served as one of our directors from October 2003 to March 2011. Mr. Lenard is also an Executive Vice President and Counselor of Paladin Advisors and a Senior Managing Director, Counselor and management committee member of Paladin Realty. He has been a member of various industry organizations, including the Urban Land Institute, where he serves on the Entertainment Development Council. Mr. Lenard is the Chairman of the Board of Directors of InPAR S.A., a Brazilian public company, which is a portfolio company of an investment fund managed by an affiliate of Paladin Realty.

Prior to joining the predecessor of Paladin Realty in 1993, Mr. Lenard was a partner in the international law firm of Latham & Watkins, working in its Corporate Department with a special emphasis on private investment funds, international joint ventures and other private and closely held transactions and structures.

Mr. Lenard has served in a variety of leadership positions in Olympic and international sports for over twenty years. He served for eight years as a Vice President of the United States Olympic Committee, or the “USOC,” and on the Board of Directors of the Atlanta Committee for the Olympic Games (and its Audit and Ethics Committee). Currently, he is Vice President of, and since 1994 has been one of, 20 worldwide members of the Swiss-based international body that oversees and operates the court that adjudicates Olympic and international sports disputes. A 1984 Olympian, in addition to other competitive honors and medals, Mr. Lenard was a seven time National Champion in Team Handball and Team Handball Athlete of the Year for 1985 and USOC SportsMan of the Year in Team Handball in 1985.

Mr. Lenard attended New York University Law School and University of Southern California Law School, and graduated from the latter with a Juris Doctor degree and was a member of the Order of the Coif and Law Review. He graduated with distinction from the University of Wisconsin with a Bachelor’s degree in Business Administration in both Accounting and Finance, where he was inducted into the Phi Kappa Phi and Beta Gamma Sigma national scholastic honor societies.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our 2005 Independent Director Incentive Stock Plan, as of December 31, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:
Independent Director Incentive Stock Plan	26,000	$0	34,000
Equity compensation plans not approved by security holders:	N/A	N/A	N/A
Total	26,000	$0	34,000

(1)	On March 21, 2006 and June 18, 2010, respectively, we granted 3,000 and 4,000 restricted shares of common stock to each of Messrs. Greene, Lenkin, Meyer and Volk pursuant to our 2005 Independent Director Incentive Stock Plan. One-third of the independent director restricted stock that we granted on March 21, 2006 vested on each of the first three anniversaries of December 2, 2005, the date that we reached our minimum offering. One-half of the independent director restricted stock that we granted on June 18, 2010 vested immediately on the grant date, and the remaining one-half of such restricted stock vested on June 18, 2011, the first anniversary of the grant date, provided the independent director continues to provide services to us on such vesting date. Mr. Harvey Lenkin resigned from our board of directors effective January 3, 2011, and as a result, on January 3, 2011, he forfeited 2,000 shares of restricted stock which would have vested on June 18, 2011.

EXECUTIVE COMPENSATION

We currently have no employees. Our day-to-day management functions are performed by Paladin Advisors and related affiliates. Our executive officers are all employees of Paladin Advisors and our sponsor, Paladin Realty. We do not pay any of these individuals for serving in their respective positions. See “Certain Relationships and Related Transactions” below for a discussion of fees paid to Paladin Advisors.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to our independent directors in 2012.

Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation	Total ($)
Harold H. Greene	38,000	—	38,000
Michael L. Meyer	37,000	—	37,000
Christopher H. Volk	35,500	—	35,500

(1)	The amounts shown in this column include cash payments for attendance at Board and committee meetings and annual cash retainers.

We pay our independent directors an annual fee of $30,000, and a fee of $2,000 for each board or committee meeting attended. If board members attend more than one meeting on any day, we will only pay such person $2,000 for all meetings attended on such day. We will also pay our independent directors a fee of $500 for each conference call they participate on pursuant to our request. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. Our independent directors participate in the consideration of director compensation.

We have reserved 60,000 shares of common stock for stock grants to be granted to the independent directors pursuant to our 2005 Independent Director Incentive Stock Plan, which we refer to as the incentive stock plan. On March 21, 2006 and June 18, 2010, respectively, we granted 3,000 and 4,000 restricted shares of common stock to each of our four independent directors pursuant to the incentive stock plan. One-third of the independent director restricted stock that we granted on March 21, 2006 vested on each of the first three anniversaries of December 2, 2005, the date that we reached our minimum offering. One-half of the independent director restricted stock that we granted on June 18, 2010 vested immediately on the grant date, and the remaining one-half of such restricted stock vested on June 18, 2011, the first anniversary of the grant date, provided the independent director continues to provide services to us on such vesting date. Mr. Harvey Lenkin resigned from our board of directors effective January 3, 2011, and as a result, on January 3, 2011, he forfeited 2,000 shares of restricted stock which would have vested on June 18, 2011.

THE AUDIT COMMITTEE

GENERAL

The board of directors has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s responsibility is to assist the board of directors in fulfilling its oversight responsibilities by reviewing:

•	the integrity of our financial statements and other information to be provided to our stockholders;
•	our compliance with legal and regulatory requirements;
•	the independent accountant’s qualifications and independence;
•	the performance of our internal audit function, if applicable, and independent accountants; and
•	our system of disclosure controls and procedures and internal controls over financial reporting.

The Audit Committee is responsible for the selection, evaluation and, when necessary, replacement of our independent registered public accounting firm.

The Audit Committee is not professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee acts under a written charter adopted by our board that sets forth the committee’s responsibilities and duties, as well as requirements for the committee’s composition and meetings. Under the Audit Committee charter, the Audit Committee will always be comprised solely of independent directors. The Audit Committee charter, as amended on March 17, 2009, is available on our website at www.Paladinreit.com.

Our board of directors has determined that each member of the Audit Committee is independent within the meaning of the applicable SEC rules. Even though our shares are not listed on the NYSE, our board of directors has also determined that all of the independent members of our board of directors are independent under the NYSE rules. The members of the Audit Committee are Michael L. Meyer, who is the Chair, and Harold H. Greene and Christopher H. Volk. Our board of directors has determined that independent director Mr. Meyer is an “audit committee financial expert” within the meaning of applicable SEC rules. During 2012, the Audit Committee met four times.

INDEPENDENT AUDITORS

During the year ended December 31, 2012, KPMG LLP served as Paladin’s independent registered public accounting firm. Representatives of KPMG LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they choose to do so, and will be available to respond to appropriate questions from our stockholders.

PRE-APPROVAL POLICIES

Pursuant to its charter, the Audit Committee must pre-approve all audit and permissible non-audit services to be performed by the independent auditors and will not approve any services that are not permitted by SEC rules.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reviewed and discussed the fees paid to KPMG LLP during fiscal year 2012 for audit and non-audit services, which are set forth below and has determined that the provision of the non-audit services are compatible with the firm’s independence.

Paladin and/or Paladin Advisors incurred the following fees relating to services provided by KPMG LLP.

Services	2012	2011
Audit Fees(1)	$302,000	$293,700
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$302,000	$293,700

(1)	Fees for audit services relating to our annual financial statements, quarterly reviews and financial statements included in our registration statements.

AUDIT COMMITTEE REPORT

The Audit Committee acts under a written charter adopted by the board of directors of Paladin Realty Income Properties, Inc. (the “Company”) that sets forth the committee’s responsibilities and duties, as well as requirements for the committee’s composition and meetings. The Audit Committee reviews the financial reporting process on behalf of the board of directors. Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the 2012 audited financial statements with management, has been provided with management’s representation to the Audit Committee that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles and has discussed with KPMG LLP the matters required to be discussed under PCAOB Standards and Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter required by the applicable requirements of the PCAOB delineating all relationships between the Company and KPMG LLP, and the Audit Committee has discussed with KPMG LLP that firm’s independence.

Based upon and in reliance on the representations of and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

This report has been furnished by the members of the Audit Committee:

Michael L. Meyer, Chairman
Harold H. Greene
Christopher H. Volk

CORPORATE GOVERNANCE COMMITTEE

Christopher H. Volk is the chairman and Harold H. Greene is the other member of our Corporate Governance Committee. We have posted the Corporate Governance Committee’s charter on our website at www.Paladinreit.com. Our board of directors has determined that each member of the Corporate Governance Committee is independent within the meaning of the applicable SEC rules. Even though our shares are not listed on the NYSE, our board of directors has determined that all of the independent members of our board of directors are independent under the NYSE rules.

The Corporate Governance Committee assists the board in fulfilling its corporate governance duties by providing:

•	oversight of board and committee composition and practices;
•	oversight of our corporate governance practices; and
•	developing and recommending other relevant policies and procedures.

The Corporate Governance Committee is responsible for:

•	reviewing the selection criteria for directors and the selection of nominees to serve as directors;
•	evaluating the performance of the board; and
•	developing, reviewing, evaluating and making recommendations to the board with respect to corporate governance issues.

Under our Corporate Governance Committee charter, the Corporate Governance Committee will always be comprised solely of independent directors. During 2012, the Corporate Governance Committee met one time.

The Corporate Governance Committee recommends criteria for evaluating persons to be nominated for election to our board of directors and its committees. Pursuant to our Second Articles of Amendment and Restatement, or our charter, nominees to our board of directors must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the types of assets to be acquired by us, and at least one independent director must have three years of direct experience in acquiring or managing the type of real estate assets to be acquired by us. The Corporate Governance Committee has not set additional specific criteria for directors but believes that candidates should show evidence of leadership in their particular field, have broad experience and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time.

Although there is no formal policy with regard to the consideration of diversity in identifying director nominees, the Corporate Governance Committee has been mindful to compose our board of directors with individuals that are diverse both personally and professionally in areas that are relevant to our business. A diversity of backgrounds on our board of directors ensures that issues facing us are examined and addressed with the benefit of a broad array of perspectives and expertise. The Corporate Governance Committee also considers expertise and diversity characteristics appropriate for each committee when recommending committee assignments. The Corporate Governance Committee continues to look for opportunities to progress its diversity initiatives further.

The Corporate Governance Committee has not adopted a specific policy regarding the consideration of director nominees that are recommended by stockholders, but its general policy is to welcome such nominees in the future. Stockholders who wish to recommend individuals for consideration by the Corporate Governance Committee to become nominees for election to our board of directors may do so by submitting a written recommendation to Paladin Realty Income Properties, Inc., Attention: Investor Relations, 10880 Wilshire Boulevard, Suite 1400, Los Angeles, California 90024. Submissions should be submitted in accordance with our bylaws and also include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and board memberships (if any) for the Corporate Governance Committee to consider. The Corporate Governance Committee does not intend to alter the manner in which it evaluates nominees based on whether or not the nominee was recommended by a stockholder.

The Corporate Governance Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether our board of directors or its committees have specific unfulfilled needs. The Corporate Governance Committee then considers nominees identified by the Committee, other directors and our executive officers and stockholders, and in the future the Committee may engage a third party search firm to assist in identifying candidates. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the board of directors and its committees.

The Corporate Governance Committee then selects nominees to recommend to our board of directors, which considers and makes the final selection of director nominees and directors to serve on its committees.

STOCK OWNERSHIP

The following table shows, as of September 30, 2013, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) each of our directors, (2) each of our named executive officers and (3) all of our directors and executive officers as a group. As of September 30, 2013, there were no beneficial owners of more than 5% of our outstanding common stock. The percentages of common stock beneficially owned are based on 7,720,859 shares of our common stock outstanding as of September 30, 2013.

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owner(2)	Number of Common Shares	Percentage of Class
John A. Gerson	—	—
Harold H. Greene(3)	8,826	*
Michael B. Lenard	—	—
Michael L. Meyer(3)	8,458	*
Christopher H. Volk(3)	8,458	*
James R. Worms(4)	754	*
All directors and executive officers as a group (6 persons)	26,496	*

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of our common stock.
(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)	The address of each person listed is c/o Paladin Realty Income Properties, Inc., 10880 Wilshire Blvd., Suite 1400, Los Angeles, California 90024.
(3)	Includes 3,000 shares of restricted stock that were granted under the incentive stock plan on March 21, 2006, all of which have now vested, and 4,000 shares of restricted stock that were granted under the incentive stock plan on June 18, 2010. One-half of the independent director restricted stock that we granted on June 18, 2010 vested immediately on the grant date, and the remaining one-half of such restricted stock vested on June 18, 2011, the first anniversary of the grant date.
(4)	Represents 754 shares of common stock owned directly by Paladin Realty Partners, LLC. James R. Worms, as President and Manager of Paladin Realty, may be deemed to be the beneficial owner of these shares of common stock.

GENERAL

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We currently do not have a compensation committee of our board of directors because we do not plan to pay any compensation to our officers. Our independent directors participate in the consideration of independent director compensation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Paladin Advisors

Paladin Advisors is our advisor and, as such, supervises and manages our day-to-day operations and selects our real property investments and real estate related investments, subject to oversight by our board of directors. Paladin Advisors also provides marketing, sales and client services on our behalf. Paladin Advisors was formed on October 31, 2003 and is an affiliate of our sponsor, Paladin Realty. All of our officers and directors, other than our independent directors, are officers of Paladin Advisors and officers, limited partners and/or members of Paladin Realty and other affiliates of Paladin Advisors.

We pay Paladin Advisors the following pursuant to an advisory agreement:

•	We reimburse organization and offering expenses up to 3.0% of the gross proceeds from our primary offering (not to exceed actual expenses incurred by Paladin Advisors). These expenses include actual legal, accounting, printing and other accountable offering expenses, other than selling commissions and the dealer manager fee, including amounts to reimburse Paladin Advisors or KBR Capital Markets LLC (f/k/a Paladin Realty Securities, LLC), or KBR Capital Markets, our dealer manager, for marketing related costs and expenses, including, but not limited to, expenses relating to registering and marketing and organization costs, travel and entertainment expenses, technology costs and expenses attributable to the offering, and payment or reimbursement of bona fide due diligence expenses. For the year ended December 31, 2012, we did not reimburse Paladin Advisors for organization and offering expenses. As of December 31, 2012, Paladin Advisors had paid $8,354,241 of organization and offering costs on our behalf. KBR Capital Markets was purchased from Paladin Advisors by KBR Capital Partners effective as of September 1, 2011.
•	We reimburse Paladin Advisors for the cost of administrative services, including personnel costs; provided, however, that no reimbursement is made for costs of such personnel to the extent that personnel are used in transactions for which Paladin Advisors receives a separate fee. During the year ended December 31, 2012, Paladin reimbursed Paladin Advisors $204,365 of current general and administrative expenses and an additional $353,906 of prior year general and administrative expenses.
•	We reimburse Paladin Advisors for acquisition expenses incurred related to the selection, acquisition and development of real property investments and real estate related investments. For the year ended December 31, 2012, we did not reimburse Paladin Advisors for any acquisition expenses.
•	We pay Paladin Advisors acquisition fees consisting of 1.5% of (1) the purchase price of a real property acquired directly, (2) our allocable cost of real property acquired in a joint venture, or (3) the funds advanced in a real estate related investment, except that with respect to investments in and origination of loans, we will pay an origination fee to the advisor in the amount of 1.5% of the amount funded by us to acquire or originate loans in lieu of an acquisition fee. For the year ended December 31, 2012, we paid Paladin Advisors no acquisition fees related to our investments.
•	Under our advisory agreement, we are required to pay Paladin Advisors an annual asset management fee that is payable monthly in an amount equal to one-twelfth of 0.6% of (1) the purchase price of real property acquired directly, (2) our allocable cost of real property acquired in a joint venture, or (3) the funds advanced in a real estate related investment. However, for each of our existing properties from the respective dates of acquisition through the period we own the properties, Paladin Advisors has elected to receive a monthly asset management fee equal to one-twelfth of 0.3% of our allocable cost of the real property acquired in the joint ventures. Paladin Advisors acknowledges that it has waived its right to receive any additional amounts due under the advisory agreement for such properties. Paladin Advisors receives this fee for supervising the management, leasing, development and construction services provided for our properties by third parties and for the management of real estate related investments. For the year ended December 31, 2012, we paid Paladin Advisors $489,180 in asset management fees.

General and Administrative Expenses

As of December 31, 2012, Paladin Advisors and its affiliates had incurred $204,365 in general and administrative expenses on our behalf and was reimbursed $204,365.

2%/25% Rule

Pursuant to the advisory agreement, Paladin Advisors is entitled to reimbursement of actual expenses incurred for administrative and other services provided to us by Paladin Advisors and its affiliates for which they do not otherwise receive a fee. Paladin Advisors must reimburse us quarterly for any amounts we have paid to Paladin Advisors and its affiliates for the 12 months then ended, which we refer to as the Expense Period, to the extent such payments caused our operating expenses during such Expense Period to exceed the greater of (1) 2% of our average invested assets or (2) 25% of our net income, which we refer to as the 2%/25% Rule.

Our average invested assets for any period are equal to the average book value of our assets invested, directly or indirectly, in equity interests in, and loans secured by, real estate before reserves for depreciation or bad debts or other similar non-cash reserves computed by taking the average of such values at the end of each month during the period. Our net income for any period is equal to our total revenue less total expenses other than additions to reserves for depreciation, bad debts or other similar non-cash reserves for such period. Operating expenses include all costs and expenses incurred by us under generally accepted accounting principles (including the asset management fee), but excluding (i) organization and offering expenses, including selling commissions and dealer manager fees, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) acquisition fees and expenses (vi) real estate commissions, including the subordinated disposition fee, for the resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, mortgage loans, or other property, (vii) incentive fees, including distributions pursuant to Paladin Advisors’ subordinated participation interest in Paladin OP and (ix) distributions on listing or upon termination to be received by Paladin Advisors.

Paladin Advisors must reimburse the excess expenses to us within 60 days after the end of each fiscal quarter unless the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient. Within 60 days after the end of any Expense Period for which total operating expenses exceed the 2%/25% Rule, we will send our stockholders a written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. However, at Paladin Advisors’ option, Paladin Advisors or its affiliate, as applicable, may defer receipt of any portion of the asset management fee or reimbursement of expenses and elect to receive such payments, without interest, in any subsequent fiscal year that Paladin Advisors designates. During the Expense Period ended December 31, 2012, our operating expenses, including expenses incurred on our behalf by Paladin Advisors and its affiliates did not exceed the 2%/25% Rule. In accordance with the advisory agreement, we recognize on a quarterly basis amounts not exceeding the 2%/25% Rule.

Ownership Interest

On November 26, 2003, Paladin Realty, an affiliate of Paladin Advisors, purchased 500 shares of common stock for an aggregate of $5,000 and was admitted as our initial stockholder. On October 31, 2003, we formed Paladin OP. On November 26, 2003, we and Paladin Advisors each made initial capital contributions to Paladin OP of $5,000. We used the proceeds from our sale of stock to Paladin Realty to make such capital contribution to Paladin OP.

On June 23, 2004, Paladin Advisors made an additional capital contribution to Paladin OP of $195,000, such that its aggregate capital contribution is $200,000. As of December 31, 2012, Paladin Advisors holds a 0.2% limited partnership interest, and Paladin holds a 99.8% general partnership interest in Paladin OP.

Paladin Advisors’ ownership interest in Paladin OP entitles it to a subordinated participation interest in addition to its right to participate with other limited partners on a proportionate basis in distributions to limited partners. The subordinated participation interest entitles Paladin Advisors to receive a cash distribution under three circumstances:

(1)	Subordinated Distribution of Net Sales Proceeds — Payable only if Paladin is not listed on a national securities exchange and Paladin Advisors is serving as Paladin’s advisor and equal to 10% of the remaining net proceeds from the sale of real properties or real estate related investments after Paladin Advisors has made distributions in an amount necessary to provide our stockholders with a return of the total capital raised from stockholders plus an annual 8% cumulative, non-compounded return on average invested capital;
(2)	Subordinated Distribution Upon Listing — Payable only if Paladin is listed on a national securities exchange and equal to 10% of the amount by which (1) the market value of our outstanding common stock plus distributions made prior to listing, exceeds (2) the sum of the total amount of capital raised from stockholders and the total amount that, if distributed to them as of the date of listing, would have provided stockholders with an annual 8% cumulative, non-compounded return on average invested capital through the date of listing; and
(3)	Subordinated Distribution Upon Termination — Payable upon termination of Paladin Advisors as Paladin’s advisor (other than for cause) only if Paladin has not paid the Subordinated Distribution Upon Listing and equal to 10% of the amount by which (1) the appraised value of our assets on the termination date, less any indebtedness secured by such assets, plus total distributions made through termination date, exceeds (2) the sum of the total amount of capital raised from stockholders and the amount that, if distributed to them as of the termination, would have provided stockholders an annual 8% cumulative, non-compounded return on average invested capital through the termination date.

We have not paid any distributions to Paladin Advisors pursuant to its subordinated participation interest.

Borrowing Policies

We may not borrow money from any of our directors or from Paladin Advisors and its affiliates unless such loan is approved by a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction, as fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties under the same circumstances. As of September 30, 2013, there were no loans outstanding to affiliates.

POLICIES REGARDING CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In order to reduce or eliminate certain potential conflicts of interest, our charter and our advisory agreement contain restrictions and conflict resolution procedures relating to transactions we enter into with Paladin Advisors, our directors or their respective affiliates. The types of transactions covered by these policies are described in detail in our prospectus dated January 24, 2012, as amended, under the heading “Conflicts of Interest — Certain Conflict Resolution Restrictions and Procedures.” Each of the restrictions and procedures that applies to transactions with Paladin Advisors and its affiliates will also apply to any transaction with any entity or real estate program controlled by Paladin Advisors and its affiliates. Under the restrictions, these transactions must be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction.

We have also adopted a Code of Business Conduct & Ethics that applies to each of our officers and directors and each of the officers, managers, principals and real estate professionals of Paladin Realty and Paladin Advisors, whom we refer to as covered persons. The Code of Business Conduct & Ethics sets forth certain conflicts of interest policies that limit and govern certain matters among us, the covered persons, Paladin Realty, Paladin Advisors and their affiliates. A copy of the Code of Business Conduct & Ethics is available on our website at www.Paladinreit.com. Any amendments or waivers of the Code of Business Conduct & Ethics will be posted on our website within the time period required by the SEC. A waiver of the “Conflicts of Interest — Standards of Business Conduct” provisions of the Code of Business Conduct & Ethics requires approval by a majority of the independent directors of our board of directors that are not otherwise interested in the transaction with respect to real property transactions, issuance of preferred stock and certain investment opportunities. A waiver of any other provision of the Code of Business Conduct & Ethics requires approval by a majority of the members of our Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership on Forms 3, 4 and 5. Officers, directors and greater than 10% beneficial owners are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon our review of the copies of such forms that we received, and written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that during the fiscal year ended December 31, 2012 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

ADDITIONAL INFORMATION

Stockholder Proposals

To be considered for inclusion in the proxy statement for our Annual Meeting, stockholder proposals must be submitted in writing by July 4, 2014. All written proposals should be submitted to Michael B. Lenard, 10880 Wilshire Boulevard, Suite 1400, Los Angeles, California 90024.

In addition, nominations by stockholders of candidates for director and proposals by stockholders (whether or not submitted pursuant to the Exchange Act Rule 14a-8 process) must be submitted in accordance with our bylaws. Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at an annual meeting, written notice (including certain specified information) generally must be delivered to our secretary, at our principal executive office, not less than 90 nor more than 120 days prior to the first anniversary of the date of mailing of the notice of the preceding year’s annual meeting. Accordingly, under our current bylaws, a stockholder nomination or proposal intended to be considered at our 2014 Annual Meeting must be received by our Secretary after July 4, 2014 and prior to August 3, 2014. Our Secretary will provide a copy of our bylaws upon written request and without charge.

Stockholder Communications with our Board of Directors

Our board of directors has adopted a formal process by which stockholders may communicate with our board. Stockholders who wish to communicate with our board of directors may do so by sending written communications addressed to Michael B. Lenard, Attention: Board of Directors, 10880 Wilshire Boulevard, Suite 1400, Los Angeles, California 90024.

Solicitation by Board; Expenses of Solicitation

This proxy is solicited on behalf of the board of directors of Paladin. Our directors, officers and employees of Paladin Advisors may solicit proxies by telephone or in person, without additional compensation. We will pay for the expense of soliciting proxies, including the fees and expenses of brokers and other nominees who forward proxies and proxy materials to our stockholders so they can vote their shares. We have retained Morrow & Co., LLC to aid in the solicitation of proxies. We will pay Morrow & Co., LLC fees and expenses of up to $75,000 relating to the proxy solicitation.

Availability of Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, which contains audited financial statements and footnote disclosures as filed with the SEC (but not including documents incorporated by reference), is being mailed to each stockholder of record together with this proxy statement. The 2012 Annual Report on Form 10-K is not a part of our soliciting materials.

ANY STOCKHOLDER WHO DID NOT RECEIVE A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K OR WOULD LIKE ADDITIONAL COPIES, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SEC, SHALL BE FURNISHED A COPY WITHOUT CHARGE UPON WRITTEN REQUEST TO: PALADIN REALTY INCOME PROPERTIES, INC., ATTENTION: INVESTOR RELATIONS, 10880 WILSHIRE BOULEVARD, SUITE 1400, LOS ANGELES, CALIFORNIA 90024, BY CALLING 866-PAL-REIT OR BY VISITING OUR WEBSITE AT WWW.PALADINREIT.COM.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have received 60 days prior notice from us or their broker and have the same last name and address will receive only one copy of our annual reports, proxy statements and other stockholder communications, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees as well as the volume of duplicate information received at your household.

Each stockholder will continue to receive a separate proxy card or voting instruction card. Also, householding will not in any way affect distribution check mailings.

Once you have received notice from us or your broker, householding will continue until you are notified otherwise or until you revoke your consent. If you do not wish to participate in householding and prefer to receive separate copies of annual reports, proxy statements and other stockholder communications, you may notify us in writing at any time at the following address: 10880 Wilshire Boulevard, Suite 1400, Los Angeles, California 90024, Attention: James R. Worms, Chief Executive Officer and President. The revocation of your consent to householding will be effective 30 days following its receipt.

We will deliver promptly, upon written request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the documents was previously delivered.

P
R
O
X
Y

The undersigned hereby appoints Michael B. Lenard and Nicole Bishop, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to attend the Annual Meeting of Stockholders of Paladin Realty Income Properties, Inc., a Maryland corporation ("Paladin"), to be held at 10880 Wilshire Boulevard, Suite 1400, Los Angeles, California, on December 19, 2013 at 10:00 a.m. local time, or any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" the transaction proposal, "for" the adjournment proposal and "for" each of the nominees for director. The votes entitled to be cast by the undersigned will be cast in the proxy holder's discretion upon other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof. The proxies cannot vote your shares unless you sign, date and return this proxy card or authorize a proxy by telephone or via the Internet.

(Continued and to be dated and signed on reverse side)

SEE REVERSE SIDE

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

PALADIN REALTY INCOME PROPERTIES, INC.

Admission Card

You should bring this Admission Card to the Annual Meeting of Stockholders to be admitted. Only the stockholder whose name appears on this card will be admitted. Registration will begin at 9:00 a.m.

PALADIN REALTY INCOME PROPERTIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 19, 2013, 10:00 A.M. LOCAL TIME
10880 WILSHIRE BOULEVARD, SUITE 1400
LOS ANGELES, CALIFORNIA 90024

Using the internet or telephone, you can authorize a proxy anytime, 24 hours a day.

1. **Authorize a proxy by Internet**: ***www.proxyvoting.com/prip***: Follow the on-screen instructions provided.
2. **Authorize a proxy by Telephone**: Call toll-free (800) 213-6370 on a touch tone telephone and follow the instructions.
3. **Authorize a proxy by Mail**: Sign and date the Proxy Card and return it promptly in the enclosed prepaid envelope.

See detailed instructions on the reverse side of this form.

If voting by mail, please detach and return the Proxy Card; retain the Admission Card.

Please mark vote as indicated in this example **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS AND FOR ALL THE NOMINEES FOR DIRECTOR LISTED BELOW:

	FOR	AGAINST	ABSTAIN
1. To approve the transaction proposal and the other matters contemplated by the agreement, as well as the dissolution of Paladin.	☐	☐	☐
2. To approve any adjournments of the Annual Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Annual Meeting to approve the transaction proposal and the other matters contemplated by the agreement, as well as the dissolution of Paladin.	☐	☐	☐

3. Election of directors as more particularly described in the Proxy Statement.

Nominees:

(01) James R. Worms (02) John A. Gerson (03) Harold H. Greene
(04) Michael L. Meyer (05) Christopher H. Volk

FOR all nominees listed below	WITHHOLD AUTHORITY to vote for all nominees listed below	*EXCEPTIONS
☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the "EXCEPTIONS" box and write that nominee's name in the space provided below.)

***EXCEPTIONS:**________________________________

4. To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

Date:________________________, 2013

____
Signature

____
Signature (if held jointly)

Please sign EXACTLY as your name(s) appears hereon. If shares are held jointly, each joint owner should sign. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the stockholder is a corporation or partnership, please sign the full corporate or partnership name by a duly authorized person.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

To save time, cost and paper, we encourage internet or telephone proxy authorization.

If you authorize a proxy by internet or telephone, the named proxies will be authorized to vote your shares in the same manner as if you completed, signed and returned your Proxy Card.

Authorize a proxy by Internet: *www.proxyvoting.com/prip*
You will be asked to enter the CONTROL NUMBER located in the box in the lower right of this form. Follow the on-screen instructions provided there.

Authorize a proxy by Telephone: (800) 213-6370
You will be asked to enter the CONTROL NUMBER located in the box in the lower right of this form. Follow the instructions.

If you authorize a proxy by telephone or internet, please do not mail the Proxy Card.

CONTROL NUMBER
for Telephone/Internet Voting

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of July 18, 2013 (the “Agreement Date”), by and among Paladin Realty Income Properties, Inc., a Maryland corporation (“Paladin”), Paladin Realty Income Properties, L.P., a Delaware limited partnership whose sole general partner is Paladin (“Paladin OP,” and together with Paladin, the “Paladin Parties”), Resource Real Estate Opportunity OP, LP, a Delaware limited partnership (“Parent”) and RRE Charlemagne Holdings, LLC, a Delaware limited liability company (“Merger Sub,” and together with Parent, the “Buyer Parties”). Paladin, Paladin OP, Parent and Merger Sub are each sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in Article I.

WHEREAS, the Parties wish to effect a merger of Paladin OP with and into Merger Sub (the “Partnership Merger”) upon the terms and conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act, as amended (the “DELLC”);

WHEREAS, the independent directors of the board of directors of Paladin (the “Paladin Independent Directors”), as the sole general partner of Paladin OP, have unanimously (a) determined and declared that this Agreement, the Partnership Merger and the transactions contemplated by this Agreement are advisable and in the best interests of Paladin and its shareholders and (b) recommended approval of this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement by the board of directors of Paladin (the “Paladin Board”);

WHEREAS, the Paladin Board, on behalf of Paladin in its capacity as the sole general partner of Paladin OP, has (i) determined and declared that this Agreement, the Partnership Merger and the transaction contemplated by this Agreement are advisable and in the best interests of Paladin and its shareholders, (ii) approved this Agreement, the Partnership Merger and the transactions contemplated by this Agreement, (iii) directed that the Partnership Merger and the transactions contemplated by this Agreement be submitted for consideration at a meeting of Paladin’s shareholders and (iv) recommended the approval of the Partnership Merger and the transactions contemplated by this Agreement by Paladin’s shareholders;

WHEREAS, Parent, as the sole member of Merger Sub, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable;

WHEREAS, the board of directors of Parent (the “Parent Board”) has (i) determined and declared that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and its stockholders, and (ii) approved this Agreement, the Partnership Merger and the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Partnership Merger, and also to prescribe various conditions to such transactions.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, the Parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.  For purposes of this Agreement:

(a) “Acquisition Proposal” means any proposal, offer, inquiry or indication of interest (other than a proposal, offer, inquiry or indication of interest by Parent or its Affiliates) contemplating or otherwise relating to an Acquisition Transaction.

(b) “Acquisition Transaction” means, other than the Partnership Merger and those transactions set forth on Section 1.1(b) of the Paladin Disclosure Schedule, any transaction or series of transactions (whether involving one purchaser or multiple purchasers) involving any (i) reorganization, dissolution,

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liquidation or recapitalization of any of the Paladin Parties, (ii) merger, consolidation, share exchange, business combination, tender offer, exchange offer or other similar acquisition of any of the Paladin Parties, which is structured to permit a third party to acquire or purchase more than twenty percent (20%) of the assets or shares of capital stock, partnership interests or other Equity Interests of the Paladin Parties, taken as a whole, (iii) the sale, lease, exchange, transfer, license, acquisition or disposition of more than twenty percent (20%) of the assets of the Paladin Parties, taken as a whole, (iv) direct or indirect acquisition or purchase of more than twenty percent (20%) of the shares of capital stock, partnership interests or other Equity Interests of the Paladin Parties, taken as a whole, or (v) any combination of any of the foregoing.

(c) “Action” means any claim, action, suit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, arbitration, litigation mediation, charge, audit, grievance or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

(d) “Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(e) “Assumption Documents” shall mean a written statement or documents from each Existing Lender (and any other party whose consent is required under the Existing Loan Documents): (i) confirming (1) the Existing Loan Documents with respect to the Existing Mortgage Indebtedness of the applicable Subsidiary or the Property, (2) the amount of the Existing Mortgage Indebtedness, (3) the date to which interest and principal has been paid, (4) the terms of payment and the date of maturity, and (5) the amount of any escrows being held by such Existing Lender under the Existing Loan Documents; and, as applicable, (ii) consenting to the assumption of the Existing Mortgage Indebtedness in connection with the consummation of the Partnership Merger and the transactions contemplated herein.

(f) “Assumption Expenses” shall mean all third party fees and expenses payable in connection with the Assumption Documents, including, without limitation, premiums for any endorsements to, or re-date of, the title insurance policy previously issued to the Existing Lenders, servicing fees, deposits, escrows, rating agency fees, assignment and assumption fees, the Existing Lenders’ attorneys’ fees and disbursements and processing fees required to be paid to the Existing Lenders as a condition to issuance of the Assumption Documents.

(g) “Beechwood Property” means that certain apartment property commonly known as Beechwood Gardens Apartment and located in Philadelphia, Pennsylvania.

(h) “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Delaware or is a day on which banking institutions located in the State of Delaware are authorized or required by law or other governmental action to close.

(i) “Buyer Material Adverse Effect” means, with respect to the Buyer Parties, an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is materially adverse to the assets, business, results of operations, prospects or condition (financial or otherwise) of the Buyer Parties, taken as a whole, other than any effect, event, development or change arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in Law or tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Parent and its subsidiaries conduct their business, (iii) changes in GAAP, (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (v) earthquakes, hurricanes or other natural disasters, (vi) the announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, (vii) any action or inaction taken by Parent and its subsidiaries at the written request

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or with the express written consent of any of the Buyer Parties, or (viii) any Action brought or threatened by or on behalf of any holder of Equity Interests in Paladin arising out of or in connection with the transactions contemplated by this Agreement; provided, however, with respect to (i) – (v), except to the extent such effect, event, development or change affects the Buyer Parties in a disproportionate manner as compared to other persons or participants in the industries in which the Buyer Parties conduct their business and that operate in the geographic regions affected by such effect, event, development or change.

(j) “California Property” means that certain office property known as Two and Five Governor Park located in San Diego, California.

(k) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(l) “Consent” means any approval, consent, ratification, permission, waiver or authorization by, filing with or notification to, any Person, including any Governmental Authority.

(m) “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, or legally binding commitment or undertaking of any nature, including, in each case, any amendments, supplements or modifications thereto.

(n) “Due Diligence Data Site” shall mean the due diligence data site established through Intralinks to which the Buyer Parties have been provided access in order to undertake its due diligence on Paladin OP, the Subsidiaries and the Properties.

(o) “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, any cafeteria plan as defined in Section 125 of the Code and any other plan, program, policy or arrangement for or regarding employee benefits of any nature, including those benefiting retirees or former employees.

(p) “Environmental Laws” means all Laws concerning or relating to public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to (i) the presence, manufacture, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; or (iv) the Release or threatened Release of Hazardous Materials to the environment (including bodily injury or property damage resulting therefrom), as such Laws are enacted and in effect on or prior to the Closing Date.

(q) “Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Existing Lender” shall mean, collectively, the holder of each Existing Mortgage Indebtedness as shown on Section 1.1(s) of the Paladin Disclosure Schedule.

(t) “Existing Loan Documents” shall mean each of the loan documents evidencing and/or securing each Existing Mortgage Indebtedness secured by the Properties and listed on Section 1.1(t) of the Paladin Disclosure Schedule.

(u) “Existing Mortgage Indebtedness” shall mean the indebtedness evidenced and secured by the Existing Loan Documents and listed on Section 1.1(u) of the Paladin Disclosure Schedule.

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(v) “GAAP” means U.S. generally accepted accounting principles.

(w) “Governmental Authority” means any national, federal, state, foreign, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or self-regulatory entity.

(x) “Hazardous Materials” means pollutants, contaminants, pesticides, petroleum or petroleum substances, petroleum products, radioactive substances, solid, gaseous or liquid waste or hazardous substances, or extremely hazardous, special, industrial, toxic or otherwise dangerous wastes, chemicals covered under any Environmental Laws. Notwithstanding the foregoing, the term “Hazardous Materials” shall not be deemed to include (i) minimal quantities of substances on the Properties which technically could be considered Hazardous Materials, but which are of a type, and are held only in a quantity, normally used in connection with the occupancy or operation of comparable buildings, and which are being held, stored and used in complete and strict compliance with all applicable Environmental Laws, (ii) substances used by tenants or other occupants of space within the Properties, provided such substances are being held, stored and used in complete and strict compliance with all applicable Environmental Laws and such tenants have obtained all required Permits, if any applicable thereto, or (iii) motor fuel or other petroleum hydrocarbons within the fuel tanks of any motor vehicles from time to time located on the Property.

(y) “Income Tax Returns” means Tax Returns relating to Income Taxes.

(z) “Income Taxes” means Taxes imposed on the net income of any Person.

(aa) “Indebtedness” means, without duplication, all obligations (i) for borrowed money (excluding any interest thereon), secured or unsecured, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under capitalized leases, (iv) under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (v) in the nature of guarantees of the obligations described in clauses (i) – (iv) above; provided that, for clarification, Indebtedness shall not include trade debt or trade payables incurred in the ordinary course of business.

(bb) “JV Contracts” means the joint venture agreements set forth on Section 1.1(bb) of the Paladin Disclosure Schedule.

(cc) “JV Partner” means each party to a JV Contract other than the Subsidiaries.

(dd) “JV Subsidiary” means each Subsidiary set forth on Section 1.1(dd) of the Paladin Disclosure Schedule.

(ee) “KBR Agreement” means that certain Agreement dated June 1, 2011 by and among Paladin Realty Advisors, LLC, Paladin Realty Partners, LLC, KBR Capital Advisors, LLC and KBR Capital Partners, LLC.

(ff) “knowledge of Paladin OP” means the actual knowledge of James R. Worms, John A. Gerson, Michael B. Lenard and Jay Hartman, after due inquiry reasonable under the circumstances (including a review of their files and after consulting with their direct reports and other pertinent Persons). For purposes of the foregoing definition, “knowledge of Paladin OP” shall include any written notice of a breach or inaccuracy in the representations and warranties of the Paladin Parties delivered by any Buyer Party to any of the aforementioned individuals.

(gg) “Law” means any national, federal, state, foreign, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

(hh) “Liabilities” shall mean any and all known direct or indirect Indebtedness, liabilities or obligations, fixed or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent, matured or unmatured or otherwise.

(ii) “Liens” means any mortgage, claim, lien (statutory or otherwise), pledge, charge, option, right of first refusal or offer, leases, subleases, easements, encroachments, servitudes, rights of way, covenants, security interest, restriction or encumbrance of any kind, including any restriction on use, construction,

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voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws).

(jj) “Losses” of a Person means any and all losses, Liabilities, damages, claims, awards, judgments, Taxes, settlements, fines, penalties, assessments, costs and expenses (including the reasonable costs of investigation, remediation and professional fees, including those of attorneys, consultants and experts, and any applicable state or local filing fees or organizational fees) suffered or incurred by such Person.

(kk) “Management Contracts” means those management agreements set forth on Section 1.1(kk) of the Paladin Disclosure Schedule, each of which is associated with each of the Properties.

(ll) “Merger Sub Units” means the limited liability company interests of Merger Sub.

(mm) “Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

(nn) “Other Related Party” means (i) each individual who is, or who has at any time been, a director, partner, officer, member or manager of the Subsidiaries; (ii) each member of the family of each Paladin Related Party and each of the individuals referred to in clause (i); and (iii) any entity (other than the Paladin Parties and the Subsidiaries) in which any one of the individuals referred to in clauses (i) and (ii) holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or Equity Interest.

(oo) “Paladin Advisory Agreement” means that certain Seventh Amended and Restated Advisory Agreement dated July 28, 2012 by and between Paladin Realty Advisors, LLC, Paladin OP and Paladin, as amended from time to time.

(pp) “Paladin Bylaws” means the Amended and Restated Bylaws of Paladin as filed with the SEC as Exhibit 3.2 to Post-Effective Amendment No. 5 to Paladin’s Registration Statement on Form S-11 (File No. 333-113863) on April 6, 2007 and Amendment No. 1 thereto filed as Exhibit 3.1 to Paladin’s Current Report on Form 8-K filed with the SEC on March 28, 2008.

(qq) “Paladin Charter” means the Second Articles of Amendment and Restatement of Paladin as filed with the SEC as Exhibit 3.1 to Paladin’s Current Report on Form 8-K filed on July 28, 2008.

(rr) “Paladin Common Stock” means the shares of common stock, par value $.01 per share, of Paladin.

(ss) “Paladin Disclosure Schedule” means the disclosure schedule delivered by Paladin OP to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent on its face from the nature of such disclosure. Nothing in the Paladin Disclosure Schedule is intended to broaden the scope of any representation or warranty of Paladin or Paladin OP made herein.

(tt) “Paladin Material Adverse Effect” means, with respect to the Paladin Parties, an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is materially adverse to the assets, business, results of operations, prospects or condition (financial or otherwise) of Paladin, Paladin OP and the Subsidiaries, taken as a whole, other than any effect, event, development or change arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in Law or tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Paladin, Paladin OP and the Subsidiaries conduct their business, (iii) changes in GAAP, (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (v) earthquakes, hurricanes or other natural disasters, (vi) the announcement or performance of this Agreement or the transactions contemplated hereby or the

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consummation of the transactions contemplated by this Agreement, (vii) any action taken by Paladin, Paladin OP and the Subsidiaries at the written request or with the express written consent of any of the Buyer Parties, or (viii) any Action brought or threatened by or on behalf of any holder of Equity Interests in Paladin arising out of or in connection with the transactions contemplated by this Agreement; provided, however, with respect to (i) – (v), except to the extent such effect, event, development or change affects Paladin, Paladin OP and the Subsidiaries in a disproportionate manner as compared to other persons or participants in the industries in which Paladin, Paladin OP and the Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change.

(uu) “Paladin OP Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of Paladin OP, dated as of February 6, 2008.

(vv) “Paladin OP Units” means Paladin OP’s limited partner interests and general partner interests, representing all of the Equity Interests of Paladin OP.

(ww) “Paladin Proxy Statement” means the proxy statement with respect to the Paladin Shareholder Meeting.

(xx) “Paladin Related Party” means (i) each individual who is, or who has at any time been, a director, partner, officer, member or manager of Paladin OP or the general partner of Paladin OP; and (ii) any entity (other than the Paladin Parties and the Subsidiaries) in which any one of the individuals referred to in clause (i) holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or Equity Interest.

(yy) “Paladin Shareholder Meeting” means a meeting duly called by the Paladin Board, including any adjournments or postponements thereof, for the solicitation of approval of the Partnership Merger by the holders of the Paladin Common Stock.

(zz) “Partnership Merger Consideration” means cash in the amount of Fifty Two Million Seven Hundred Thousand Dollars ($52,700,000), without interest; subject to the following adjustments: (i) in the event the Beechwood Property is not sold prior to the Closing Date, the Partnership Merger Consideration shall be increased by Three Million One Hundred Thousand Dollars ($3,100,000), which amount shall be reduced by Fifty Percent (50%) of any cash received by Paladin OP from Morgan Beechwood, LLC from the date hereof through the Closing Date but only such amounts solely related to the failure of the sale of the Beechwood Property to have occurred prior to the Closing Date; and (ii) an increase by the amount, if any, that the aggregate distributions actually received by Paladin OP from the California Property during the Pre-Closing Period are less than the amount set forth on Section 1.1(zz) of the Paladin Disclosure Schedule; or (iii) a decrease by the amount, if any, that the aggregate distributions actually received by Paladin OP from the California Property during the Pre-Closing Period are more than the amount set forth on Section 1.1(zz) of the Paladin Disclosure Schedule, subject to a cap on the adjustments for subsections (ii) and (iii) of $150,000.

(aaa) “Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of Paladin (if such reserves are required pursuant to GAAP); (ii) inchoate materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens for construction in progress; (iii) with respect to real property, zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality and that do not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property; (iv) with respect to real property, any title exception disclosed in any Paladin Title Insurance Policy provided or made available to Parent (whether material or immaterial), Liens and obligations arising under the Material Contracts; (v) any Liens securing the Existing Mortgage Indebtedness or Indebtedness permitted or required by this Agreement and/or (vi) other Liens being contested in the ordinary course of business in good faith and

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which do not, individually or in the aggregate, interfere with the current use of the affected Property or result in a Property Material Adverse Effect or a Paladin Material Adverse Effect.

(bbb) “person” or “Person” means an individual, corporation, partnership, general or limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust, association, unincorporated organization or other entity or Governmental Authority.

(ccc) “Post-Closing Tax Period” means any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period.

(ddd) “Pre-Closing Period” has the meaning set forth in Section 6.1(a).

(eee) “Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

(fff) “Properties” has the meaning set forth in Section 4.11(a).

(ggg) “Property Material Adverse Effect” shall mean with respect to any one of the Properties, an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is materially adverse to the business, results of operations or physical or financial condition of such Property or of the Subsidiary that owns such Property, which shall include, without limitation, (i) the failure by the Paladin Parties to deliver the Assumption Documents in accordance with this Agreement, (ii) the failure by the Paladin Parties to deliver the required JV Certificates in accordance with this Agreement, (iii) a material casualty, or (iv) a material condemnation. For purposes of this definition, “material” shall mean the lesser of (x) more than Fifty Percent (50%) of the Unrecovered Contribution Amount of the Paladin member in such JV Subsidiary as set forth in Section 4.2 of the Paladin Disclosure Schedule and (y) One Million Dollars ($1,000,000); provided, however, that, during the Due Diligence Period, subsection (y) shall be Two Hundred Fifty Thousand Dollars ($250,000).

(hhh) “Release” has the meaning assigned to that term under the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(iii) “Representatives” means, with respect to any Person, the partners, members, managers, employees, consultants, officers, directors, agents, attorneys, accountants, advisors and authorized representatives of such Person.

(jjj) “Securities Act” means the Securities Act of 1933, as amended.

(kkk) “Stone Ridge Note” means that certain Promissory Note in the principal amount of $3.5 million, dated as of April 5, 2012, issued by DT Stone Ridge, LLC in favor of PRIP Stone Ridge, LLC, a wholly-owned subsidiary of Paladin OP, as amended.

(lll) “Stone Ridge Property” means that certain multi-family property known as Stone Ridge Apartments located in Columbia, South Carolina.

(mmm) “Straddle Period” has the meaning assigned to that term in Section 7.4(c)(ii).

(nnn) “Subsidiary” or “Subsidiaries” means those corporations, limited liability companies, partnerships, joint ventures or other business entities set forth on Section 4.2 of the Paladin Disclosure Schedule.

(ooo) “Superior Proposal” means a bona fide written Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a third party not solicited or initiated in violation of Section 7.2(a)(i) that relates to more than 50% of the voting power of the capital stock of Paladin or all or substantially all of the assets of Paladin and Paladin OP taken as a whole, (ii) which the Paladin Board determines in its good faith judgment (after consultation with outside legal counsel and Paladin’s financial advisor and after taking into account all of the terms and conditions of the Acquisition Proposal) to be more favorable from a financial point of view to Paladin’s shareholders (in their capacities as shareholders) than the Partnership Merger (including any alterations to this Agreement

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agreed to in writing by Parent in response thereto), (iii) the material conditions to the consummation of which are all reasonably capable of being satisfied in the judgment of the Paladin Board on the terms proposed, taking into account all legal, financial, regulatory, and other aspects of the proposal, and (iv) for which financing, to the extent required, is then committed or, in the judgment of the Paladin Board, is reasonably likely to be available.

(ppp) “Tax” or “Taxes” means (i) any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), (ii) any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority with the responsibility for imposing Taxes and (iii) any liability pursuant to any statute or agreement for an amount described in clauses (i) or (ii) above owed by another party.

(qqq) “Tax Returns” shall mean any report, return, document, declaration or any similar information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes, including information returns, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(rrr) “Transfer Taxes” has the meaning set forth in Section 7.4(a).

(sss) “Warranties” shall mean all presently effective warranties or guaranties (including roof warranty) from any contractors, subcontractors, suppliers, manufacturers, servicemen or materialmen in connection with any personal property or any construction, renovation, repairs or alterations of a Property.

(ttt) “Waterfall Model” means that Illustrative Waterfall Model posted to the Due Diligence Data Site on April 12, 2013, which contains historical and projected financial results for the Properties.

Section 1.2 Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or any Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be follow by the words “without limitation” unless the context expressly provides otherwise;

(d) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(e) References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;

(f) All terms defined in this Agreement have the defined meanings when used in any certificate of other document made or delivered pursuant hereto, unless otherwise defined therein; and

(g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

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ARTICLE 2

THE PARTNERSHIP MERGER

Section 2.1 The Partnership Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with Section 18-209 of the DELLC, at the Partnership Merger Effective Time, Paladin OP shall be merged with and into the Merger Sub, with Merger Sub surviving the Partnership Merger (Merger Sub, as the surviving entity in the Partnership Merger, sometimes being referred to herein as the “Surviving Entity”). If Paladin and Parent mutually determine, on or before the mailing of the Paladin Proxy Statement, that the merger of Paladin OP with and into Merger Sub (with Merger Sub surviving the Partnership Merger as is contemplated by this Agreement), would cause any of the Parties to incur a materially greater amount of Transfer Taxes or other costs than would be incurred if Merger Sub merged with and into Paladin OP (with Paladin OP surviving), then, notwithstanding anything in this Agreement to the contrary, and with the written consent of Paladin and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Partnership Merger shall be restructured such that Merger Sub shall merge with and into Paladin OP, with Paladin OP surviving the Partnership Merger and references to “Surviving Entity” in this Agreement shall thereafter refer to Paladin OP, as the surviving entity in the Partnership Merger. The Partnership Merger shall have the effects provided in this Agreement and as specified in the DELLC.

Section 2.2 Closing.  The closing (the “Closing”) of the Partnership Merger will take place at the date and time mutually agreed upon by the Parties (but in no event later than the second (2nd) Business Day after all of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the Party entitled to the benefit of the same), or at such other date and time to be specified in writing by the Parties (the “ Closing Date”). The Closing shall take place by escrow or at such place as mutually agreed to by the Parties.

Section 2.3 Effective Time.  At the Closing and immediately prior to the Partnership Merger Effective Time, the Merger Sub and Paladin OP shall execute and file a certificate of merger with respect to the Partnership Merger in a form that complies with the DELLC (the “Partnership Merger Certificate”) with the Secretary of State of the State of Delaware (“Delaware SOS”), executed in accordance with the applicable provisions of the DELLC and shall make all other filings or recordings required under the DELLC to effect the Partnership Merger. The Partnership Merger shall become effective upon such time as the Partnership Merger Certificate has been filed with the Delaware SOS, or such later time as shall be agreed to by Parent and Paladin OP and specified in the Partnership Merger Certificate as the effective time of the Partnership Merger but not to exceed thirty (30) days after the Partnership Merger Certificate is accepted for record by the Delaware SOS (such date and time being hereinafter referred to as the “Partnership Merger Effective Time”).

Section 2.4 Governing Documents.

(a) The certificate of formation of Merger Sub as in effect immediately prior to the Partnership Merger Effective Time, shall be the certificate of formation of the Surviving Entity until further amended in accordance with applicable Law.

(b) The limited liability company agreement of Merger Sub as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited liability company agreement of the Surviving Entity as of the Partnership Merger Effective Time until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law.

Section 2.5 Manager.  The manager of the Surviving Entity immediately after the Partnership Merger Effective Time shall be Parent.

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ARTICLE 3

EFFECTS OF THE PARTNERSHIP MERGER

Section 3.1 Merger Consideration; Effect of the Partnership Merger on the Paladin OP Units.  At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of the holders of Paladin OP Units or Merger Sub Units:

(a) The Paladin OP Units issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into, and cancelled in exchange for the Partnership Merger Consideration. On the Closing Date, Parent shall deliver to Paladin by wire transfer an amount equal to the Partnership Merger Consideration.

(b) The manager interest of Merger Sub shall remain outstanding and constitute the only manager interests in the Surviving Entity, and Merger Sub Units issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain outstanding.

(c) At the Partnership Merger Effective Time, holders of Paladin OP Units shall cease to be, and shall have no rights as, partners of Paladin OP other than the right to receive the Partnership Merger Consideration provided under this Article 3. The Partnership Merger Consideration paid in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Paladin OP Units exchanged therefor and, if applicable, represented by certificates exchanged therefor.

Section 3.2 Earnest Deposit; Exchange Procedures; Paying Agent.

(a) On or before the Agreement Date, Parent shall appoint a bank or trust company reasonably satisfactory to Paladin to act as paying agent (the “Paying Agent”). By not later than 5:00 pm pacific time on the third Business Day following the Agreement Date, Parent shall deposit the sum of Three Million Dollars ($3,000,000) (together with all interest accrued thereon, the “Earnest Money Deposit”) with the Paying Agent. The Earnest Money Deposit shall be held by the Paying Agent in a segregated escrow account for the benefit of Paladin OP (the “Earnest Money Escrow Account”). The Earnest Money Deposit shall be non-refundable to Parent except as set forth in Section 9.3(a)(i), 9.3(a)(ii), 9.3(a)(iv) and 9.3(a)(v).

(b) Exchange Fund.  On or before the Partnership Merger Effective Time, Parent shall have deposited with the Paying Agent the Partnership Merger Consideration minus the Earnest Money Deposit (and all amounts of dividends and interest earned with respect thereto) for the benefit of holders of Paladin OP Units (together with the Earnest Money Escrow Account, shall comprise the “Exchange Fund”). Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Partnership Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

(c) Investment of Earnest Money Escrow Account and Exchange Fund.  Except as otherwise provided in this Agreement, all funds deposited into the Earnest Money Escrow Account and/or Exchange Fund by Parent shall be immediately deposited by Paying Agent into Treasury Bills or other short-term United States Government obligations, in repurchase contracts for the same, or in a federally insured money market account, subject to the control of Paying Agent, in a bank or savings and loan association, or such other institution approved by the Paladin Parties; provided, however, that such funds must be readily available as necessary to comply with the terms of this Agreement and the Paying Instructions (including the return of the Earnest Money Deposit, or any portion thereof then on deposit with Paying Agent, to Parent in accordance with this Agreement). Except as may be otherwise specifically provided herein, interest on amounts placed by Paying Agent in any such investments or interest bearing accounts shall accrue to the benefit of Parent, and Parent shall provide promptly its Federal Tax Identification Number to Paying Agent.

(d) Release of Funds by Paying Agent.  Paying Agent’s obligation, if any, under this Agreement to release the Earnest Money Deposit, and any other funds, prior to the Closing Date is subject to such

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funds having cleared through the bank, savings and loan, or other financial institution on which such funds are drawn. Paying Agent shall make such payments only in strict accordance with the provisions of this Agreement, and the Paladin Parties and the Buyer Parties agree to save and hold Paying Agent harmless in disbursing and releasing the funds as specified in this Agreement. The Paladin Parties and the Buyer Parties represent to Paying Agent that the release instructions set forth in this Agreement are made of their own free will, under no duress, and with full understanding of the consequences thereof, not relying on any information furnished or statements made by Paying Agent.

Section 3.3 Withholding Rights.  Parent, the Surviving Entity or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the Partnership Merger Consideration and any amounts otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If Parent or the Surviving Entity becomes aware of or intends to deduct and withhold from the Partnership Merger Consideration any amounts pursuant to the terms of this Section 3.4, Parent shall notify Paladin OP promptly. If Paladin OP contests any such withholding, Parent and Paladin OP shall endeavor to agree on such deduction and withholding on or before the Partnership Merger Effective Time and any contested amounts shall be set aside by the Paying Agent in the Exchange Fund until such dispute is resolved.

Section 3.4 Closing Costs.  Except as provided in Section 9.3, the Paladin Parties, on the one hand, and the Buyer Parties, on the other hand, shall each bear their own costs of the Partnership Merger.

Section 3.5 Assumption Expenses.  Except for fees and expenses payable by the Buyer Parties set forth in Section 7.7, the Paladin Parties shall be responsible for the Assumption Expenses; provided, however, that the Buyer Parties shall be responsible for 20% of the Assumption Expenses in excess of One Million Dollars ($1,000,000). Each of the Parties shall timely pay all Assumption Expenses owed by them, but in no event later than the Closing Date.

Section 3.6 Other Expenses.  Paladin shall be responsible for and shall timely pay all payments, costs, fees and other expenses arising out of or related to the KBR Agreement or the Paladin Advisory Agreement, but in no event later than the Closing Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PALADIN PARTIES

Except as set forth in the Paladin Disclosure Schedule, the Paladin Parties hereby jointly and severally represent and warrant to the Buyer Parties as follows:

Section 4.1 Organization and Qualifications.

(a) Paladin OP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority and all necessary authorizations from Governmental Authorities to (i) own, lease and, to the extent applicable, operate its properties, (ii) perform its obligations under all Contracts to which it is a party, and (iii) carry on its business as it now being conducted. Paladin OP is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Paladin Material Adverse Effect.

(b) Paladin is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and all necessary authorizations from Governmental Authorities to (i) own, lease and, to the extent applicable, operate its properties, (ii) perform its obligations under all Contracts to which it is a party, and (iii) carry on its business as it now being conducted. Paladin is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the

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nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Paladin Material Adverse Effect.

Section 4.2 Subsidiaries.  Each Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and all necessary authorizations from Governmental Authorities to (i) own, lease and operate its properties, (ii) perform its obligations under all Contracts to which it is a party, and (iii) carry on its business as it now being conducted, except for such failures to be so qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Property Material Adverse Effect. Each Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Property Material Adverse Effect. Section 4.2 of the Paladin Disclosure Schedule sets forth the name and ownership structure of each of the Subsidiaries, including the percent ownership of each party owning an interest in each JV Subsidiary and a detailed summary of the cumulative unpaid preferred return and unrecovered contribution account as of the end of the most recent month prior to the date hereof for each party owning an interest in each JV Subsidiary (the “ JV Preferred Return”). Prior to the 15th of each month following the date hereof until the Closing Date, Paladin shall provide Parent with an updated Section 4.2 of the Paladin Disclosure Schedule setting forth the JV Preferred Return as of the preceding month. Except as set forth on Section 4.2 of the Paladin Disclosure Schedule, none of the Subsidiaries owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other Equity Interest in any other Person.

Section 4.3 Organizational Documents.  Paladin has made available to the Buyer Parties complete and correct copies of (i) the Paladin OP Partnership Agreement, (ii) the certificate of limited partnership of Paladin OP as in effect on the date hereof, and (iii) the organizational documents or governing documents of each Subsidiary as in effect on the date hereof.

Section 4.4 Capitalization.  The Paladin OP Units (a) constitute all of the Equity Interests of Paladin OP, (b) are owned of record and beneficially 99.8% by Paladin and 0.2% by Paladin Realty Advisors, LLC, a Delaware limited liability company, and (c) are free and clear of any restrictions on transfer (other than any restrictions under any federal or state securities laws), Taxes or Liens. All of the Paladin OP Units have been fully paid for and allocated or issued to the owners thereof in accordance with all requirements of applicable Law and Paladin OP's organizational documents. On the date hereof, except as set forth on Section 4.4 of the Paladin Disclosure Schedule, there are no options, warrants or other convertible instruments exist that could entitle a holder of the option, warrant or convertible instrument to own any Equity Interests in Paladin OP or any Subsidiaries. None of Paladin OP or any Subsidiaries has outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the partners of Paladin OP on any matter. Except as set forth in Section 4.4 of the Paladin Disclosure Schedule, there are no outstanding contractual obligations of Paladin OP or any Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of Paladin OP or any Subsidiaries.

Section 4.5 Authority.

(a) Each of Paladin and Paladin OP has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of Paladin Shareholder Approval, to consummate the transactions contemplated by this Agreement to which each is a party, including the Partnership Merger. The execution and delivery of this Agreement by Paladin and Paladin OP and the consummation by Paladin and Paladin OP of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action, and no other proceedings on the part of Paladin and Paladin OP are necessary to authorize this Agreement or the Partnership Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Partnership Merger, to receipt of the Paladin Shareholder Approval and to the filing of the certificate of

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merger with and acceptance for record of the Partnership Merger Certificate by the Delaware SOS. This Agreement has been duly executed and delivered by each of Paladin and Paladin OP and assuming due authorization, execution and delivery by Parent and the Merger Sub constitutes a legally valid and binding obligation of each of Paladin and Paladin OP, enforceable against Paladin and Paladin OP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Paladin Board, at a meeting duly called and held prior to the execution of this Agreement at which all directors of Paladin were present, has by unanimous vote (A) duly and validly authorized the execution and delivery of this Agreement by Paladin and Paladin OP (in Paladin’s capacity as sole general partner of Paladin OP), and declared advisable the consummation of the Partnership Merger and the other transactions contemplated by this Agreement, (B) directed that the Partnership Merger and the other transactions contemplated by this Agreement be submitted for consideration at the Paladin Shareholder Meeting, (C) determined that this Agreement and the transactions contemplated hereby, including the Partnership Merger, are advisable and fair to, and in the best interests of, the shareholders of Paladin, and (D) resolved to recommend that the shareholders of Paladin vote in favor of the Partnership Merger and the other transactions contemplated by this Agreement (the “Paladin Recommendation”) and to include such recommendation in the Paladin Proxy Statement.

Section 4.6 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.6(a) of the Paladin Disclosure Schedule, the execution and delivery of this Agreement by Paladin and Paladin OP does not, and the performance of their respective obligations hereunder will not, (i) conflict with or violate (1) the Paladin Charter, (2) the Paladin Bylaws, (3) the Paladin OP Agreement, (4) the certificate of limited partnership of Paladin OP or (5) the organizational documents of any Subsidiary, as amended or supplemented, (ii) conflict with or violate any Law or Order applicable to Paladin, Paladin OP or any Subsidiary or by which any property or asset of Paladin, Paladin OP or any Subsidiary is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation or any right to purchase or sell assets or equity) under, result in the loss of any material right or benefit under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of Paladin, Paladin OP or any Subsidiary or pursuant to, any of the terms, conditions or provisions of any Material Contract to which Paladin, Paladin OP or any Subsidiary is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clauses (i)(3), (ii) and (iii), any matter, event or consequence described herein that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Partnership Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Property Material Adverse Effect.

(b) The execution and delivery by Paladin and Paladin OP of this Agreement does not, and the performance of its obligations hereunder will not, require any Consent, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, (B) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Partnership Merger to be sent to Paladin’s shareholders (as amended or supplemented from time to time, the “Paladin Proxy Statement”) and other written communications that may be deemed “soliciting materials” under Rule 14a-12 promulgated under the Exchange Act, (C) the filing of the Partnership Merger Certificate with, and the acceptance for record thereof by, the Delaware SOS, and (D) such filings as may be required in connection with the payment of any Transfer Taxes, and (ii) where the failure to obtain such Consent or filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Partnership Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Property Material Adverse Effect.

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Section 4.7 Financial Statements; Financial Records; Indebtedness; SEC Reports.

(a) Attached hereto as Section 4.7(a) of the Paladin Disclosure Schedule are the following financial statements of the Paladin Parties (collectively, the “Financial Statements”): (i) audited consolidated balance sheets and statements of income and statements of cash flow as of and for the two fiscal years ended December 31, 2010 and 2011; (ii) audited consolidated balance sheets and statements of income and statements of cash flow (the “Most Recent Audited Financial Statements”) as of and for the fiscal year ended December 31, 2012 (the “Most Recent Fiscal Year End”), and (iii) unaudited consolidated balance sheets and statements of income and statements of cash flow as of the fiscal quarter ended March 31, 2013 (the “Most Recent Financial Statements”). The Financial Statements (including the notes thereto, where applicable) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly and accurately the financial condition of the Paladin Parties on a consolidated basis as of such dates and the results of operations of the Paladin Parties for such periods.

(b) The books of account and other financial records of the Paladin Parties and, to the knowledge of Paladin OP, that of the Subsidiaries: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Paladin Parties and the Subsidiaries, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

(c) Except for Indebtedness set forth on Section 4.7(c) of the Paladin Disclosure Schedule, none of Paladin, Paladin OP or the Subsidiaries has any Indebtedness.

(d) Except as set forth in Section 4.7(d) of the Paladin Disclosure Schedule, none of the forms, reports or documents, including any financial statements or schedules included or incorporated by reference therein, filed by Paladin with the SEC from January 1, 2010 through the date hereof, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later SEC filing filed prior to the date of this Agreement.

Section 4.8 No Undisclosed Liabilities.  Except as set forth in Section 4.8 of the Paladin Disclosure Schedule, neither Paladin OP nor the Subsidiaries have any Liabilities, other than (1) Liabilities fully and adequately reflected in the Most Recent Audited Financial Statements and (2) those incurred since the date of the Most Recent Audited Financial Statements in the ordinary course of business. Except to the extent specifically reflected or reserved against in the Most Recent Audited Financial Statements or elsewhere in this Agreement, neither Paladin OP nor the Subsidiaries is directly or indirectly liable, by guarantee or otherwise, upon or with respect to, or obligated to guarantee or assume, any Liability or obligation of any Person, including with respect to the KBR Agreement.

Section 4.9 Permits; Compliance with Laws.

(a) Section 4.9(a) of the Paladin Disclosure Schedule sets forth all material franchises, grants, authorizations, licenses, permits, variances, resale certificates, waivers, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Paladin OP and the Subsidiaries to own, lease and operate its Properties or to carry on its business as it is now being conducted (collectively, the “Permits”). Except as set forth in Section 4.9(a) of the Paladin Disclosure Schedule, each of Paladin OP and, to the knowledge of Paladin OP, the Subsidiaries is in possession of or has been issued all Permits, and all such Permits are valid and in full force and effect. No suspension, revocation or cancellation of any Permits is pending or, to the knowledge of Paladin OP, threatened, and no such suspension, revocation or cancellation will result from the transactions contemplated by this Agreement except those Permits that, individually or in the aggregate, would not reasonably be expected to have a Property Material Adverse Effect. Except as set forth in Section 4.9(a) of the Paladin Disclosure Schedule, none of Paladin OP or, to the knowledge of Paladin OP, any Subsidiary is in conflict with, or in default, breach or violation of, any material Permit.

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(b) Each of Paladin OP and, to the knowledge of Paladin OP, the Subsidiaries has operated and conducted its business in accordance with all applicable Laws in all material respects, and, except as set forth in Section 4.9(b) of the Paladin Disclosure Schedule, no Action has been filed against Paladin OP or any of the Subsidiaries alleging any failure to so comply except those failures to so comply that, individually or in the aggregate, would not reasonably be expected to have a Property Material Adverse Effect. None of Paladin, Paladin OP or, to the knowledge of Paladin OP, any Subsidiary has received any written communication from any Governmental Authority alleging that Paladin OP or any of the Subsidiaries is not in compliance with any Laws.

(c) None of Paladin OP or any Subsidiary is the subject of any court-imposed, governmental or regulatory prohibition or injunction, and, to the knowledge of Paladin OP, no such prohibition or injunction is imminent and no proceedings in respect thereof have been commenced. None of Paladin OP or any Subsidiary has received written notification that any investigation or inquiry is being, or has been, conducted by, or received any request for information from any Governmental Authority in respect of its affairs.

Section 4.10 Absence of Certain Changes or Events.  Except as set forth in Section 4.10 of the Paladin Disclosure Schedule, since the Most Recent Fiscal Year End, each of Paladin OP and the Subsidiaries has conducted its business substantially in the ordinary course of business consistent with past practice and there has not been an effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, has resulted or would reasonably be expected to result in a Paladin Material Adverse Effect. Without limiting the generality of the foregoing, except as disclosed in Section 4.10 of the Paladin Disclosure Schedule, since the Most Recent Fiscal Year End:

(a) none of Paladin OP or the Subsidiaries has issued, sold, or otherwise disposed of any of its Equity Interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Interests;

(b) none of Paladin OP or the Subsidiaries has declared, set aside, or paid any dividend or made any distribution (whether in cash, Equity Interest or property) with respect to its capital stock or other equity, including the Paladin OP Units, or redeemed, purchased, or otherwise acquired any of its capital stock or other equity, including the Paladin OP Units, other than distributions paid to holders of Paladin OP Units in accordance with the terms of the Paladin OP Agreement, each of which is set forth in Section 4.10 of the Paladin Disclosure Schedule;

(c) none of Paladin OP or the Subsidiaries has sold, leased, transferred, or assigned or agreed to sell, lease, transfer or assign any material assets, tangible or intangible;

(d) none of Paladin, Paladin OP or the Subsidiaries has imposed any Lien upon any of its assets, tangible or intangible, other than in the ordinary course of business;

(e) none of Paladin, Paladin OP or the Subsidiaries has made any material change in any tax method or election by Paladin OP or any Subsidiary;

(f) none of Paladin OP or the Subsidiaries has entered into any Contract (or series of related Contracts) with any equity holder, director, officer, partner, manager, member, employee or consultant thereof (or with any Affiliate thereof);

(g) none of Paladin OP or the Subsidiaries has made or committed to make any capital expenditure (or series of related capital expenditures) other than in the ordinary course of business;

(h) none of Paladin OP or the Subsidiaries has failed to pay any creditor any material amount owed to such creditor when due, taking into consideration any grace periods;

(i) none of Paladin, Paladin OP or the Subsidiaries has taken any action that would make any representation or warranty contained in Article 4 of this Agreement untrue or incorrect as of the date when made, as of any future date prior to the Closing, or as of the Closing Date or that would interfere with the consummation of the transactions contemplated hereby or materially delay the consummation of such transactions; and

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(j) none of Paladin OP or the Subsidiaries has committed to do any of the foregoing.

Section 4.11 Properties.

(a) Section 4.11(a) of the Paladin Disclosure Schedule sets forth a true and complete list of the real property currently owned or leased by Paladin OP and the Subsidiaries (the “Properties”). To the knowledge of Paladin OP, the Subsidiaries have good, marketable and insurable fee simple title to the Properties. None of the Properties is (A) subject to any Order of any Governmental Authority to be sold nor being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor or (B) subject to any pending or, to the knowledge of Paladin OP, threatened rezoning proceedings, which would reasonably be expected to have a Property Material Adverse Effect. Except as set forth on Section 4.11(a) of the Paladin Disclosure Schedule, neither Paladin OP nor any Subsidiary has received notice of any violation in any material respect of any covenants, conditions or restrictions affecting any Properties.

(b) Section 4.11(b) of the Paladin Disclosure Schedule, sets forth the list of all title policies (each a “Paladin Title Insurance Policy”) which have been issued insuring, as of the effective date of each such Paladin Title Insurance Policy, the applicable Subsidiary’s title to or leasehold interest in the Properties, subject to the matters disclosed on the Paladin Title Insurance Policies. A correct and complete copy of each Paladin Title Insurance Policy has been posted to the Due Diligence Data Site. To the knowledge of Paladin OP, no claim has been made against any Paladin Title Insurance Policy.

(c) Section 4.11(c) of the Paladin Disclosure Schedule sets forth the rent rolls for the Properties dated as of the date set forth on such Paladin Disclosure Schedule. To the knowledge of Paladin OP, such rent rolls, which have previously been made available to Parent, are correct in all material respects.

(d) Except as set forth in Section 4.11(d) of the Paladin Disclosure Schedule, to the knowledge of Paladin OP, no claims, action or proceeding has been instituted by or against any Subsidiary against or by any tenant of a Property that is presently pending (including claims relating to fungi, mold or other microbial contamination). A list of all security deposits at the California Property, less any amounts previously repaid to tenants of the California Property or applied in accordance with the applicable tenant’s lease, is set forth on Section 4.11(d) of the Paladin Disclosure Schedule.

(e) Except as set forth in Section 4.11(e) of the Paladin Disclosure Schedule, to the knowledge of Paladin OP, none of the Subsidiaries are a party to any brokerage commission agreement or leasing commission agreement for which such Subsidiary will be liable after the Closing other than under the Management Contracts.

(f) Except as set forth in Section 4.11(f) of the Paladin Disclosure Schedule or as contemplated by, or provided in, the organizational documents of Paladin OP or the Subsidiaries, as of the date hereof, there are no unexpired option agreements or rights of first refusal with respect to the purchase of a Property or any portion thereof that is owned by Paladin OP or the Subsidiaries or any other unexpired rights in favor of any party other than Paladin OP or any Subsidiary to purchase or otherwise acquire a Property or any portion that is owned by Paladin OP or the Subsidiaries or any portion thereof or to enter into any contract for sale or letter of intent to sell any Property or any portion thereof that is owned by Paladin OP or the Subsidiaries.

(g) Except as set forth in Section 4.11(g) of the Paladin Disclosure Schedule, Paladin OP and the Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal property owned, used or held for use by them, except as would not have a Paladin Material Adverse Effect. Except as set forth in Section 4.11(h) of the Paladin Disclosure Schedule, neither Paladin OP’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not have a Paladin Material Adverse Effect.

Section 4.12 Taxes. Except as set forth in Section 4.12 of the Paladin Disclosure Schedule:

(a) Each of Paladin OP and, to the knowledge of Paladin OP, the Subsidiaries has (i) timely filed (or had filed on their behalf) all Tax Returns, required to be filed by any of them (after giving effect to any

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filing extension granted by a Governmental Authority) and (ii) has paid (or had paid on their behalf) or will timely pay all Taxes (whether or not shown on such Tax Returns) that are required to be paid by it.

(b) Paladin OP is and at all times since its formation has been properly classified either as a partnership or a disregarded entity for all federal and applicable state and local income tax purposes. To the knowledge of Paladin OP, each Subsidiary of Paladin OP that is a partnership, joint venture, or limited liability company has been since its formation and continues to be properly classified for federal and applicable state and local income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. None of Paladin OP or, to the knowledge of Paladin OP, any of the Subsidiaries has incurred any material Liability for Taxes other than in the ordinary course of business. No event has occurred and no condition or circumstance exists which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Paladin OP or the Subsidiaries.

(c) There are no material deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including Paladin OP, or, to the knowledge of Paladin OP, any of the Subsidiaries, and there are no other audits relating to any material Taxes by any taxing authority in progress, nor has Paladin OP or, to the knowledge of Paladin OP, any of the Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit. Paladin OP and, to the knowledge of Paladin OP, the Subsidiaries (A) have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes; (B) have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all material amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws; and (C) have in all material respects properly completed and timely filed all IRS forms W-2 and 1099 required thereof. No claim has been made in writing by a taxing authority in a jurisdiction where Paladin OP or any of the Subsidiaries does not file Tax Returns such that Paladin OP or, to the knowledge of Paladin OP, any such Subsidiary is or may be subject to taxation by that jurisdiction.

(d) None of Paladin OP or, to the knowledge of Paladin OP, any of the Subsidiaries is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement between Paladin OP and any of the Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing.

(e) Paladin OP and, to the knowledge of Paladin OP, each of the Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, or other third party.

(f) No waiver or extension of any statute of limitations is in effect with respect to Taxes of Paladin OP or, to the knowledge of Paladin OP, any of the Subsidiaries.

(g) Paladin OP and, to the knowledge of Paladin OP, each of the Subsidiaries has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and has timely paid or has fully accrued in the Financial Statements, all Taxes that are attributable to the Pre-Closing Tax Period.

(h) Section 4.12(h) of the Paladin Disclosure Schedule lists all jurisdictions (whether foreign or domestic) to which any Tax is payable by Paladin OP or, to the knowledge of Paladin OP, any of the Subsidiaries.

(i) Neither Paladin OP nor, to the knowledge of Paladin OP, any Subsidiary will be required to adjust its taxable income for any Post-Closing Tax Period as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction occurring on or prior to the Closing Date; (D) prepaid amount received on or prior to the Closing Date; or (E) election under Code Section 108(i).

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(j) Neither Paladin OP nor, to the knowledge of Paladin OP, any of the Subsidiaries has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(k) Neither Paladin OP nor, to the knowledge of Paladin OP, any of the Subsidiaries has engaged in a transaction that is a “reportable transaction” as defined in Treasury Regulation 1.6011 4(b).

(l) Each of Paladin and Paladin Realty Advisors, LLC, is a United States person within the meaning of the Code.

(m) There is no contract, agreement, plan or arrangement covering any current or former employee or independent contractor of Paladin OP or, to the knowledge of Paladin OP, any Subsidiary that, individually or collectively, would give rise to a payment by Paladin OP or, to the knowledge of Paladin OP, any Subsidiary (or the provision by Paladin OP or any Subsidiary of any other benefits such as accelerated vesting) that would not be deductible by Paladin OP or the Subsidiary by reason of Code Section 280G or subject to an excise Tax under Code Section 4999. Neither Paladin OP nor, to the knowledge of Paladin OP, any Subsidiary has any indemnity obligation for any excise Taxes imposed under Code Section 4999 or for any Taxes of any employee, including Taxes under Code Section 409A.

Section 4.13 Material Contracts.

(a) Section 4.13(a) of the Paladin Disclosure Schedule is a true, correct and complete list of the material Contracts in (i) through (xv) below to which Paladin OP or any Subsidiary is a party or by which any of their respective Properties or assets are bound (each such Contract being a “Material Contract”; provided, however, that “Material Contract” shall not include any Contract that (x) is terminable upon 60 days’ or less notice without a penalty or premium or (y) will be fully performed and satisfied as of or prior to the Closing Date):

(i) any Contract (or group of related Contracts) which involves payments to or by Paladin OP or any Subsidiary of an amount in excess of $100,000 in any year;

(ii) any Contract (or group of related Contracts) which involves expenditures of Paladin OP or any Subsidiary in excess of $250,000 in any year;

(iii) any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $250,000 per year and a term of at least twelve (12) months;

(iv) all JV Contracts and the Management Contracts;

(v) all Existing Loan Documents;

(vi) any Contract (or group of related Contracts) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year and involve consideration in excess of $50,000;

(vii) any Contract concerning any resource sharing or similar arrangement among Paladin, Paladin OP and the Subsidiaries;

(viii) any Contract for the sale or purchase of any Property;

(ix) any Contract (or group of related Contracts) which has created, incurred, assumed, or guaranteed any Indebtedness in excess of $500,000 or which has imposed a material Lien on any material assets, tangible or intangible of Paladin OP or any Subsidiary;

(x) any Contract that limits in any material respect the ability of Paladin OP or any Subsidiary to sell any of its material assets, tangible or intangible;

(xi) any Contract concerning noncompetition or containing covenants that limit or could limit in any material respect the freedom or right of Paladin OP or any Subsidiary to compete with any Person in any area or territory or to solicit or hire any individual or group of individuals;

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(xii) all management and administration agreements and cost and tax allocation agreements between Paladin, Paladin OP and the Subsidiaries;

(xiii) any severance, retention, change of control or other similar payment obligation for the benefit of Paladin OP’s or any Subsidiary’s current or former directors, partners, members, managers, officers or employees;

(xiv) any Contract under which Paladin, Paladin OP or, to the knowledge of Paladin OP, any Subsidiary has advanced or loaned or is obligated to advance or loan any amount to any of its directors, partners, members, managers, officers or employees other than with respect to ordinary business expenses not exceeding $25,000 individually or in the aggregate; or

(xv) any other Contract that is material to the operations, business, Properties, assets, Liabilities, condition (financial or otherwise) or results of operations of Paladin OP or the Subsidiaries.

(b) The Paladin Parties have made available to Parent a true, correct and complete copy of each Material Contract listed on Section 4.13(a) of the Paladin Disclosure Schedule. Neither Paladin OP nor any Subsidiary has any oral Contract that would otherwise be a Material Contract. Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and, to the knowledge of Paladin OP, each other party thereto. Except as set forth in Section 4.13(b) of the Paladin Disclosure Schedule: (i) none of Paladin OP or the Subsidiaries has violated or breached, or committed any default under, any Material Contract in any material respect to which it is a party, and, to the knowledge of Paladin OP, no other Person has violated, breached, or committed any default under any such Material Contract in any material respect; (ii) to the knowledge of Paladin OP, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract; and (iii) none of Paladin OP or, to the knowledge of Paladin OP, the Subsidiaries or any JV Partner has waived any of its material rights under any Material Contract.

Section 4.14 Opinion of Financial Advisor.  The Paladin Board has received an opinion of Paladin’s financial advisor to the effect that, as of the date of such opinion and subject to the various assumptions and qualifications set forth therein, the portion of the Partnership Merger Consideration to be received by Paladin in the Partnership Merger pursuant to this Agreement is fair, from a financial point of view, to Paladin. Paladin will promptly provide Parent a complete and correct copy of such opinion, solely for informational purposes, after receipt of such opinion in writing by Paladin but not later than the three (3) Business Days prior to the expiration of the Due Diligence Period.

Section 4.15 Insurance.  Section 4.15 of the Paladin Disclosure Schedule sets forth an accurate description of each insurance policy currently maintained by Paladin OP or any Subsidiary, in such types and amounts and covering such risks as are reasonably necessary for the operation of their respective businesses. Except as set forth in Section 4.15 of the Paladin Disclosure Schedule, there is no claim by Paladin OP or, to the knowledge of Paladin OP, any Subsidiary pending under any insurance policies which has been denied or disputed by the insurer. All of such insurance policies are legal, valid, binding and enforceable and in full force and effect, except where such failure would not, individually or in the aggregate, be reasonably likely to have a Property Material Adverse Effect. With respect to each such insurance policy, Paladin OP and, to the knowledge of Paladin OP, each of its Subsidiaries (i) have paid, or caused to be paid, all premiums due under the policy and have not received written notice that they are in default with respect to any obligations under the policy, (ii) have not received any written notice of cancellation or termination with respect to any existing insurance policy that is held by, or for the benefit of, any of Paladin OP or any of the Subsidiaries, and (iii) have not received any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder, except where such failure would not, individually or in the aggregate, be reasonably likely to have a Property Material Adverse Effect.

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To the knowledge of Paladin OP, as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.16 Employees.  None of Paladin, Paladin OP or the Subsidiaries have (a) directly or indirectly, employed any individuals, including leased employees, (b) ever been a party to or bound by any union, collective bargaining, or similar Contract with any union or other labor organization, nor is any such Contract currently in effect or being negotiated by or on behalf of Paladin, Paladin OP or any of the Subsidiaries, (c) improperly classified any of their personnel as independent contractors who should have been classified and treated as employees under applicable Law, or (d) sponsored, maintained, or contributed to, been required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, any Employee Benefit Plan.

Section 4.17 Absence of Litigation.

(a) Except as may be set forth on Section 4.17(a) of the Paladin Disclosure Schedule, no Action by or before any Governmental Authority is currently pending against or, to the knowledge of Paladin OP, threatened against any of the Paladin Parties or the Subsidiaries. To the knowledge of Paladin OP, Paladin OP and the Subsidiaries do not know or have reasonable grounds to know of any basis for any Action.

(b) Section 4.17(b) of the Paladin Disclosure Schedule sets forth each material Action against any of the Paladin Parties or the Subsidiaries initiated since January 1, 2011 that has since been fully adjudicated, settled, resolved or is otherwise no longer pending as of the date of this Agreement.

(c) None of the Paladin Parties or, to the knowledge of Paladin OP, the Subsidiaries is subject to any outstanding Order.

(d) There are no Actions pending or, to the knowledge of Paladin OP, threatened, against any of the Paladin Parties or the Subsidiaries which would give rise to any right of indemnification on the part of any director, officer, partner, manager, member or employee of the Paladin Parties or the Subsidiaries.

Section 4.18 Title to Assets.  Except as set forth on Section 4.18 of the Paladin Disclosure Schedule, Paladin OP and the Subsidiaries have good and marketable title to the Properties, free and clear of all Liens other than Permitted Liens.

Section 4.19 Environment, Health and Safety Matters.  Except as set forth on Section 4.19 of the Paladin Disclosure Schedule:

(a) To the knowledge of Paladin OP, each of Paladin OP and the Subsidiaries has complied and is in compliance with all Environmental Laws, and no facts or circumstances currently exist that would prevent such compliance in the future;

(b) Without limiting the generality of the foregoing, to the knowledge of Paladin OP, each of Paladin OP and the Subsidiaries has obtained, has complied and is in compliance with, in each case in all respects, all Permits that are required pursuant to Environmental Laws for the operation of its business, and, no facts or circumstances currently exist that would prevent compliance with such Permits in the future;

(c) To the knowledge of Paladin OP, none of the Paladin Parties or the Subsidiaries has received any notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental Laws;

(d) To the knowledge of Paladin OP, none of the Paladin Parties or the Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Materials, or owned or operated any property or facility (including the Properties) in a manner that has given or would give rise to Liabilities, including response costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to Environmental Laws;

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(e) To the knowledge of Paladin OP, no Hazardous Materials are or, at any time during Paladin OP’s or the Subsidiaries’ occupancy has been, present or subject of a Release at, on, under or from any of the Properties or Leases in violation of any applicable Environmental Law, or in a manner that has given or would give rise to Liabilities, including response costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to Environmental Laws; and

(f) To the knowledge of Paladin OP, neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called transaction-triggered or responsible property transfer requirements as set forth in Environmental Laws.

Section 4.20 CCRs.  To the knowledge of Paladin OP, none of the JV Partners or the Subsidiaries have received written notice of any monetary or material non-monetary violation of any easement, covenant, condition, restriction or agreement contained in any covenants, conditions or restrictions or similar instruments encumbering or benefiting any of the Properties.

Section 4.21 Capital Projects.  Except as set forth in Section 4.21 of the Paladin Disclosure Schedule and for day-to-day maintenance and repair work, such as routine unit-turns, there is no non-recurring construction work or other capital projects being performed at the Properties in excess of Fifty Thousand Dollars ($50,000) in the aggregate for any Property.

Section 4.22 Existing Mortgage Indebtedness.  There are no documents or other instruments evidencing or securing the Existing Mortgage Indebtedness other than the Existing Loan Documents. The Due Diligence Data Site contains true, correct and complete copies of all Existing Loan Documents.

Section 4.23 Paladin Proxy Statement.  The information relating to the Paladin OP and the Subsidiaries to be contained in the Paladin Proxy Statement and other documents to be filed with the SEC in connection herewith will not, on the date the Paladin Proxy Statement is first mailed to Paladin’s shareholders or at the time of the Paladin Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Paladin Parties with respect to the information supplied by the Buyer Parties for inclusion therein. All documents that Paladin is responsible for filing with the SEC in connection with the Partnership Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 4.24 Related Party Transactions.  Except as set forth in Section 4.24 of the Paladin Disclosure Schedule, (a) no Paladin Related Party or, to the knowledge of Paladin OP, any Other Related Party has any direct interest in any of the properties or assets of Paladin OP or the Subsidiaries; (b) no Paladin Related Party or, to the knowledge of Paladin OP, any Other Related Party is, or has at any time since January 1, 2012 been, indebted to Paladin OP or the Subsidiaries in an amount in excess of $25,000; (c) since January 1, 2012, no Paladin Related Party or, to the knowledge of Paladin OP, any Other Related Party has entered into, or has had any direct financial interest in, any Contract or transaction to which Paladin OP or any Subsidiary is a party in an amount in excess of $25,000; and (d) no Paladin Related Party or, to the knowledge of Paladin OP, any Other Related Party has any claim against Paladin OP or the Subsidiaries in an amount in excess of $25,000.

Section 4.25 Bank Accounts.  Set forth on Section 4.25 of the Paladin Disclosure Schedule is a true, correct and complete list of the names and locations of all banks and other financial institutions with which Paladin OP or any of the Subsidiaries maintains an account as to which deposits are made on behalf of Paladin OP or any of the Subsidiaries, in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by Paladin OP or any of the Subsidiaries.

Section 4.26 Books and Records.  Each of Paladin OP or any of the Subsidiaries has made and kept (and given the Buyer Parties access to) material business records, financial books and records, studies, surveys

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and analyses which relate to the business of Paladin OP and the Subsidiaries (the “Business Books and Records”). None of Paladin OP or, to the knowledge of Paladin OP, the Subsidiaries has engaged in any transaction, maintained any bank account or used any corporate funds, except as reflected in its Business Books and Records. The Business Books and Records have been maintained in all material respects in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

Section 4.27 Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Paladin OP or the Subsidiaries.

Section 4.28 Brokers.  Except for Houlihan Lokey Capital, Inc., no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Partnership Merger based upon arrangements made by or on behalf of the Paladin Parties.

Section 4.29 No Limitation; Disclaimer; No Misleading Statements.

(a) Except as specifically set forth herein, neither the Paladin Parties nor any other Person acting on their behalf makes any other representations or warranties with respect to this Agreement or the Paladin Parties to the Buyer Parties, and any other representations or warranties are expressly disclaimed.

(b) No representation, warranty or other statement made herein or in the Paladin Disclosure Schedule by the Paladin Parties and no statement contained in any certificate, list or other writing provided to any of the Buyer Parties pursuant to this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make such statements contained herein or therein not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth in the Buyer Disclosure Schedule, Parent and Merger Sub hereby jointly and severally represent and warrant to the Paladin Parties as follows:

Section 5.1 Parent Organization and Qualifications.  Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority and all necessary authorizations from Governmental Authorities to (i) own, lease and, to the extent applicable, operate its properties, (ii) perform its obligations under all Contracts to which it is a party, and (iii) carry on its business as it now being conducted. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.2 Merger Sub Organization and Qualifications.  Merger Sub is a limited liability company duly organized, validly existing and in good standing (to the extent applicable) under the laws of the State of Delaware and has the requisite organizational power and authority and all necessary authorizations of Governmental Authorities to (i) own, lease and, to the extent applicable, operate its properties, (ii) perform its obligations under all Contracts to which it is a party, and (iii) carry on its business as it now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.3 Organizational Documents.  Each Buyer Party has made available to Paladin OP complete and correct copies of (i) the Parent Certificate of Limited Partnership and Agreement of Limited Partnership, each as in effect on the date hereof, and (ii) the Merger Sub Certificate of Formation and Operating Agreement, each as in effect on the date hereof.

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Section 5.4 Ownership of Merger Sub; No Prior Activities.  Merger Sub is a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has been formed solely for the purpose of engaging in the Partnership Merger. Prior to the Partnership Merger, Merger Sub will not conduct any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the Partnership Merger. Merger Sub owns no Equity Interest in or other security issued by any other Person.

Section 5.5 Authority.

(a) Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Partnership Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary organizational action, and no other proceedings on the part of each of Parent and Merger Sub are necessary to authorize this Agreement or the Partnership Merger or to consummate the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and assuming due authorization, execution and delivery by Paladin and Paladin OP constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) Parent shall have duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Partnership Merger, and shall have taken all organizational actions required to be taken by Parent for the consummation of the Partnership Merger.

(c) Merger Sub shall have duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Partnership Merger and the transactions contemplated by this Agreement, and Merger Sub shall have taken all action required to be taken for the consummation of the Partnership Merger and the transactions contemplated by this Agreement.

Section 5.6 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent do not, and the performance of the Buyer Parties’ obligations hereunder will not, (i) conflict with or violate (1) the organizational documents of either Parent or Merger Sub, (2) conflict with or violate any Law or Order applicable to each of Parent and Merger Sub or by which any of its properties or assets is bound, or (3) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation or any right to purchase or sell assets or equity) under, result in the loss of any material right or benefit under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any of the terms, conditions or provisions of any material Contract to which it is a party or by which it or any of its properties or assets is bound.

(b) The execution and delivery of this Agreement by Parent do not, and the consummation of the Partnership Merger and the other transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing of the Partnership Merger Certificate with, and the acceptance for record thereof by, the Delaware SOS, and (iii) such filings as may be required in connection with the payment of any Transfer Taxes.

Section 5.7 Required Financing.  At the Partnership Merger Effective Time, Parent will have sufficient funds (including amounts in the Earnest Money Escrow Account at the Partnership Merger Effective Time), in cash, to pay the Partnership Merger Consideration, and any other amounts payable by Parent under this Agreement, together with all fees and expenses of Parent incurred in connection with the Partnership Merger and to effect the Partnership Merger and the transactions contemplated by this Agreement.

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Section 5.8 Brokers.  No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Partnership Merger based upon arrangements made by or on behalf of either of the Buyer Parties.

Section 5.9 No Limitation; Disclaimer; No Misleading Statements.

(a) Except as specifically set forth herein, neither the Buyer Parties nor any other Person acting on their behalf makes any other representations or warranties with respect to this Agreement or the Buyer Parties to the Paladin Parties, and any other representations or warranties are expressly disclaimed.

(b) No representation, warranty or other statement made herein or in the Buyer Disclosure Schedule by the Buyer Parties and no statement contained in any certificate, list or other writing provided to any of the Paladin Parties pursuant to this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make such statements contained herein or therein not misleading.

ARTICLE 6

CONDUCT OF BUSINESS PENDING THE PARTNERSHIP MERGER

Section 6.1 Operation of the Business.

(a) From the date hereof until the Partnership Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Pre-Closing Period”), the Paladin Parties agree, except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 6.1 of the Paladin Disclosure Schedule and except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, to use commercially reasonable efforts to conduct the businesses of Paladin OP and the Subsidiaries in all material respects in the ordinary course of business consistent with past practice; and Paladin OP shall and shall cause the Subsidiaries to use commercially reasonable efforts to (i) conduct their operations in compliance, in all material respects, with applicable Laws consistent with past practice; and (ii) preserve their assets and properties in good repair and condition. Without limiting the generality of the foregoing, during the Pre-Closing Period except as expressly permitted by this Agreement, including those actions set forth in Section 6.1 of the Paladin Disclosure Schedule, or as consented to in writing by Parent, which consent will not be unreasonably withheld, Paladin OP shall not and shall not permit any of the Subsidiaries to:

(i) authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien or agree or commit to any of the foregoing in respect of, any Paladin OP Units or other Equity Interests of Paladin OP or any Subsidiary;

(ii) effect any recapitalization, reclassification or repurchase or redeem any Equity Interest;

(iii) reclassify, combine, split or subdivide any Paladin OP Units or any other Equity Interest of Paladin OP or any Subsidiary;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, Paladin OP Units, property or otherwise, with respect to any Paladin OP Units or any other Equity Interests of Paladin OP or any Subsidiary, except (A) the monthly cash distributions on Paladin OP Units to be declared and paid in cash on or before the Partnership Merger Effective Time in the ordinary course of business consistent with past practice, (B) dividends or distributions paid to Paladin OP by any Subsidiary, including any proceeds from the sale of the Beechwood Property, (C) dividends or distributions, other than with respect to the California Property, required under the applicable organizational documents of such entities as set forth in Section 6.1(a)(iv)(C) of the Paladin Disclosure Schedule or (D) distributions of cash by Paladin OP to Paladin before the Closing Date.

(v) amend or otherwise change any provision of the Paladin Charter, Paladin Bylaws, Paladin OP Agreement, certificate of limited partnership of Paladin OP or any Subsidiary’s organizational documents;

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(vi) acquire, or agree to acquire, by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial Equity Interest in, or by any other manner, in a single transaction or in a series of related transactions, any Person, business, entity or division thereof or otherwise acquire or agree to acquire any properties or assets that are material, individually or in the aggregate, to Paladin OP, except transactions that would not adversely impact the transactions contemplated hereby;

(vii) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a Subsidiary) for Indebtedness, except for: (A) refinancings of Indebtedness becoming due and payable in accordance with their terms on terms and in such amounts reasonably acceptable to Parent; (B) Indebtedness for borrowed money incurred in order for Paladin OP to pay the monthly dividend on Paladin OP Units permitted by Section 6.1(a)(iv); and (C) inter-company Indebtedness among Paladin OP and the Subsidiaries in the ordinary course of business consistent with past practice;

(viii) except as provided in Section 6.1(a)(viii) of the Paladin Disclosure Schedule, modify, amend or terminate any Material Contract or enter into any new material Contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.13(a) of the Paladin Disclosure Schedule as a Material Contract;

(ix) modify, amend or terminate any of the Leases at the California Property, except in accordance with the terms thereof;

(x) modify, amend or terminate any Existing Loan Document, JV Contract or Management Contract, other than amendments or modifications permitted to be made by a JV Partner, in its sole discretion, in accordance with the terms of such JV Contract;

(xi) except as otherwise permitted under Section 7.10 hereof, modify, amend or extend the Stone Ridge Note;

(xii) grant any Consent or other approval with respect to or under any JV Contract, except in the ordinary course of business consistent with past practice;

(xiii) take any action that would be reasonably likely to cause a material increase or decrease in the balance of any JV Preferred Return other than in the ordinary course of business, including (x) changes in any JV Preferred Return as a result of capital contributions or distributions made in accordance with the applicable JV Agreement and (y) consistent with the Waterfall Model;

(xiv) fail to use its reasonable best efforts to comply with its obligations under the Material Contracts, including the Existing Loan Documents and JV Contracts;

(xv) repurchase, repay or pre-pay any Indebtedness, except repayments of revolving credit facilities or other similar lines of credit in the ordinary course of business, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, prepayments of Existing Mortgage Indebtedness in accordance with their terms, as such loans become due and payable or payment of Indebtedness in accordance with its terms; or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

(xvi) authorize, or enter into any commitment for, any material capital expenditure (such authorized or committed material capital expenditures being referred to hereinafter as the “Capital Expenditures”) other than (A) Capital Expenditures required to be made pursuant Section 6.1(a)(xvi) of the Paladin Disclosure Schedule; and (B) Capital Expenditures in the ordinary course of business and consistent with past practice necessary to maintain the physical and structural integrity of the Properties and as reasonably determined by Paladin OP to be necessary to keep the Properties in working order, to comply with Laws, and to repair and/or prevent damage to any of the Properties as is necessary in the event of an emergency situation, which Capital Expenditures shall not exceed Five Hundred Thousand Dollars ($500,000), in the aggregate;

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(xvii) sell, lease, license, assign or transfer any material portion of its assets, whether tangible or intangible, including any of the Properties;

(xviii) mortgage, encumber or subject to any Lien any material portion of its assets, whether tangible or intangible, including any of the Properties, except as permitted by Section 6.1(a)(vii);

(xix) fail to use its best commercial efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering Paladin OP, the Properties, Subsidiaries and their respective properties, assets and businesses or substantially equivalent policies;

(xx) make any loan or enter into any other material transaction with, any of its directors, officers, managers, members, partners or employees outside the ordinary course of business;

(xxi) settle or compromise any Action in which Paladin OP or a Subsidiary is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, in any such case if doing so will materially adversely affect the business of Paladin OP or the Subsidiaries or the ability of the Paladin Parties to consummate the transactions contemplated by this Agreement;

(xxii) change any of its methods of accounting or accounting practices in any material respect or make any material Tax election;

(xxiii) take any action that would be reasonably likely to cause, individually or in the aggregate, a Property Material Adverse Effect or a Paladin Material Adverse Effect;

(xxiv) take any action or omit to take any action that would reasonably be likely to cause the representations or warranties in Article 4 not to be true at Closing, such that the condition set forth in Section 8.2 would not be satisfied at the Closing; or

(xxv) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

(b) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct Paladin OP’s operations prior to the Partnership Merger Effective Time. Prior to the Partnership Merger Effective Time, Paladin OP shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.2 Other Actions.  Each party agrees that, between the date of this Agreement and the Partnership Merger Effective Time, except as contemplated by this Agreement, such party shall not, directly or indirectly, without the prior written consent of the other Parties hereto, take or cause to be taken any action that would reasonably be expected to materially delay consummation of the transactions contemplated by this Agreement, or enter into any agreement or otherwise make a commitment, to take any such action.

Section 6.3 Confidentiality.  All information provided to or obtained by Parent pursuant to this Agreement shall be deemed “Evaluation Material” pursuant to the Confidentiality Agreement dated January 7, 2013, by and between Parent and Paladin (the “Confidentiality Agreement”) and shall be kept confidential in accordance with such Confidentiality Agreement.

ARTICLE 7

ADDITIONAL AGREEMENTS

Section 7.1 Proxy Statement; Paladin Shareholder Meeting.

(a) Paladin shall, with the assistance of Parent, (i) as soon as reasonably practicable following the date hereof, prepare the Paladin Proxy Statement and (ii) as soon as reasonably practicable following termination of the Due Diligence Period, file the Paladin Proxy Statement with the SEC. Parent and Paladin will cooperate with each other in the preparation of the Paladin Proxy Statement, and Paladin shall provide Parent with reasonable opportunity to review a draft of the Paladin Proxy Statement prior to its filing with the SEC. Paladin shall, as soon as reasonably practicable after receipt thereof, notify Parent

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of the receipt of any comments from the SEC with respect to the Paladin Proxy Statement and any request by the SEC for any amendment to the Paladin Proxy Statement or for additional information.

(b) The Paladin Parties shall cause, in accordance with applicable Law and the Paladin Charter and Paladin Bylaws, the Paladin Board to duly call, give notice of, convene and hold the Paladin Shareholder Meeting as promptly as practicable after the date that the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Paladin Shareholder Approval. Except to the extent that the Paladin Board shall have withdrawn, qualified or modified its approval or recommendation of this Agreement or the Partnership Merger in compliance with Section 7.2, the Paladin Board shall make the Paladin Recommendation and shall include such recommendation in the Proxy Statement. Unless this Agreement shall have been terminated in accordance with Section 9.1(a), Paladin shall hold the Paladin Shareholders’ Meeting regardless of whether the Paladin Board has withdrawn, qualified or modified its approval or recommendation of this Agreement or the Partnership Merger. Paladin will use reasonable best efforts to solicit or cause to be solicited from its shareholders proxies in favor of the approval of this Agreement and the Partnership Merger.

Section 7.2 No Solicitation of Transactions.

(a) Subject to Section 7.2(d), none of Paladin, Paladin OP or any Subsidiary shall, nor shall it authorize, directly or indirectly, any Representative of Paladin, Paladin OP or any Subsidiary to, directly or indirectly, (i) solicit or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries with respect to, or the making of, any Acquisition Proposal or afford access to the business, Properties, assets, books or records of Paladin OP or any of the Subsidiaries, to any Person that has made or, to the knowledge of Paladin OP, is considering making or seeking to make any Acquisition Proposal, (ii) enter into, continue or otherwise participate in discussions or negotiations with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or grant any waiver or release to any Person under any standstill agreement or similar obligation to Paladin OP or any Subsidiary other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date hereof, by virtue of the execution and announcement of this Agreement or otherwise, (iii) withdraw, modify or amend the Paladin Recommendation in any manner adverse to any Buyer Party, or fail to make the Paladin Recommendation (any event described in this clause (iii), a “Change in Recommendation”) (it being understood that the Paladin Board may choose to take no position with respect to an Acquisition Proposal until the close of business as of the tenth Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification), (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Proposal. Paladin OP shall, and shall direct its Representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal. It is agreed that any violation of the restrictions on Paladin, Paladin OP or any Subsidiary set forth in this Section by any Representative thereof shall be deemed a breach of this Section by the Paladin Parties.

(b) The Paladin Parties shall, and shall cause the Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Person and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. As of the Closing Date, Paladin shall assign to Parent each confidentiality agreement executed by a Person other than Parent, if any, within the 12-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal. To the extent any such confidentiality agreement is not assignable, the Paladin Parties shall use their reasonable best efforts to secure their rights and ensure the performance of such other Person’s obligations under the relevant confidentiality agreement and, to the extent provided or permitted thereunder, to require such other Person to return or destroy (and confirm destruction of) all such information as promptly as reasonably practicable.

(c) Paladin and Paladin OP shall promptly, and in any event within forty-eight hours after receipt, notify Parent of the receipt of (i) an Acquisition Proposal, (ii) any request for information relating to

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Paladin, Paladin OP or any Subsidiaries (other than requests for information unrelated to an Acquisition Proposal) or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, which any director or executive officer of Paladin OP or any Representatives for any Paladin Party may receive after the date hereof. Such notification shall include, to the extent then known, the identity of the parties and a copy of such Acquisition Proposal, inquiry or request or, if not made in writing, a summary written description thereof. Paladin and Paladin OP shall keep Parent reasonably informed on a prompt basis as to any material developments regarding any such proposal, indication, inquiry or request. Paladin OP shall not, and shall not permit any Subsidiary to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which Paladin OP or any Subsidiary is a party, in each case relating to an Acquisition Proposal.

(d) Subject to Paladin OP’s compliance with the provisions of this Section 7.2, and only prior to the Paladin Shareholder Approval, following the receipt by Paladin, Paladin OP or any Subsidiary of a written Acquisition Proposal, the Paladin Board may (directly or through Representatives) (i) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, so as to determine whether the proposal for an Acquisition Proposal is reasonably likely to result in a Superior Proposal and (ii) if the Paladin Board determines in good faith following consultation with Paladin’s legal and financial advisors that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, the Paladin Board thereafter may (A) furnish non-public information with respect to Paladin OP and the Subsidiaries to the Person who made such proposal (provided that Paladin OP (I) has previously or concurrently furnished such information to Parent and (II) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to Paladin OP as the Confidentiality Agreement), (B) participate in negotiations regarding such proposal, (C) following receipt of a written Acquisition Proposal that constitutes a Superior Proposal, (x) recommend that Paladin’s shareholders approve such Superior Proposal and, in connection therewith, effect a Change in Recommendation and (y) authorize Paladin OP to enter into a definitive agreement providing for the implementation of such Superior Proposal; provided that (1) the receipt of such Acquisition Proposal did not result from a breach of this Section 7.2, (2) prior to taking any foregoing action, the Paladin Board determines in good faith that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (3) the Paladin Board determines in good faith following consultation with Paladin’s legal and financial advisors that such Acquisition Proposal is a Superior Proposal, and (4) Paladin OP shall not enter into any such agreement unless this Agreement shall have been terminated by Paladin OP in accordance with Section 9.1(i) and Paladin shall have paid the Break Fee to Parent. Nothing in this Section 7.2 or elsewhere in this Agreement shall prevent the Paladin Board from (i) at any time prior to obtaining Paladin Shareholder Approval and other than in response to an Acquisition Proposal, effecting a Change in Recommendation in the event that the Paladin Board has determined in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the shareholders of Paladin under applicable Law, or (ii) taking and disclosing to the Paladin shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any required disclosure to Paladin’s shareholders under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither Paladin OP nor the Paladin Board shall be permitted to recommend that Paladin Shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal) or withdraw or modify the Paladin Recommendation, unless in each case such tender or exchange offer constitutes a Superior Proposal and, in connection therewith, effects a Change in Recommendation and Paladin shall have paid the Break Fee to Parent. In addition, nothing in this Section 7.2(d) shall prohibit Paladin or Paladin OP from taking any action that any court of competent jurisdiction orders Paladin or Paladin OP to take pursuant to an Order. Notwithstanding the foregoing, not fewer than 36 hours prior to any determination by the Paladin Board that the proposal for an Acquisition Proposal is reasonably likely to lead to a Superior Proposal, Parent shall be notified orally and in writing of the Paladin Board’s intention to take such action and the Paladin Parties shall negotiate in good faith with Parent concerning any such new proposal by Parent prior to the expiration of such 36-hour period; provided, that Paladin shall promptly notify Parent thereafter if the Paladin Board determines that an Acquisition Proposal is not, and is unlikely to become, a Superior Proposal.

Section 7.3 Further Action; Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Partnership Merger, and the other transactions contemplated by this Agreement, including using its reasonable efforts to obtain all Permits, Consents, qualifications and orders of Governmental Authorities with Paladin OP and the Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Partnership Merger and the other transactions contemplated by this Agreement.

(b) Each of the Parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any Order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Partnership Merger.

(c) Each of the Paladin Parties shall use their respective commercially reasonable efforts to obtain any third party Consents, other than those Consents required to be obtained as a condition to Closing pursuant to Section 8.2(e)(v), (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed in Section 7.3(c) of the Paladin Disclosure Schedule or (iii) required to prevent a Paladin Material Adverse Effect from occurring prior to the Partnership Merger Effective Time. In the event that any Paladin Party shall fail to obtain any third party Consent described above, the Paladin Parties shall use their commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Paladin Parties and the Buyer Parties and their respective businesses resulting, or which would reasonably be expected to result, after the Partnership Merger Effective Time, from the failure to obtain such Consent.

Section 7.4 Certain Tax Matters.

(a) Parent and Paladin OP shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. At the Partnership Merger Effective Time, the Transfer Taxes shall be borne equally by Paladin and Parent, and Paladin’s portion thereof, if any, shall be deducted or withheld from the Partnership Merger Consideration.

(b) Paladin shall take all actions, and refrain from taking all actions, as are necessary to ensure that the Paladin will qualify for taxation as a REIT for U.S. federal income tax purposes for its current taxable year. During the period from the date of this Agreement to the Partnership Merger Effective Time, Paladin shall facilitate all reasonable requests of Parent with respect to maintenance of the Paladin’s REIT status for its 2013 taxable year and, if applicable, 2014 taxable year.

(c) Responsibility for Filing Tax Returns.

(i) Paladin shall use its reasonable best efforts to cause to be prepared all Income Tax Returns for Paladin OP and the Subsidiaries for all periods ending on or prior to the Closing Date the due dates of which are after the Closing Date (the “Paladin Returns”). All Paladin Returns shall be timely prepared in a manner consistent with the past practice of Paladin OP and the Subsidiaries with respect to the treatment of specific items on the Paladin Returns, unless such treatment does not have sufficient legal support to avoid the imposition of penalties, fines, or similar amounts. Paladin shall use its reasonable best efforts to cause each of the Paladin Returns to be submitted to Parent at least fifteen (15) calendar days before the due date for the filing of the Paladin Return (taking into

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account any extensions) and Parent shall have the right to review and comment on the Paladin Returns. Paladin shall use its reasonable best efforts to cause all reasonable comments from Parent to be reflected on the Paladin Returns to the extent the comments are consistent with the standard set forth above. Paladin will timely pay all Taxes of Paladin OP and the Subsidiaries attributable to Pre-Closing Tax Period, including all Taxes shown as payable on the Paladin Returns.

(ii) Parent shall prepare or cause to be prepared and timely file or cause to be timely filed any (A) Tax Returns of Paladin OP and the Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date (the “Straddle Period”) and (B) any non-Income Tax Returns for Paladin OP and the Subsidiaries for all periods ending on or prior to the Closing Date, in each case, the due date (including extensions of time to file) of which is after the Closing Date (the “Buyer Returns”). All Buyer Returns shall be prepared and filed in a manner consistent with the past practice of Paladin OP and the Subsidiaries with respect to the treatment of specific items on Parent Returns, unless such treatment does not have sufficient legal support to avoid the imposition of penalties, fines, or similar amounts. Parent shall submit each of the Buyer Returns to Paladin at least fifteen (15) calendar days before the due date for the filing of the Buyer Return (taking into account any extensions) and Paladin shall have the right to review and comment on the Buyer Returns. Parent shall reflect all reasonable comments from Paladin on the Buyer Returns to the extent such comments are consistent with the standard set forth above. At least five (5) calendar days before each Buyer Return is due to be filed, Paladin shall pay to Parent the amount of Taxes shown as payable on the Buyer Return that is attributable to the Pre-Closing Tax Period and any refunds due to Paladin OP shall be paid by Parent to Paladin.

(iii) Paladin and Parent shall not take any action, or permit any action to be taken, that may prevent the Tax year of Paladin OP or any of the Subsidiaries from ending for all relevant Tax purposes at the end of the day on which the Closing occurs and shall, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of Paladin OP and each of the Subsidiaries.

(d) Books and Records; Cooperation.  Paladin and Parent shall, and shall cause their representatives and Affiliates to, (i) provide the other party and its representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, including the filing of any claim for refund resulting from a carryback of any net operating losses, or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to Paladin OP or any of the Subsidiaries or the computation or verification of amounts under this Section 7.4 and (ii) retain and provide the other party and its representatives with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder, provided that the foregoing shall be done at the expense of the party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

(e) Straddle Period Allocation.  To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes for a Straddle Period, (i) the amount of any Taxes based on or measured by income or receipts of Paladin OP or any of the Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity in which Paladin OP or any of the Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of other Taxes of Paladin OP or any of the Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(f) Paladin shall obtain the tax opinion described in Section 8.2(e)(ix) dated as of the Closing Date.

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Section 7.5 Public Announcements.  Except as otherwise may be required by applicable Law, Parent and Paladin OP shall consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement, the Partnership Merger or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law. Without limiting the generality of the foregoing, neither Parent nor Paladin OP shall, and shall not permit any of their respective Representatives to, make any disclosure regarding this Agreement or the Partnership Merger unless (a) the other shall have approved such disclosure or (b) such party hereto shall have determined in good faith, after taking into account the advice of its outside legal counsel, that such disclosure is required by applicable Law. Notwithstanding the foregoing and notwithstanding anything to the contrary contained in the Confidentiality Agreement (which Confidentiality Agreement is superseded to the extent set forth in this last sentence of this Section 7.5), the parties hereto acknowledge and agree that each of Parent and Paladin may be required and shall hereby be permitted to file appropriate filings under the securities laws disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement; provided, however, that Parent and Paladin shall provide each other a copy of such disclosure prior to the filing thereof.

Section 7.6 Notice of Certain Events.

(a) The Paladin Parties shall notify Parent promptly of (i) any written communication and, to the knowledge of Paladin OP, any other communication from any Person alleging that the Consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Paladin OP, any of the Subsidiaries or their Representatives), (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Paladin OP, any of the Subsidiaries or their Representatives), (iii) any material Actions threatened or commenced against or otherwise affecting Paladin or any of the Subsidiaries that are related to the transactions contemplated by this Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Partnership Merger Effective Time which, to the knowledge of Paladin OP, causes or is reasonably likely to cause the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied.

(b) The Buyer Parties shall notify Paladin OP promptly of (i) any written communication and, to the knowledge of Parent, any other communication from any Person alleging that the Consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, any of its subsidiaries or their Representatives), (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, any of its Subsidiaries or their Representatives), (iii) any material Actions threatened or commenced against or otherwise affecting any of the Buyer Parties that are related to the transactions contemplated by this Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Partnership Merger Effective Time, which to the knowledge of Parent, causes or is reasonably likely to cause the conditions set forth in Section 8.3(a) and Section 8.3(b) not to be satisfied.

(c) The delivery of any notice pursuant to this Section 7.6 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.7 Existing Mortgage Indebtedness.  Notwithstanding any provision in this Agreement to the contrary, at Closing, Parent shall execute such documents and take such action as each Existing Lender under the Existing Mortgage Indebtedness may require in order to cause Paladin, Paladin OP and any Subsidiary (other than a JV Subsidiary) of Paladin OP to be released from any liability, including under any guaranties, pursuant to the Existing Mortgage Indebtedness. In the event that Parent elects to waive the condition set forth in Section 8.2(d) with respect to one or more Properties and pre-pay or defease any Existing Mortgage Indebtedness with respect to such Property or Properties, Parent shall bear all costs and fees, including, without limitation, any prepayment penalties or yield maintenance amounts, in connection therewith.

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Section 7.8 Exclusivity; Due Diligence Review.

(a) Exclusivity.

(i) The Buyer Parties and the Paladin Parties hereby agree that during the period beginning on the date hereof through 5:00 p.m. pacific time on the day which is the thirtieth (30th) day following the Agreement Date (unless during such thirty day period, Parent shall notify the Paladin Parties that Parent has finished its due diligence) (the “Due Diligence Period”), Parent and Paladin shall continue to discuss on an exclusive basis this Agreement, the Partnership Merger and the transactions contemplated by this Agreement (the “Proposed Transaction”), including the negotiation of the terms thereof and the definitive documentation regarding the same.

(ii) In addition to and not in limitation of the provisions of Section 7.2 hereof, the Paladin Parties hereby agree that, during the Due Diligence Period, the Paladin Parties shall not, and shall not authorize or permit any of their respective Representatives (collectively, the “Paladin Group”) to, directly or indirectly, initiate, solicit, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any Person or group of Persons other than the Buyer Parties (an “Alternate Proposal”) to acquire all or any significant part of the business and properties or Equity Interests of any Paladin Party, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Alternate Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Proposed Transaction with the Buyer Parties. Paladin agrees to immediately notify Parent if any member of the Paladin Group receives any indications of interest, requests for information or offers in respect of an Alternate Proposal, and will communicate to Parent in reasonable detail the terms of any such indication, request or offer, and will provide Parent with copies of all written communications relating to any such indication, request or offer and shall keep Parent fully informed on a current basis of any modifications to such indication, request or offer. As of the date hereof, the Paladin Parties shall have terminated, and shall have caused each member of the Paladin Group to terminate, any and all existing discussions or negotiations with any Person or group of Persons other than the Buyer Parties regarding an Alternate Proposal. Paladin represents that no member of the Paladin Group is party to or bound by any agreement with respect to an Alternate Proposal other than under this Agreement.

(iii) The Parties acknowledge that a breach of this Section 7.8(a) would cause irreparable harm for which monetary damages would be an inadequate remedy. Accordingly, Paladin hereby agrees that Parent may seek equitable relief in the event of any breach or threatened breach of this Section 7.8(a), including injunctive relief against any breach thereof and specific performance of any provision thereof, in addition to any other remedy to which Buyer may be entitled, including the remedy set forth in Section 9.3(a)(iv).

(b) Due Diligence Review.

(i) During the Due Diligence Period and between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, Paladin OP shall, and shall cause the Subsidiaries, to (A) afford the Buyer Parties and their respective Representatives, following reasonable advance notice from Parent to Paladin OP, reasonable access during normal business hours to their officers, employees, agents, the Properties, offices, Contracts, Business Books and Records of any of the Subsidiaries and all other financial, operating and other data and information relating to Paladin OP or any of the Subsidiaries and as Parent may reasonably request, (B) permit the Buyer Parties and their respective Representatives to make copies and inspections thereof as Parent may reasonably request, and (C) make available to the Buyer Parties and their respective Representatives all information concerning the business, Properties, Contracts, assets, liabilities, personnel and other aspects of the Paladin Parties as Parent and its Representatives may reasonably request. Without limiting the foregoing, the Buyer Parties and their respective Representatives shall have the right to conduct appraisal and environmental and engineering inspections of each of the Properties; provided, however, that neither the Buyer Parties nor their respective Representatives shall have the right to perform any invasive testing procedure on any building or Property, except as

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agreed to in writing by Paladin OP, which consent shall not be unreasonably withheld or delayed; provided that Parent shall agree that the Buyer Parties shall repair all damages not otherwise insured that are directly caused by such testing. Notwithstanding the foregoing, neither the Buyer Parties nor any of their respective Representatives shall (I) contact or have any discussions with any JV Partners or any of their Representatives, unless in each case Parent obtains the prior consent of Paladin OP, which shall not be unreasonably withheld or delayed; provided, that such prohibitions shall not apply to contacts or discussions not related to the Partnership Merger and shall not be applicable to contacts and discussions with the Paladin Parties’ executive officers or their financial advisors, or (II) damage any Property or any portion thereof. Parent shall schedule and coordinate all inspections with Paladin OP and shall give Paladin OP at least two (2) Business Days’ prior written notice thereof, setting forth the inspection that Parent or its Representatives intend to conduct. Paladin OP shall be entitled to have Representatives present at all times during any inspection. Notwithstanding the foregoing, none of the Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of any of the Subsidiaries, so long as Paladin OP has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not jeopardize such attorney-client privilege or contravene any Law or the confidentiality provisions of any binding agreement entered into prior to the date of this Agreement (provided, that upon the request of Parent, each of the Subsidiaries shall use its reasonable best efforts to obtain consent from the applicable third party or enter into a customary joint defense agreement, if applicable, to enable the disclosure of such information).

(ii) During the Due Diligence Period, all information obtained by Parent pursuant to this Section 7.8(b) shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, subject to the prior written consent of Paladin OP, which consent shall not be unreasonably withheld or delayed, Parent and its Representatives may furnish such information to any Person (including financing sources) and its Representatives in connection with each Person’s potential investment in Parent or its Affiliates, or evaluation of the acquisition of assets of Paladin OP in connection with or following the Closing.

(iii) The cost of the inspections and tests undertaken pursuant to this Section 7.8(b) shall be borne solely by Parent. Parent shall indemnify, protect, defend, and hold the Paladin Parties, their lenders, and their Affiliates, owners, agents and employees harmless from and against any claim for damage to property or injury to or death of any persons arising from the acts of Parent or its Representatives occurring as a direct result of such inspections, tests or examinations of any Property; provided, however, that if any such damage or injury is reasonably likely to be covered by insurance, the Paladin Parties shall seek coverage thereunder prior to making any claim for indemnification.

(iv) The obligations of Parent under this Section 7.8(b) (including its indemnification obligations) shall survive Closing or the termination of this Agreement.

(v) If, during the Due Diligence Period, Paladin OP fails to, or fails to cause its Subsidiaries or Representatives to, provide access to or otherwise cooperate with the Buyer Parties in accordance with Section 7.8(b)(i), Paladin hereby agrees that Parent shall be entitled to the remedy set forth in Section 9.3(a)(ii).

Section 7.9 Buyer Parties’ Audit.  The Buyer Parties are required by Rule 3-14 or Rule 3-05 of SEC Regulation S-X to prepare and file an audited Consolidated Statement of Operations of Paladin OP for one or more of the most recent pre-acquisition fiscal years and an un-audited Consolidated Statement of Operations for the interim period prior to the Closing Date (the “Buyer Parties’ Audit”). In connection with the Buyer Parties’ Audit, the Paladin Parties shall draft the required financial statements and reasonably cooperate with the Buyer Parties’ auditor in the preparation of the Buyer Parties’ Audit. Paladin will use its reasonable best efforts to provide the required financial statements to the Buyer Parties by the date requested by Buyer in a written notice delivered to the Paladin Parties at least sixty (60) days prior to the requested delivery date. Parent shall be solely responsible for all costs related to the preparation and audit for the Buyer Parties’ Audit.

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Section 7.10 Stone Ridge Note.  Prior to Closing, the Paladin Parties shall have extended the payment due date under the Stone Ridge Note to December 31, 2013 and shall not, without the prior written consent of Parent, make any other changes or modifications thereto or cause the consummation of a refinancing of the Stone Ridge Note prior to the Closing except as otherwise requested in writing by the Buyer Parties. Any fees or expenses incurred by the Paladin Parties in connection with a written request by the Buyer Parties related to the Stone Ridge Note shall be the sole responsibility of Parent.

ARTICLE 8

CONDITIONS TO THE PARTNERSHIP MERGER

Section 8.1 Conditions to the Obligations of Each Party.  The respective obligations of the Paladin Parties and the Buyer Parties to consummate the Partnership Merger are subject to the satisfaction or waiver in writing by the Parties (where permissible), as of or prior to the Closing, of the following conditions:

(a) Paladin shall have obtained the Paladin Shareholder Approval.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is then in effect and has the effect of making consummation of the Partnership Merger illegal or prohibiting consummation of the Partnership Merger.

Section 8.2 Conditions to the Obligations of the Buyer Parties.  The obligations of the Buyer Parties to consummate the Partnership Merger are subject to the satisfaction or waiver in writing by the Buyer Parties (where permissible), as of or prior to the Closing, of the following additional conditions:

(a) The representations and warranties of the Paladin Parties set forth in this Agreement that (i) are not made as of a specific date shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all material respects of such date; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all qualifications, limitations and exceptions referring to “Paladin Material Adverse Effect,” “material,” “in all material respects” or like words shall be disregarded (except for the first sentence of the representation in Section 4.10 which shall be shall be true and correct in all respects); provided, further, that the Buyer Parties shall not be able to terminate this Agreement pursuant to Section 9.1(e)(i) or (ii) on the basis of any such inaccuracies or breaches to the extent that the Buyer Parties had actual knowledge of such inaccuracies or breaches either prior to the Agreement Date or during the Due Diligence Period and failed to provide written notice to the Paladin Parties either prior to the Agreement Date or the end of the Due Diligence Period, as applicable. For the avoidance of doubt, it is hereby acknowledged and agreed that for purposes of this Section 8.2(a), Section 9.1(a), Section 9.1(e) and Section 9.2, the Buyer Parties shall not be deemed to have “actual knowledge” of any information merely because such information is contained in or was provided to the Buyer Parties and their Representatives through the Due Diligence Data Site.

(b) The Paladin Parties shall have performed, in all material respects, all obligations and complied with, in all material respects, their agreements and covenants to be performed or complied with under this Agreement on or prior to the Partnership Merger Effective Time.

(c) Paladin OP shall have delivered to Parent a certificate, dated the date of the Partnership Merger Effective Time, signed by an officer of Paladin OP and certifying as to the satisfaction of the conditions specified in Section 8.2(a) and Section 8.2(b).

(d) The Buyer Parties shall have obtained from each Existing Lender (and any other party whose Consent is required under the Existing Loan Documents) executed and effective Assumption Documents in form and substance reasonably acceptable to Paladin and the Buyer Parties with respect to the Existing Mortgage Indebtedness.

(e) The Paladin Parties shall have delivered to Parent:

(i) a written affirmation from each of the JV Partners, in form reasonably acceptable to the Buyer Parties (the “JV Certificates”), which shall confirm, in each case, that (A) such JV Partner is a partner of Paladin in the applicable Subsidiary, (B) the agreements and documents which comprise

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each JV Contract is consistent with those listed on Section 4.13(a) of the Paladin Disclosure Schedule and such agreements and documents attached to such JV Certificate are true, correct and complete copies, (C) the balances of the JV Preferred Return for the applicable JV Subsidiary as set forth on Section 4.2 of the Paladin Disclosure Schedule are correct; and (D) with respect to PRIP Stone Ridge, LLC only, confirming (1) the amount outstanding under the Stone Ridge Note, (2) the date to which interest and principal has been paid, (3) the terms of payment and the date of maturity, and (4) confirming that the copy of the Stone Ridge Note attached to such JV Certificate is true, correct and complete;

(ii) estoppel certificates from each party to the Paladin Advisory Agreement (other than Paladin OP), in the form reasonably acceptable to the Buyer Parties, which estoppels shall confirm that there is no Liability or obligation of the Paladin Parties or any Affiliates thereof, and after the Closing Date there will be no Liability or obligation of the Surviving Entity, arising out of or related to the Paladin Advisory Agreement;

(iii) such disclosures, reports and tax forms as are required by applicable Law in connection with the consummation of the transactions contemplated in this Agreement;

(iv) non-imputation and other affidavits and agreements for the benefit of the applicable title company which issued each Paladin Title Insurance Policy, in form acceptable to such title company, so that each title company has issued to the applicable Buyer Parties, Non-Imputation Endorsements to each Paladin Title Insurance Policy;

(v) each of the Consents set forth on Section 4.6(a) of the Paladin Disclosure Schedule;

(vi) an opinion of counsel to Paladin, in a form reasonably satisfactory to Parent, addressed to Parent, and dated as of the Closing Date;

(vii) a copy of (i) the certificate of formation (or other similar organizational document), as amended, of each of Paladin OP and each of the Subsidiaries, certified by the Secretary of State in their respective jurisdictions of organization, as of a date not earlier than ten (10) Business Days prior to the Closing and accompanied by a certificate of the general partner of Paladin OP and the manager of the applicable Subsidiary, dated as of the Closing, stating that no amendments have been made to such certificate of formation (or other similar organizational document) since such date, and (ii) the partnership agreement or limited liability company agreement (or other similar organizational document) of Paladin OP and each of the Subsidiaries, certified by the general partner of Paladin OP and the manager of the applicable Subsidiary;

(viii) a good standing certificate for Paladin OP and each of the Subsidiaries from the Secretary of State in their respective jurisdictions of organization and from the Secretary of State in each other jurisdiction in which the operation of Paladin OP’s and each Subsidiary’s business in such jurisdiction, requires Paladin OP and each Subsidiary to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than ten (10) Business Days prior to the Closing, except where such failure to be in good standing would not be reasonably expected to have a Property Material Adverse Effect; and

(ix) a tax opinion of Arent Fox LLP, tax counsel to Paladin, dated as of the Closing Date which opinion concludes (subject to customary assumptions, qualifications and representations, including representations made by Paladin, Paladin OP and the Subsidiaries) that (i) for each of the taxable years of Paladin through December 31, 2012, and for the first quarter of its taxable year ending December 31, 2013, at least 95 percent of Paladin OP’s gross income consisted of those items listed in Section 856(c)(2); (ii) for each of the taxable years of Paladin through December 31, 2012, and for the first quarter of its taxable year ending December 31, 2013, at least 75 percent of Paladin OP’s gross income consisted of those items listed in Section 856(c)(3); (iii) for each of the taxable years of Paladin through December 31, 2012, and for the first quarter of its taxable year ending December 31, 2013, at least 75 percent of the value of Paladin OP’s total assets consisted of those items listed in Section 856(c)(4)(A) and (a) no more than 25 percent of the value of its total assets consisted of items described in Section 856(c)(4)(B)(i); (b) no more than 25 percent of the value

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of its total assets consisted of items described in Section 856(c)(4)(B)(ii); and (c) no more than 5 percent of the value of its total assets consisted of items described in Section 856(c)(4)(B)(iii)(I); (d) Paladin OP did not hold securities described in Sections 856(c)(4)(B)(iii)(II) and (III); and, (iv) Paladin OP’s current method of operation and ownership will enable it to meet the income and asset requirements set forth above for its taxable year ending on the Closing Date, assuming for these purposes that Paladin will continue, following the Closing Date, to be organized and operated in accordance with the requirements for qualification and taxation as a REIT under the Code.

(f) certificates, duly completed and executed by each of Paladin and Paladin Realty Advisors, LLC (or their direct or indirect owners, as may be required), pursuant to Section 1.1445 2(b)(2) of the Treasury Regulations, certifying that such Person or such owner is not a “foreign person” within the meaning of Code Section 1445;

(g) since the date of this Agreement, there shall not have been an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments and changes, has resulted or would be reasonably likely to result in a Property Material Adverse Effect; and

(h) since the date of this Agreement, there shall not have been an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments and changes, has resulted or would be reasonably likely to result in a Paladin Material Adverse Effect.

Section 8.3 Conditions to the Obligations of the Paladin Parties.  The obligations of the Paladin Parties to consummate the Partnership Merger are subject to the satisfaction or waiver in writing by the Paladin Parties (where permissible), as of or prior to the Closing, of the following additional conditions:

(a) The representations and warranties of the Buyer Parties set forth in this Agreement that (i) are not made as of a specific date shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all material respects of such date, in each case except where the failure of such representations or warranties to be true and correct; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all qualifications, limitations and exceptions referring to “Buyer Material Adverse Effect,” “material,” “in all material respects” or like words shall be disregarded.

(b) The Buyer Parties shall have performed, in all material respects, all obligations and complied with, in all material respects, their agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Partnership Merger Effective Time.

(c) Parent shall have delivered to Paladin OP a certificate, dated the date of the Partnership Merger Effective Time, signed by an officer of each of Parent and Merger Sub and certifying as to the satisfaction of the conditions specified in Section 8.3(a) and 8.3(b).

(d) The Buyer Parties shall have delivered to Paladin a counterpart to the Escrow Agreement, duly executed by Parent and the Paying Agent.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination.  This Agreement may be terminated and the Partnership Merger may be abandoned at any time prior to the Partnership Merger Effective Time by action taken or authorized by the Board of Directors or members of the terminating Party or Parties, notwithstanding any requisite approval of the Partnership Merger by the Paladin Shareholders, and whether before or after the Paladin Shareholders have approved the Partnership Merger at the Paladin Shareholder Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) by Parent, on or before the end of the Due Diligence Period, if (i) any Phase I environmental report, engineering report or title report on the Properties discloses any information that is materially different from the Phase I environmental report or engineering report that has been made available to Parent as of the date hereof and where such difference, individually, would reasonably be likely to cause a Property Material Adverse Effect or a Paladin Material Adverse Effect to occur or (ii) any title, survey

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or zoning matter is unacceptable to Parent, in its reasonable discretion, except with respect to Existing Mortgage Indebtedness set forth on Section 1.1(u) of the Paladin Disclosure Schedule and except further to the extent Parent has actual knowledge of any such matters prior to the Agreement Date. Notwithstanding anything to the contrary herein, Parent may terminate this Agreement pursuant to this Section 9.1(a) if Parent determines that a Property Material Adverse Effect is likely to occur and not be covered by insurance in connection with (i) the restoration of, or water intrusion issues at, the Stone Ridge Property or (ii) the resolution of the matter disclosed in Item 2 in Section 4.17(a) of the Disclosure Schedule.

(b) by mutual written consent of Parent and Paladin OP;

(c) by either Parent or Paladin OP (so long as such party is not in default of its obligations under this Agreement), by notice to the other if the Partnership Merger Effective Time shall not have occurred on or before December 31, 2013 (the “End Date”);

(d) by either Parent or Paladin OP by notice to the other if any Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Partnership Merger;

(e) by Parent, by notice to Paladin OP:

(i) if any of the representations and warranties of the Paladin Parties herein shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.2(a) would be incapable of being satisfied, or

(ii) if any of the Paladin Parties’ representations and warranties herein become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.2(a) would be incapable of being satisfied; or

(iii) if any of the covenants of the Paladin Parties contained in this Agreement, including the exclusivity provisions contained in Section 7.8(a), shall have been breached by any of the Paladin Parties, such that the condition set forth in Section 8.2(b) would be incapable of being satisfied;

provided, however, the termination rights in clauses (i), (ii) and (iii) of this Section 9.1(e) shall only be exercisable if the inaccuracy or breach described therein has not been cured within fifteen (15) days after notice of termination has been sent by Parent to Paladin OP pursuant to this Section 9.1(e); provided, further, the termination rights provided in clauses (i) and (ii) of this Section 9.1(e) shall not be exercisable if the Buyer Parties had actual knowledge of any such inaccuracy prior to (A) the Agreement Date and nonetheless executed this Agreement; or (B) the Partnership Merger Effective Time and nonetheless consummated the Partnership Merger, and in either case, the Buyer Parties did not provide prompt written notice to the Paladin Parties of any such inaccuracy. For the avoidance of doubt, the termination rights provided for in this Section 9.1(e) shall be exercisable by Parent if (I) upon obtaining actual knowledge of any inaccuracy in the representations and warranties of the Paladin Parties, Parent provides prompt written notice to the Paladin Parties and (II) any such inaccuracy is not cured within fifteen (15) days of receipt of such notice by Paladin OP.

(f) by Paladin OP, by notice to Parent (i) if any of the representations and warranties of the Buyer Parties herein shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.3(a) would be incapable of being satisfied, (ii) if any of the representations and warranties of the Buyer Parties herein shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.3(a) would be incapable of being satisfied or (iii) if any of the covenants of the Buyer Parties herein contained in this Agreement shall have been breached by any of the Buyer Parties such that the condition set forth in Section 8.3(b) would be incapable of being satisfied, and, in each case, to the extent curable, the inaccuracy or breach shall not have been cured within fifteen (15) days after notice by Paladin OP to Parent pursuant to this Section 9.1(f);

(g) by Paladin OP or Parent if the Paladin Shareholder Approval is not obtained at the Paladin Shareholder Meeting upon a vote taken on the Partnership Merger;

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(h) by Parent:

(i) if the Paladin Board withdraws, modifies or amends the Paladin Recommendation in any manner adverse to the Buyer Parties;

(ii) if (A) the Paladin Board approves, endorses or recommends an Acquisition Proposal, (B) a tender offer or exchange offer for any outstanding shares of Paladin Common Stock that constitutes an Acquisition Proposal (other than by any of the Buyer Parties) is commenced prior to obtaining the Paladin Shareholder Approval and the Paladin Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement, or (C) Paladin, Paladin OP or the Paladin Board publicly announces its intention to do any of the foregoing; or

(iii) if the Paladin Board hereafter exempts any Person other than Parent or any of its Affiliates from the provisions of Article VII of the Paladin Charter or is required to provide such exemption by the terms of Article VII of the Paladin Charter; or

(i) by Paladin OP if the Paladin Board approves, and authorizes Paladin or Paladin OP to enter into, a definitive agreement providing for the implementation of a Superior Proposal, but only so long as:

(i) the Paladin Shareholder Approval has not yet been obtained;

(ii) Paladin OP is not then and has not been in breach of any of its obligations under Section 7.2;

(iii) the Paladin Board has determined in good faith, after consultation with Paladin’s financial advisor and outside legal counsel, that such agreement constitutes a Superior Proposal; and

(iv) Paladin OP has notified Parent in writing that, after complying with the provisions of this Section 7.2, it intends to enter into such agreement, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice.

Section 9.2 Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement (other than the provisions of this Article 9 and Sections 6.3 (Confidentiality), 7.5 (Public Announcements), 11.4 (Governing Law), 11.5 (Jurisdiction; Service of Process) and Section 11.6 (Waiver of Jury Trial), each of which shall survive such termination) shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party hereto (or any Representatives thereof); provided, however, that nothing herein shall relieve any Party hereto from liability for any willful breach of any of its representations or warranties, or any willful breach of its covenants or agreements set forth in this Agreement prior to such termination unless the other Party had actual knowledge of such breach prior to (i) the Agreement Date and nonetheless executed this Agreement or (ii) the Partnership Merger Effective Time and nonetheless consummated the Partnership Merger, and in either (i) or (ii), did not provide prompt written notice to such Party.

Section 9.3 Fees and Expenses.

(a) Except as otherwise provided in this Agreement, all fees and expenses (including fees and expenses payable to Representatives) incurred by any party to this Agreement or its Affiliates on its behalf in connection with this Agreement or the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring such Expenses, whether or not the Partnership Merger is consummated; provided, however, that:

(i) if this Agreement is terminated by Parent pursuant to Section 9.1(a), by mutual written consent of Parent and Paladin OP pursuant to Section 9.1(b), by either Parent or Paladin OP pursuant to Section 9.1(c) or by either Parent or Paladin OP pursuant to Section 9.1(d), then Paying Agent shall deliver the Earnest Money Deposit to Parent, including all accrued interest and dividends thereon (if any).

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(ii) if this Agreement is terminated by Parent as a result of a breach of the covenant contained in Section 7.8(b)(v) or Section 9.1(e) (other than as a result of a breach of the exclusivity provisions contained in Section 7.8(a)), then (x) Paying Agent shall deliver the Earnest Money Deposit to Parent, including all accrued interest and dividends thereon (if any), and (y) Paladin shall be responsible for all accountable Expenses of the Buyer Parties up to an aggregate maximum amount of $500,000.

(iii) If Parent defaults in its obligations to pay the Partnership Merger Consideration when it is so obligated to do so hereunder or otherwise defaults in its obligations hereunder and the Agreement is terminated by Paladin OP (taking into account the cure provisions contained therein), then the Earnest Money Deposit, including all accrued interest and dividends thereon (if any), shall be paid to Paladin OP in accordance with the instructions as liquidated damages (and not as a penalty) and as Paladin OP’s sole remedy.

(iv) If this Agreement is terminated by Parent pursuant to Section 9.1(e) (only as a result of a breach of the exclusivity provisions contained in Section 7.8(a)), by Parent pursuant to 9.1(h) or by Paladin OP pursuant to 9.1(i), then (x) Paying Agent shall deliver the Earnest Money Deposit to Parent, including all accrued interest and dividends thereon (if any), (y) Paladin shall pay to Parent the sum of Two Million Dollars ($2,000,000) (the “Break Fee”) as liquidated damages (and not as a penalty) as Parent’s sole remedy, and (z) Paladin shall be responsible for all accountable Expenses of the Buyer Parties up to an aggregate maximum amount of $500,000.

(v) If this Agreement is terminated by either Parent or Paladin OP pursuant to Section 9.1(g), then (x) Paying Agent shall deliver the Earnest Money Deposit to Parent, including all accrued interest and dividends thereon (if any), and (y) Paladin shall be responsible for all accountable Expenses of the Buyer Parties up to an aggregate maximum amount of $400,000.

(b) For the avoidance of doubt, notwithstanding anything to the contrary contained in the Paladin Charter or Paladin Bylaws, if this Agreement is terminated by any Party in accordance with Section 9.1, Paladin, and not the Buyer Parties (nor any Affiliate thereof), shall be solely responsible for all Expenses incurred by the Paladin Parties.

Section 9.4 Waiver.

(a) Neither any failure nor any delay by any Party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (i) no claim or right arising out of this Agreement can be discharged by one Party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party hereto, (ii) no waiver that may be given by a Party hereto will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one Party hereto will be deemed to be a waiver of any obligation of that Party hereto or of the right of the Party hereto giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(b) At any time prior to the Partnership Merger Effective Time, Parent (with respect to the Paladin Parties) and Paladin OP (with respect to the Buyer Parties), may, to the extent allowed by any applicable Law, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall (A) be valid only if set forth in a written instrument signed on behalf of such party hereto and (B) preclude a claim against the breaching party for any damages relating to such inaccuracy or breach.

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ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Amendment.  This Agreement may be amended, modified or supplemented only by an instrument in writing signed by the Parties hereto at any time prior to the Partnership Merger Effective Time. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.2 Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Partnership Merger Effective Time. This Section 10.2 shall not limit the survival of any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance, in whole or in part, after the Partnership Merger Effective Time.

Section 10.3 Entire Agreement.  This Agreement (including the documents relating to the Partnership Merger and the Exhibit attached to this Agreement), including the Paladin Disclosure Schedule, the Escrow Agreement and the Confidentiality Agreement, constitute the entire agreement among the parties to this Agreement with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect thereto.

Section 10.4 Execution of Agreement; Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.5 Governing Law.  This Agreement and the rights and duties of the parties hereto hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to choice of laws principles and excluding all claims relating to or arising out of this Agreement or the breach thereof, whether sounding in contract, tort or otherwise, shall likewise be governed by the laws of the State of Delaware, excluding its choice of law principles.

Section 10.6 Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or the Partnership Merger shall be brought against any of the parties only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the courts of the United States of America located in New Castle County, Delaware, and each of the parties hereto consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, waives any objection to venue laid therein and agrees not to plead or claim in any such courts that such proceeding brought therein has been brought in any inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such proceeding referred to in the preceding sentence may be served on any party hereto in the manner provided in Section 11.10 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 10.7 Indemnification; D&O Insurance.

(a) The Surviving Entity agrees that it shall maintain in full force and effect for a period of six (6) years from the Partnership Merger Effective Time, to the extent permitted by applicable Law, substantially similar rights to indemnification existing in favor of, and all limitations of the personal liability of, the directors, officers, managers or partners of Paladin OP and each of the Subsidiaries (the “Indemnified Parties”) provided for in the Paladin OP Agreement or the certificate of limited partnership of Paladin OP or any provision contained in the organizational documents of any of the Subsidiaries, as in effect as of the date hereof, with respect to matters occurring prior to the Partnership Merger Effective

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Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim.

(b) Prior to the Partnership Merger Effective Time, Paladin shall obtain and fully pay the premium for a “tail” policy extension of (i) the liability coverage of the existing insurance policies of Paladin for those persons who are or have been a director, officer, manager or partner of the Paladin Parties (the “Paladin Indemnitees”), and (ii) the existing liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Partnership Merger Effective Time from a reputable insurance carrier (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a Paladin Indemnitee by reason of him or her serving in such capacity that existed or occurred at or prior to the Partnership Merger Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).

Section 10.8 Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.9 Paladin Disclosure Schedule.  If there is any inconsistency between the statements in this Agreement and those in the Paladin Disclosure Schedule (other than an exception set forth as such in the Paladin Disclosure Schedule), the statements in this Agreement will control.

Section 10.10 Assignments and Successors.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Paladin Parties’ rights hereunder may be assigned (whether pursuant to a merger, by operation of law or otherwise) by the Paladin Parties without the prior written consent of Parent; provided, further, that any of the Buyer Parties may, without the prior written consent of Paladin OP, assign any or all of its rights and/or delegate any or all of its obligations to a direct or indirect wholly owned Subsidiary or other Affiliate of the Buyer Parties; provided, however, that, notwithstanding any such assignment, the Buyer Parties shall remain liable to perform all of their respective obligations hereunder. Notwithstanding anything to the contrary set forth herein, the Buyer Parties and the Surviving Entity may assign and transfer to any entity providing financing for the Partnership Merger (or any refinancing of such financing) as security for such financing all of the interest, rights and remedies of the Buyer Parties and the Surviving Entity with respect to this Agreement. The Paladin Parties hereby expressly consent to such assignment. Any such assignment will be made for collateral security purposes only and will not release or discharge the Buyer Parties or the Surviving Entity from any obligations they may have pursuant to this Agreement. Any attempted assignment of this Agreement or of any such rights by the Paladin Parties without such consent shall be void and of no effect.

Section 10.11 No Third Party Rights.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 10.12 Notices.  All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party hereto when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with appropriate confirmation of transmission, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice, given pursuant to this Section 11.10, to the other parties hereto); provided, that any communication delivered or sent on a day that is not a Business Day or after 5:00 p.m. (local time) on a business day shall be deemed to have been delivered or sent on the next following Business Day:

If to Paladin Parties:	Paladin Realty Income Properties, Inc.
c/o James R. Worms, Chief Executive Officer
10880 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024
Telephone: (310) 996-8704
Facsimile: (310) 996-8708
With a copy to:	Arent Fox LLP 1717 K Street, NW Washington, D.C. 20036 Facsimile: (202) 857-6395 Attention: Deborah S. Froling, Esq.
If to Buyer Parties:	Resource Real Estate Opportunity OP, LP
c/o Resource Real Estate Opportunity REIT, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, PA 19103
Facsimile: (215) 761-0452
Attention: Alan F. Feldman, Chief Executive Officer, and
Shelle Weisbaum, Esq., Chief Legal Officer
With a copy to:	Blank Rome LLP One Logan Square 130 North 18th Street Philadelphia, PA 19103-6998 Facsimile: (215) 832-5527 Attention: Samuel H. Becker, Esq.

Section 10.13 Severability.  If any term or other provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction or any rule of law or public policy or the application of this Agreement to any Person or circumstance is held invalid or unenforceable by any court of competent jurisdiction or any rule of law or public policy, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 10.14 Specific Performance.  Each Party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other Parties hereto and that no Party will have an adequate remedy at Law. Therefore, the obligations of each Party under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, including to prevent breaches of this Agreement, and this right shall include the right of the Parties to cause the transactions contemplated hereby to be consummated in each case without posting a bond or undertaking. Each Party hereto waives any defenses in any action for specific performance, including that a remedy at Law would be adequate. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise. Each of the Parties hereto expressly disclaims that it is owed any duties not expressly set forth in this Agreement, and waives and releases any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

[THE NEXT PAGE IS THE SIGNATURE PAGE.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PALADIN REALTY INCOME PROPERTIES, INC., a
Maryland corporation

By:	/s/ John A. Gerson Name: John A. Gerson Title: CFO

PALADIN REALTY INCOME PROPERTIES, L.P., a
Delaware limited partnership

By:	Paladin Realty Income Properties, Inc., a Maryland corporation, its sole general partner
By:	/s/ John A. Gerson Name: John A. Gerson Title: CFO

RESOURCE REAL ESTATE OPPORTUNITY OP, LP, a
Delaware limited partnership

By:	Resource Real Estate Opportunity REIT, Inc., a Maryland corporation, its general partner
By:	/s/ Alan Feldman Name: Alan Feldman Title: CEO

RRE CHARLEMAGNE HOLDINGS, LLC, a Delaware
limited liability company

By:	/s/ Alan Feldman Name: Alan Feldman Title: CEO

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AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of August 16, 2013 (the “Effective Date”) by and among Paladin Realty Income Properties, Inc., a Maryland corporation (“Paladin”), Paladin Realty Income Properties, L.P., a Delaware limited partnership whose sole general partner is Paladin (“Paladin OP,” and together with Paladin, the “Paladin Parties”), Resource Real Estate Opportunity OP, LP, a Delaware limited partnership (“Parent”) and RRE Charlemagne Holdings, LLC, a Delaware limited liability company (“Merger Sub,” and together with Parent, the “Buyer Parties”).

RECITALS

A. The Paladin Parties and the Buyer Parties are parties to an Agreement and Plan of Merger dated July 18, 2013 (the “Merger Agreement”) which sets forth the plan of merger of Paladin OP with and into Merger Sub upon the terms and conditions set forth in the Merger Agreement.

B. The Paladin Parties and the Buyer Parties desire to amend certain terms of the Merger Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Amendment and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Paladin Parties and the Buyer Parties agree:

1. Recitals; Definitions.  The above Recitals are incorporated herein by reference. Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Merger Agreement.

2. Amendment.  The Merger Agreement is hereby amended to extend the Due Diligence Period (as defined in Section 7.8(a)(i) of the Merger Agreement) through and including 5:00 p.m. (Pacific Time) on September 13, 2013.

3. Entire Agreement.  The Merger Agreement, as amended by this Amendment, remains in full force and effect, and embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersedes and replaces all prior oral and written agreements or understandings by and between the parties regarding the Partnership Merger.

4. Counterparts; Facsimiles.  This Amendment may be signed in counterparts and evidenced by facsimile, .pdf format or similarly-imaged pages.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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SIGNATURE PAGE TO AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

PALADIN REALTY INCOME PROPERTIES, INC., a
Maryland corporation

By:	/s/ Michael B. Lenard Name: Michael B. Lenard Title: Executive Vice President, Secretary & Counselor

PALADIN REALTY INCOME PROPERTIES, L.P., a
Delaware limited partnership

By:	Paladin Realty Income Properties, Inc., a Maryland corporation, its sole general partner
By:	/s/ Michael B. Lenard Name: Michael B. Lenard Title: Executive Vice President, Secretary & Counselor

RESOURCE REAL ESTATE OPPORTUNITY OP, LP, a
Delaware limited partnership

By:	Resource Real Estate Opportunity REIT, Inc., a Maryland corporation, its general partner
By:	/s/ Shelle Weisbaum Name: Shelle Weisbaum Title: SVP

RRE CHARLEMAGNE HOLDINGS, LLC, a Delaware
limited liability company

By:	/s/ Shelle Weisbaum Name: Shelle Weisbaum Title: SVP

AMENDMENT TO MERGER AGREEMENT — 2

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SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Second Amendment”) is made as of September 13, 2013 (the “Effective Date”) by and among Paladin Realty Income Properties, Inc., a Maryland corporation (“Paladin”), Paladin Realty Income Properties, L.P., a Delaware limited partnership whose sole general partner is Paladin (“Paladin OP,” and together with Paladin, the “Paladin Parties”), Resource Real Estate Opportunity OP, LP, a Delaware limited partnership (“Parent”), and RRE Charlemagne Holdings, LLC, a Delaware limited liability company (“Merger Sub,” and together with Parent, the “Buyer Parties”).

RECITALS

A. The Paladin Parties and the Buyer Parties are parties to an Agreement and Plan of Merger dated July 18, 2013 (the “Original Merger Agreement”), as amended by an Amendment to Agreement and Plan of Merger dated August 16, 2013 (together with the Original Merger Agreement, the “Merger Agreement”), which sets forth the plan of merger of Paladin OP with and into Merger Sub upon the terms and conditions set forth in the Merger Agreement.

B. The Paladin Parties and the Buyer Parties desire to amend certain terms of the Merger Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Second Amendment and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Paladin Parties and the Buyer Parties agree:

1. Recitals; Definitions.  The above Recitals are incorporated herein by reference. Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Merger Agreement.

2. Amendment.  Section 1.1(zz) of the Merger Agreement is hereby amended in its entirety to read as follows: “Partnership Merger Consideration” means cash in the amount of Fifty One Million Two Hundred Thousand Dollars ($51,200,000), without interest; subject to the following adjustments: (i) in the event the Beechwood Property is not sold prior to the Closing Date, the Partnership Merger Consideration shall be increased by Three Million One Hundred Thousand Dollars ($3,100,000), which amount shall be reduced by Fifty Percent (50%) of any cash received by Paladin OP from Morgan Beechwood, LLC from the date hereof through the Closing Date but only such amounts solely related to the failure of the sale of the Beechwood Property to have occurred prior to the Closing Date; and (ii) an increase by the amount, if any, that the aggregate distributions actually received by Paladin OP from the California Property during the Pre-Closing Period are less than the amount set forth on Section 1.1(zz) of the Paladin Disclosure Schedule; or (iii) a decrease by the amount, if any, that the aggregate distributions actually received by Paladin OP from the California Property during the Pre-Closing Period are more than the amount set forth on Section 1.1(zz) of the Paladin Disclosure Schedule, subject to a cap on the adjustments for subsections (ii) and (iii) of $150,000.

3. Entire Agreement.  The Merger Agreement, as amended by this Second Amendment, remains in full force and effect, and embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersedes and replaces all prior oral and written agreements or understandings by and between the parties regarding the Partnership Merger.

4. Counterparts; Facsimiles.  This Second Amendment may be signed in counterparts and evidenced by facsimile, .pdf format or similarly-imaged pages.

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SIGNATURE PAGE TO SECOND AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed as of the date first above written.

PALADIN REALTY INCOME PROPERTIES, INC., a
Maryland corporation

By:	/s/ Michael B. Lenard Name: Michael B. Lenard Title: Executive Vice President, Secretary & Counselor

PALADIN REALTY INCOME PROPERTIES, L.P., a
Delaware limited partnership

By:	Paladin Realty Income Properties, Inc., a Maryland corporation, its sole general partner
By:	/s/ Michael B. Lenard Name: Michael B. Lenard Title: Executive Vice President, Secretary & Counselor

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SIGNATURE PAGE TO SECOND AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

RESOURCE REAL ESTATE OPPORTUNITY OP, LP, a Delaware limited partnership

By:	Resource Real Estate Opportunity REIT, Inc., a Maryland corporation, its general partner
By:	/s/ Kevin Finkel Name: Kevin Finkel Title: President

RRE CHARLEMAGNE HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Kevin Finkel Name: Kevin Finkel Title: President

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September 13, 2013

The Board of Directors
Paladin Realty Income Properties, Inc.
10880 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024

Dear Board of Directors:

We understand that Paladin Realty Income Properties, Inc. (the “Company”), Paladin Realty Income Properties, L.P. (the “Company Operating Partnership”), an operating partnership of which the Company is the sole general partner and in which the Company holds a 99.8% equity interest (the “REIT-OP Interest”), Resource Real Estate Opportunity OP, LP (“Resource Real Estate”), and RRE Charlemagne Holdings, LLC, a wholly owned subsidiary of Resource Real Estate (“Merger Sub”), propose to enter into the Second Amendment (defined below) to the Agreement (defined below) pursuant to which Agreement as so amended (the “Amended Agreement”), among other things, the Company Operating Partnership will be merged with and into Merger Sub (the “Transaction”) and, in connection with the Transaction, the Company Operating Partnership’s limited partner interests and general partner interests, representing all of the equity interests of the Company Operating Partnership, will be converted into the right to receive $51,200,000 in cash (the “Total Consideration”), subject to certain adjustments as provided for in the Amended Agreement (as to which adjustments we express no opinion) in the event that, among other things, the pending sale of the Beechwood Garden Apartments property (the “Beechwood Property”) is not completed prior to consummation of the Transaction. Representatives of the Company have instructed us to assume for purposes of our analyses and this Opinion (defined below) that the Company will receive $51,097,600 (the “REIT Consideration”) of the Total Consideration in the Transaction in exchange for the REIT-OP Interest and that the balance of the Total Consideration will be received by the Company’s advisor, Paladin Realty Advisors, LLC (“Manager”), which is a 0.2% limited partner in the Company Operating Partnership.

The Board of Directors of the Company (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board (in its capacity as such) as to whether, as of the date hereof, the REIT Consideration to be received by the Company for the REIT-OP Interest in the Transaction pursuant to the Amended Agreement is fair to the Company from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed (a) the Agreement and Plan of Merger, dated July 18, 2013, and the Amendment thereto, dated August 16, 2013, among (i) the Company, a Maryland corporation, (ii) the Company Operating Partnership, a Delaware limited partnership, (iii) Resource Real Estate, a Delaware limited partnership, and (iv) Merger Sub, a Delaware limited liability company (collectively, the “Agreement”), and (b) an execution version of the Second Amendment to the Agreement (the “Second Amendment”);
2.	reviewed certain publicly available business and financial information of the Company relating to the Company Operating Partnership that we deemed to be relevant;
3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company Operating Partnership made available to us by the Company, including (a) financial projections prepared by the management of the Company relating to the Company Operating Partnership’s portfolio properties (the “Portfolio Properties”) for the calendar years 2013 through 2016 and (b) information regarding the joint ventures through which the Company Operating Partnership invests in the Portfolio Properties, including “waterfall” calculations regarding the distribution of income from such joint ventures discussed with the management of the Company that such management has directed us to utilize (the “Waterfall Calculations”);
4.	spoken with certain members of the management of the Company and certain representatives and advisors of the Company regarding the business, operations, financial condition and prospects of the Company Operating Partnership, the Transaction and related matters;
5.	considered implied capitalization rates compiled by a third-party source for real estate transactions in certain geographic areas that we deemed to be relevant;
6.	considered the results of the third-party solicitation process conducted by the Company, with our assistance, with respect to a possible sale of the Company and/or the Company Operating Partnership; and
7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Portfolio Properties. We express no opinion with respect to such projections, the Waterfall Calculations or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company Operating Partnership or any of the Portfolio Properties since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Management of the Company also has advised us, and we have assumed for purposes of performing discounted cash flow analyses of the Portfolio Properties (other than the Beechwood Property), that, absent the Transaction or a similar transaction, the Company will commence a liquidation of its investments, including all of the Portfolio Properties not previously sold, in 2015 in accordance with the Company’s stated investment objectives. Accordingly, with the consent of the Board, we have not utilized the financial projections relating to the Portfolio Properties for calendar year 2016 provided to us by the Company for purposes of our analyses or this Opinion.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Amended Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Amended Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Amended Agreement and such other related documents and instruments, without any further amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or further amendments, modifications or waivers made that would have an effect on the Transaction, the Company, the Company Operating Partnership or the Portfolio Properties that would be material to our analyses or this Opinion. We also have relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Total Consideration pursuant to the Amended Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the Second Amendment, when executed, will not differ in any respect from the execution version of the Second Amendment identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company Operating Partnership (including, without limitation, any of the Portfolio Properties), the Company or any other party, nor did we rely upon any such appraisal made available to us. We express no opinion as to the value of any of the Portfolio Properties, or the price at which any such property may be transferable, at any time. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company Operating Partnership or any of the Portfolio Properties is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company Operating Partnership or any of the Portfolio Properties is or may be a party or is or may be subject. We have been advised by the management of the Company, and have relied upon and assumed, without independent verification, that the Company has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for federal income tax purposes since its formation as a REIT, and also have relied upon and assumed, without independent verification, that the Transaction will not adversely affect the REIT status of the Company.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to any distribution or other use or disposition of the REIT Consideration, or any other payments, by the Company (including, without limitation, any shareholder dividend or any payments to Manager or other parties) at or following consummation of the Transaction.

This Opinion is furnished for the use of the Board (in its capacity as such)in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, the Company Operating Partnership, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction (including, without limitation, with respect to entry into the Second Amendment) or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Resource Real Estate or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates have in the past provided investment banking, financial advisory and other financial services to an affiliate of Resource Real Estate, for which Houlihan Lokey and its affiliates have received compensation, including having provided certain valuation advisory services to such affiliate and certain financial advisory services to such affiliate in connection with the debt restructuring of an entity to which such affiliate was a lender. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, the Company Operating Partnership, Manager, Resource Real Estate, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Manager, affiliates of Resource Real Estate, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Company, Manager, Resource Real Estate, other participants in the Transaction or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Company Operating Partnership, Manager, Resource Real Estate, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, the principal portion of which is contingent upon the consummation of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the REIT Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or the Company Operating Partnership, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available with respect to the Company Operating Partnership or all or a portion of the Portfolio Properties or for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s, the Company Operating Partnership’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, the Company Operating Partnership’s or such other party’s security holders or other constituents (including, without limitation, the fairness of the REIT Consideration relative to the consideration to be received in the Transaction by Manager or the allocation of any distribution of the REIT Consideration following consummation of the Transaction amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders, Manager, Resource Real Estate or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, the Company Operating Partnership, Manager, Resource Real Estate or any other participant in the Transaction, or any of their respective assets (including any of the Portfolio Properties), under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the REIT Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Company and its advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Company Operating Partnership, the Portfolio Properties, the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the REIT Consideration to be received by the Company for the REIT-OP Interest in the Transaction pursuant to the Amended Agreement is fair to the Company from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.